UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

(Amendment No.    )

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☑	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

RH

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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RH

15 Koch Road, Suite K

Corte Madera, CA 94925

NOTICE OF 2017 ANNUAL MEETING OF STOCKHOLDERS

to be held on:

June 27, 2017

10:30 a.m. Pacific Time

Dear Stockholder:

You are cordially invited to attend our 2017 Annual Meeting of Stockholders, which will be held at 10:30 a.m. (Pacific Time) on June 27, 2017, at the Company’s headquarters located at 15 Koch Road, Corte Madera, CA 94925.

We are holding the Annual Meeting for the following purposes, which are more fully described in the proxy statement:

1.	To elect the three nominees named in the proxy statement to our board of directors;

2.	To vote, on an advisory basis, on our named executive officer compensation;

3.	To re-approve our 2012 Stock Incentive Plan for purposes of Section 162(m)(4)(C) of the Internal Revenue Code of 1986, as amended (the “Code”);

4.	To approve our Cash Incentive Bonus Plan for purposes of Section 162(m)(4)(C) of the Code;

5.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending February 3, 2018; and

6.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Only stockholders of record as of the close of business on April 28, 2017 are entitled to notice and to vote at the Annual Meeting or any postponement or adjournment thereof. A list of stockholders entitled to vote will be available for inspection at our offices for ten days prior to the Annual Meeting. If you would like to view this stockholder list, please contact Investor Relations at (415) 945-4998.

Each share of stock that you own represents one vote, and your vote as a stockholder of RH is very important. For questions regarding your stock ownership, you may contact Investor Relations at (415) 945-4998 or, if you are a registered holder, our transfer agent, Computershare Investor Services, by email through their website at www.computershare.com/contactus or by phone at (800) 962-4284 (within the U.S. and Canada) or (781) 575-3120 (outside the U.S. and Canada).

The Board of Directors has approved the proposals described in the accompanying proxy statement and recommends that you vote “FOR” the election of all nominees for director in Proposal 1, “FOR” the approval of compensation of our named executive officers in Proposal 2, “FOR” the re-approval of our 2012 Stock Incentive Plan for purposes of Section 162(m)(4)(C) of the Code in Proposal 3, “FOR” the approval of our Cash Incentive Bonus Plan for purposes of Section 162(m)(4)(C) of the Code in Proposal 4 and “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP in Proposal 5.

BY ORDER OF THE BOARD OF DIRECTORS

Gary Friedman

Chairman and Chief Executive Officer

Corte Madera, California

May 18, 2017

YOUR VOTE IS IMPORTANT

Instructions for submitting your proxy are provided in the Notice of Internet Availability of Proxy Materials, the Proxy Statement and your proxy card. It is important that your shares be represented and voted at the Annual Meeting. Please submit your proxy through the Internet, by telephone, or by completing the enclosed proxy card and returning it in the enclosed envelope. You may revoke your proxy at any time prior to its exercise at the Annual Meeting.

Important Notice Regarding the Availability of Proxy Materials for the Annual Stockholder Meeting to be Held on June 27, 2017:

The Company’s 2017 Notice and Proxy Statement, its fiscal 2016 Annual Report on Form 10-K and its proxy card are available for review online at www.proxyvote.com

RH

2017 ANNUAL MEETING OF STOCKHOLDERS

PROXY STATEMENT

Information about Solicitation and Voting

The accompanying proxy is solicited on behalf of the board of directors of RH (the “Company”) for use at the Company’s 2017 Annual Meeting of Stockholders (the “Annual Meeting”) to be held at the Company’s headquarters located at 15 Koch Road, Corte Madera, CA 94925 on June 27, 2017, at 10:30 a.m. (Pacific Time), and any adjournment or postponement thereof.

On or about May 18, 2017, we will mail to our stockholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our 2017 Notice and Proxy Statement and our fiscal 2016 Annual Report on Form 10-K (the “2016 Annual Report”) via the Internet and vote online. The Notice of Internet Availability of Proxy Materials also contains instructions on how you can receive a paper copy of the proxy materials. Our 2016 Annual Report, Notice of Internet Availability of Proxy Materials and our proxy card are first being made available online on or about May 18, 2017.

About the Annual Meeting

What is the purpose of the Annual Meeting?

At our Annual Meeting, stockholders will vote upon the five proposals described in this proxy statement.

Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

In accordance with rules and regulations adopted by the U.S. Securities and Exchange Commission, or the SEC, instead of mailing a printed copy of our proxy materials to all stockholders entitled to vote at the Annual Meeting, we are furnishing the proxy materials to our stockholders over the Internet. Accordingly, on or about May 18, 2017, the Company will mail a Notice of Internet Availability of Proxy Materials (the “Notice”) to the Company’s stockholders, other than those who previously requested electronic or paper delivery. If you received a Notice by mail, you will not receive a printed copy of the proxy materials. Instead, the Notice will instruct you as to how you may access and review the proxy materials and submit your vote on the Internet or by telephone. If you received a Notice by mail and would like to receive a printed copy of the proxy materials, please follow the instructions for requesting such materials included in the Notice. On the date of mailing of the Notice, all stockholders will have the ability to access all of our proxy materials on a website referred to in the Notice. These proxy materials will be available free of charge. We encourage stockholders to take advantage of the availability of the proxy materials on the Internet to help reduce the cost of the physical printing and mailing of materials.

What proposals are scheduled to be voted on at the Annual Meeting?

Stockholders will be asked to vote on five proposals. The proposals are:

1.	The election to our board of directors of the three nominees named in this proxy statement;

2.	An advisory vote on our named executive officer compensation;

3.	Re-approval of our 2012 Stock Incentive Plan for purposes of Section 162(m)(4)(C) of the Code;

4.	Approval of our Cash Incentive Bonus Plan for purposes of Section 162(m)(4)(C) of the Code; and

5.	The ratification of the appointment of PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accounting firm for the fiscal year ending February 3, 2018 (“fiscal 2017”).

What is the recommendation of the board of directors on each of the proposals scheduled to be voted on at the Annual Meeting?

The board of directors recommends that you vote:

•	FOR each of the nominees to the board of directors (Proposal 1);

•	FOR the advisory vote on named executive officer compensation (Proposal 2);

•	FOR the re-approval of our 2012 Stock Incentive Plan for purposes of Section 162(m)(4)(C) of the Code (Proposal 3);

•	FOR approval of our Cash Incentive Bonus Plan for purposes of Section 162(m)(4)(C) of the Code (Proposal 4); and

•	FOR the ratification of the appointment of PwC as our independent registered public accounting firm for fiscal 2017 (Proposal 5).

Could other matters be decided at the Annual Meeting?

Our Bylaws require that we receive advance notice of any proposal to be brought before the Annual Meeting by stockholders of the Company, and we have not received notice of any such proposals. If any other matter were to come before the Annual Meeting, the proxy holders appointed by our board of directors will have the discretion to vote on those matters for you.

Who can vote at the Annual Meeting?

Stockholders as of the record date for the Annual Meeting, April 28, 2017, are entitled to vote at the Annual Meeting. At the close of business on the record date, there were 33,075,569 shares of the Company’s common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If on April 28, 2017, your shares were registered directly in your name with our transfer agent, Computershare Investor Services, then you are considered the stockholder of record with respect to those shares.

As a stockholder of record, you may vote at the Annual Meeting or vote by proxy. Whether or not you plan to attend the Annual Meeting, we urge you to vote over the Internet or by telephone, or, if you request paper proxy materials, by filling out and returning the proxy card.

Beneficial Owner: Shares Registered in the Name of a Broker or Nominee

If on April 28, 2017, your shares were held in an account with a brokerage firm, bank or other nominee, then you are the beneficial owner of the shares held in street name. As a beneficial owner, you have the right to direct your nominee on how to vote the shares held in your account, and your nominee has enclosed or provided voting instructions for you to use in directing it on how to vote your shares. However, the organization that holds your shares is considered the stockholder of record for purposes of voting at the Annual Meeting. Because you are not the stockholder of record, you may not vote your shares at the Annual Meeting unless you request and obtain a valid proxy from the organization that holds your shares giving you the right to vote the shares at the Annual Meeting.

How do I vote?

If you are a stockholder of record, you may:

•	vote in person—we will provide a ballot to stockholders who attend the Annual Meeting and wish to vote in person;

•	vote by mail—if you request a paper proxy card, simply complete, sign and date the enclosed proxy card, then follow the instructions on the card; or

•	vote via the Internet or via telephone—follow the instructions on the Notice of Internet Availability or proxy card and have the Notice or proxy card available when you access the internet website or place your telephone call.

Votes submitted via the Internet or by telephone must be received by 11:59 p.m., Eastern Time, on June 26, 2017. Submitting your proxy, whether via the Internet, by telephone or by mail if you requested a paper proxy card, will not affect your right to vote at the Annual Meeting should you decide to attend the meeting.

If you are not a stockholder of record, please refer to the voting instructions provided by your nominee to direct it how to vote your shares.

Your vote is important. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure that your vote is counted. You may still attend the Annual Meeting if you have already voted by proxy.

What if I return my proxy card directly to the Company, but do not provide voting instructions?

If a signed proxy card is returned to us without any indication of how your shares should be voted on a particular proposal at the meeting, your shares will be voted in accordance with the recommendations of our board of directors stated above. For example, if you return a signed proxy card with no indication of your vote on any of the proposals, your votes will be cast “FOR” the election of the three director nominees named in this proxy statement, “FOR” the approval, on an advisory basis, of the compensation of our named executive officers, “FOR” the re-approval of our 2012 Stock Incentive Plan for purposes of Section 162(m)(4)(C) of the Code, “FOR” approval of our Cash Incentive Bonus Plan for purposes of Section 162(m)(4)(C) of the Code and “FOR” the ratification of the appointment of PwC as our independent registered public accounting firm for fiscal 2017.

If you hold your shares in street name and do not vote, and your broker does not have discretionary power to vote your shares, your shares may constitute “broker non-votes” (as described below) and may not be counted in determining the number of shares necessary for approval of a proposal. However, shares that constitute broker non-votes will be counted for the purpose of establishing a quorum for the Annual Meeting. Voting results will be tabulated and certified by the inspector of elections appointed for the meeting.

What is the quorum requirement for the Annual Meeting?

A majority of our outstanding shares as of the record date must be present at the meeting in order to hold the meeting and conduct business. This presence is called a quorum. Your shares are counted as present at the meeting if you are present and vote in person at the meeting or if you have properly submitted a proxy.

How are abstentions and broker non-votes treated?

Abstentions (i.e., shares present at the meeting and voted “abstain”) are counted for purposes of determining whether a quorum is present, and have no effect on the election of directors (Proposal 1), on the advisory vote to approve our named executive officer compensation (Proposal 2) or on the ratification of appointment of auditors (Proposal 5). For the purpose of determining whether the stockholders have re-approved our 2012 Stock Incentive Plan for purposes of Section 162(m)(4)(C) of the Code (Proposal 3) and approved our Cash Incentive Bonus Plan for purposes of Section 162(m)(4)(C) of the Code (Proposal 4), abstentions are counted as votes cast under the rules of the New York Stock Exchange (“NYSE”) and have the same effect as an “against” vote.

Broker non-votes occur when shares held by a broker for a beneficial owner are not voted because (i) the broker did not receive voting instructions from the beneficial owner, and (ii) the broker lacked discretionary authority to vote the shares. Broker non-votes are counted for purposes of determining whether a quorum is present. Note that if you are a beneficial holder and do not provide specific voting instructions to your broker, the broker that holds your shares will not be authorized to vote on the election of directors (Proposal 1), to vote on an advisory basis to approve our named executive officer compensation (Proposal 2), to vote to re-approve our 2012 Stock Incentive Plan for purposes of Section 162(m)(4)(C) of the Code (Proposal 3) or to vote to approve our Cash Incentive Bonus Plan for purposes of Section 162(m)(4)(C) of the Code (Proposal 4). Ratification of the appointment of auditors (Proposal 5) is considered to be a routine matter and, accordingly, if you do not instruct your broker, bank or other nominee on how to vote the shares in your account for Proposal 5, brokers will be permitted to exercise their discretionary authority to vote for the ratification of the appointment of auditors. Accordingly, we encourage you to provide voting instructions to your broker, whether or not you plan to attend the Annual Meeting.

What is the vote required for each proposal?

The votes required to approve each proposal are as follows:

•	Proposal 1. Stockholders’ choices for Proposal 1 (Election of Directors) are limited to “for” and “withhold.” A plurality of the shares of common stock voting in person or by proxy is required to elect each of the three nominees for director under Proposal 1. Under plurality voting, the three nominees receiving the largest number of votes cast (votes “FOR”) will be elected. Because the election of directors under Proposal 1 is considered to be a non-routine matter under the rules of the NYSE, if you do not instruct your broker, bank or other nominee on how to vote the shares in your account for Proposal 1, brokers will not be permitted to exercise their voting authority and uninstructed shares may constitute broker non-votes. Abstentions and broker non-votes will have no effect on the outcome of Proposal 1 because the election of directors is based on the votes actually cast.

•	Proposal 2. The affirmative vote of a majority of votes cast, whether in person or by proxy, is required to approve, on an advisory basis, the compensation of our named executive officers described under Proposal 2 (Advisory Vote to Approve Executive Compensation). Because the advisory vote under Proposal 2 is considered to be a non-routine matter under the rules of the NYSE, if you do not instruct your broker, bank or other nominee on how to vote the shares in your account for Proposal 2, brokers will not be permitted to exercise their voting authority and uninstructed shares may constitute broker non- votes. Abstentions and broker non-votes will have no effect on the outcome of Proposal 2 because the advisory vote is based on the votes actually cast.

•	Proposal 3. The affirmative vote of a majority of votes cast, whether in person or by proxy, is required to re-approve our 2012 Stock Incentive Plan for purposes of Section 162(m)(4)(C) of the Code under Proposal 3 (Re-Approval of the 2012 Stock Incentive Plan for Purposes of Section 162(m)(4)(C) of the Code). Because re-approval of our 2012 Stock Incentive Plan under Proposal 3 is considered to be a non-routine matter under the rules of the NYSE, if you do not instruct your broker, bank or other nominee on how to vote the shares in your account for Proposal 3, brokers will not be permitted to exercise their voting authority and uninstructed shares may constitute broker non-votes. Broker non-votes will have no effect on the outcome of Proposal 3 because the vote is based on the votes actually cast. Under the rules of the NYSE, abstentions are counted as votes cast for Proposal 3, and therefore abstentions will have the same effect as a vote “against” Proposal 3.

•	Proposal 4. The affirmative vote of a majority of votes cast, whether in person or by proxy, is required to approve our Cash Incentive Bonus Plan for purposes of Section 162(m)(4)(C) of the Code under Proposal 4 (Approval of the Cash Incentive Bonus Plan for Purposes of Section 162(m)(4)(C) of the Code). Because approval of our Cash Incentive Bonus Plan under Proposal 4 is considered to be a non-routine matter under the rules of the NYSE, if you do not instruct your broker, bank or other nominee on how to vote the shares in your account for Proposal 4, brokers will not be permitted to exercise their voting authority and uninstructed shares may constitute broker non-votes. Broker non-votes will have no effect on the outcome of Proposal 4 because the vote is based on the votes actually cast. Under the rules of the NYSE, abstentions are counted as votes cast for Proposal 4, and therefore abstentions will have the same effect as a vote “against” Proposal 4.

•

Proposal 5. The affirmative vote of a majority of votes cast, whether in person or by proxy, is required to ratify the selection of the independent registered public accounting firm for fiscal 2017 under Proposal 5 (Ratification of Appointment of Auditors). Proposal 5 is considered to be a routine matter and, accordingly, if you do not instruct your broker, bank or other nominee on how to vote the shares in your account for Proposal 5, brokers will be permitted to exercise their discretionary authority to vote for the ratification of the appointment of auditors. Abstentions and broker non-votes will have no effect on the outcome of Proposal 5 because the ratification of appointment of auditors is based on the votes actually cast.

How can I get electronic access to the proxy materials?

The Notice will provide you with instructions regarding how to use the Internet to:

•	View the Company’s proxy materials for the Annual Meeting; and

•	Instruct the Company to send future proxy materials to you by email.

The Company’s proxy materials are also available at ir.rh.com. This website address is included for reference only. The information contained on the Company’s website is not incorporated by reference into this proxy statement.

Choosing to receive future proxy materials by email will save the Company the cost of printing and mailing documents to you. If you choose to receive future proxy materials by email, you will receive an email message next year with instructions containing a link to those materials and a link to the proxy voting website. Your election to receive proxy materials by email will remain in effect until you terminate it.

Who is paying for this proxy solicitation?

The Company is paying the costs of the solicitation of proxies. Proxies may be solicited on behalf of the Company by our directors, officers, employees or agents in person or by telephone, facsimile or other electronic means. We will also reimburse brokerage firms and other custodians, nominees and fiduciaries, upon request, for their reasonable expenses incurred in sending proxies and proxy materials to beneficial owners of our common stock. We have retained the services of Alliance Advisors LLC (“Alliance”) to assist in the solicitation of proxies for a fee of approximately $26,000 plus reasonable out-of-pocket expenses. We may engage Alliance for additional solicitation work and incur fees greater than $26,000, depending on a variety of factors, including preliminary voting results and recommendations from Institutional Shareholder Services.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

How can I change my vote after submitting my proxy?

A stockholder who has given a proxy may revoke it at any time before it is exercised at the meeting by:

•	delivering to the Corporate Secretary of the Company (by any means, including facsimile) a written notice stating that the proxy is revoked;

•	signing and delivering a proxy bearing a later date;

•	voting again over the Internet or by telephone; or

•	attending and voting at the Annual Meeting (although attendance at the meeting will not, by itself, revoke a proxy).

Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to revoke a proxy, you must contact that firm to revoke any prior voting instructions.

Where can I find the voting results?

The final results will be tallied by the inspector of elections and filed with the SEC in a current report on Form 8-K within four business days of the Annual Meeting.

PROPOSAL 1

ELECTION OF DIRECTORS

Our board of directors currently consists of nine directors, three of whom, as the Class II directors, have been nominated and are standing for election at the Annual Meeting.

Unless proxy cards are otherwise marked or a broker non-vote occurs, the persons named as proxies will vote all proxies FOR the election of each nominee named in this proxy statement. Proxies submitted to the Company cannot be voted at the Annual Meeting for nominees other than those nominees named in this proxy statement. However, if any director nominee is unable or unwilling to serve at the time of the Annual Meeting, the persons named as proxies may vote for a substitute nominee designated by our board of directors. Alternatively, our board of directors may reduce the size of our board of directors.

Each nominee has consented to serve as a director if elected, and our board of directors does not believe that any nominee will be unwilling or unable to serve if elected as a director. Each director will hold office until the expiration of the three-year term and until his or her successor has been duly elected and qualified or until his or her earlier resignation or removal.

Nominees for Director

Our board of directors has nominated the nominees listed below to serve as Class II directors for the term beginning at the Annual Meeting and ending at our 2020 annual meeting.

There are no familial or special relationships between any director nominee or executive officer and any other director nominee or executive officer. There are no arrangements or understandings between any director nominee or executive officer and any other person pursuant to which he or she has been or will be selected as our director and/or executive officer.

The names of each nominee for director, their ages as of April 28, 2017, and other information about each nominee are shown below.

Nominee	Age	Director Since
Hilary Krane	53	2016
Katie Mitic	47	2013
Ali Rowghani	44	2015

Hilary Krane has served on our board of directors since her appointment in June 2016. She currently serves as the Executive Vice President, Chief Administrative Officer and General Counsel of NIKE, Inc., a position she has held since 2013. From 2011 to 2013, she served as the Vice President, General Counsel and Corporate Affairs of NIKE, Inc. From April 2010 under responsibilities expanded in 2011, she served as Vice President and General Counsel of NIKE, Inc. Prior to joining NIKE, Inc., Ms. Krane was General Counsel and Senior Vice President for Corporate Affairs at Levi Strauss & Co. from 2006 to 2010. From 1996 to 2006, she was a partner and assistant general counsel at PricewaterhouseCoopers LLP. Ms. Krane holds a Bachelor of Arts from Stanford University and a J.D. from the University of Chicago. Ms. Krane was selected to our board of directors because of her experience contributing to the growth and development of innovative and iconic global brands.

Katie Mitic has served on our board of directors since October 2013. Ms. Mitic is the Founder and Chief Executive Officer of Sitch, Inc., a consumer mobile start-up company formed in August 2012. From August 2010 to August 2012, Ms. Mitic served as Director of Platform & Mobile Marketing for Facebook, Inc., a social networking service. From June 2009 to July 2010, Ms. Mitic served as Senior Vice President, Product Marketing of Palm, Inc., a smartphone manufacturer. She also serves on the board of directors and the executive committee of Special Olympics International, and on the board of directors, compensation committee and as chair of the nominating and governance committee of eBay, Inc., a Nasdaq-listed global commerce company. Ms. Mitic holds a Bachelor of Arts in Economics from Stanford University and an M.B.A. degree from Harvard Business School. Ms. Mitic was selected to our board of directors because of her extensive experience as a leader and entrepreneur obtained from her experience with major global consumer-facing technology companies.

Ali Rowghani was appointed to our board of directors in January 2015. Mr. Rowghani has served in executive leadership positions at innovative growth companies, including Twitter, Inc. and Pixar Animation Studios, Inc. At Twitter, Mr. Rowghani was hired as the Company’s first Chief Financial Officer in March 2010, and later served as Chief Operating Officer, with responsibility for business development, platform, media, product, and business analytics, from December 2012 to June 2014. Prior to Twitter, from June 2002 to February 2010, Mr. Rowghani served in various leadership roles at Pixar, including Chief Financial Officer and Senior Vice President, Strategic Planning, reporting to Pixar founder and President, Ed Catmull. Mr. Rowghani is currently the Chief Executive Officer of YCombinator’s Continuity Fund. Mr. Rowghani holds a Bachelor of Arts in International Relations and an M.B.A. from Stanford University. Mr. Rowghani’s operational and financial leadership, coupled with his expertise in scaling innovative, high-growth companies, provides the board of directors with valuable operational and financial expertise.

THE BOARD RECOMMENDS A VOTE “FOR” ELECTION OF

EACH OF THE THREE NOMINATED DIRECTORS.

Class I Directors Continuing in Office Until the 2019 Annual Meeting

Eri Chaya, 43, has served as a member of our board of directors since November 2012. Ms. Chaya served as our Chief Creative Officer since April 2008 and, in May 2016, became Co-President, Chief Creative and Merchandising Officer. Before becoming our Chief Creative Officer, Ms. Chaya was our Vice President of Creative, beginning in July 2006. From February 2004 to June 2006, Ms. Chaya was a creative director at Goodby, Silverstein and Partners, an international advertising agency. From May 2000 to February 2004, Ms. Chaya was a creative director at Banana Republic, a clothing retailer. Ms. Chaya graduated from Art Center College of Design, one of the country’s preeminent design schools. Ms. Chaya was selected to our board of directors because of her extensive knowledge and experience in design, product development, brand development, marketing and advertising.

Mark Demilio, 61, has served as a member of our board of directors since September 2009 and currently serves as the board’s Lead Independent Director. Mr. Demilio was a member of the board of directors of Cosi, Inc., a national restaurant chain, from April 2004 to May 2017, served on its audit committee, its compensation committee and its nominating and corporate governance committee, and served for a time as Chairman of the board of directors of Cosi and as the interim Chief Executive Officer of Cosi. Since September, 2015, Mr. Demilio has served as a member of the board of directors and Chairman of the audit committee of Schumacher Clinical Partners, a privately-held provider of emergency medicine and hospitalist services through physician staffing and management. From February 2014 through March 2016, Mr. Demilio served as a member of the board of directors and Chairman of the audit committee of The Paslin Company, a private company that designs, assembles and integrates robotic assembly lines for the automotive industry. From December 2000 until his retirement in October 2008, Mr. Demilio served as the Chief Financial Officer of Magellan Health Services, Inc., a Nasdaq-listed managed specialty healthcare company that managed the delivery of behavioral healthcare treatment services, specialty pharmaceuticals and radiology services. Mr. Demilio has also been the General Counsel for Magellan Health Service, the Chief Financial Officer and General Counsel of Youth Services International, Inc., an attorney specializing in corporate and securities law with the law firms of Miles & Stockbridge and Piper & Marbury, a financial analyst for CareFirst BlueCross BlueShield of Maryland and a certified public accountant with Arthur Andersen LLP. Mr. Demilio was selected to our board of directors because he possesses particular knowledge and experience in accounting, finance and capital structure, strategic planning and leadership of complex organizations and board practices of other major corporations.

Leonard Schlesinger, 64, was appointed to our board of directors in April 2014. Dr. Schlesinger has served as the Baker Foundation Professor of Business Administration at Harvard Business School, a role he returned to in July 2013 after having served as the President of Babson College from July 2008 until July 2013 and having held various positions at public and private companies. From 1999 to 2007, Dr. Schlesinger held various executive positions at Limited Brands, Inc. (now L Brands, Inc.), an NYSE-listed company, including Vice Chairman of the board of directors and Chief Operating Officer. While at Limited Brands, he was responsible for the operational and financial functions across the enterprise including Express, Limited Stores, Victoria’s Secret Beauty, Bath and Body Works, C.O. Bigelow, Henri Bendel and the White Barn Candle Company. Dr. Schlesinger also previously served as Executive Vice President and Chief Operating Officer at Au Bon Pain Co., Inc. and as a director of numerous public and private retail, consumer products and technology companies.

Dr. Schlesinger has also held leadership roles at leading MBA and executive education programs and other academic institutions, including twenty years at Harvard Business School where he served as the George Fisher Baker Jr. Professor of Business Administration. Dr. Schlesinger holds a Doctor of Business Administration from Harvard Business School, an M.B.A. from Columbia University and a Bachelor of Arts in American Civilization from Brown University. Dr. Schlesinger’s extensive experience at numerous private and public retail companies provides the board with valuable operational, financial and business expertise.

Class III Directors Continuing in Office Until the 2018 Annual Meeting

Gary Friedman, 59, is the Chairman and Chief Executive Officer of the Company and Founder of the RH brand as we know it today. From July 2013 to January 2014, Mr. Friedman served as Co-Chief Executive Officer with Mr. Alberini, and from October 2012 to July 2013, Mr. Friedman served as Chairman Emeritus, Creator and Curator on an advisory basis. Mr. Friedman served as our Chairman from May 2010 to October 2012 and as our Co-Chief Executive Officer from June 2010 to October 2012. He also served as our Chief Executive Officer from March 2001 to June 2010 and as our Chairman from March 2005 to June 2008. He served on our board of directors from March 2001 to October 2012. Prior to joining us, from 1988 to 2001, Mr. Friedman worked for Williams-Sonoma, Inc., a specialty retailer of products for the home, where he served in various capacities, including as President and Chief Operating Officer from May 2000 to March 2001, as Chief Merchandising Officer and President of Retail Stores from 1995 to 2000 and as Executive Vice President and President of the Williams-Sonoma and Pottery Barn brands from 1993 to 2001. Prior to joining Williams-Sonoma, Mr. Friedman spent eleven years with Gap, Inc., a specialty retailer, in various management positions. Mr. Friedman was selected to our board of directors because of his leadership in re-conceptualizing and developing the RH brand and business into the leading luxury home brand in the North American market, his deep and unmatched expertise in developing and rapidly growing many of the leading consumer brands in the home furnishings space, and his extensive knowledge of building and leading complex multi-branded and multi-channel organizations.

Carlos Alberini, 61, has served on our board of directors since June 2012. Mr. Alberini has served as the Chairman and Chief Executive Officer of Lucky Brand since February 2014. Mr. Alberini served as our Co-Chief Executive Officer from June 2010 through October 2012 and from July 2013 through January 2014, and he served as our sole Chief Executive Officer from October 2012 through July 2013. Mr. Alberini was President and Chief Operating Officer of Guess?, Inc., an NYSE-listed specialty retailer of apparel and accessories, from December 2000 to June 2010. From May 2006 to July 2006, Mr. Alberini served as Interim Chief Financial Officer of Guess. Mr. Alberini served as a member of the board of directors of Guess from December 2000 to September 2011. From October 1996 to December 2000, Mr. Alberini served as Senior Vice President and Chief Financial Officer of Footstar, Inc., a retailer of footwear. From May 1995 to October 1996, Mr. Alberini served as Vice President of Finance and Acting Chief Financial Officer of the Melville Corporation, a retail holding corporation. From 1987 to 1995, Mr. Alberini was with The Bon-Ton Stores, Inc., an operator of department stores, in various capacities, including Corporate Controller, Senior Vice President, Chief Financial Officer and Treasurer. Prior to that, Mr. Alberini served in various positions at PricewaterhouseCoopers LLP, an audit firm. Mr. Alberini was selected to our board of directors because he possesses particular knowledge and experience in retail and merchandising, branded consumer goods, accounting, financing and capital finance, board practices of other large retail companies and leadership of complex organizations.

Keith C. Belling, 59, has served on our board of directors since April 2016, and previously served as an advisor to the board of directors from May 2015 to April 2016. Mr. Belling is the co-founder, Chairman and former Chief Executive Officer of popchips, inc. (“popchips”) a leading better-for-you snack food business that launched in 2007. Mr. Belling has served as chairman of popchips since 2007 and served as popchips’ Chief Executive Officer from 2007 through 2012, leading the company to distribution of over 30,000 retail stores across North America and the United Kingdom. Mr. Belling has served as an advisor to several innovative consumer, real estate and technology companies. Mr. Belling also has founded other businesses, including e-commerce company Allbusiness.com, a leading small business portal, founded in 2008, where Mr. Belling formerly served as Chief Executive Officer and which was acquired by NBCi. Mr. Belling has been selected to our board of directors because of his experience as a founder, leader, and entrepreneur of several innovative consumer companies, as well as his background and experience in the real estate sector.

CORPORATE GOVERNANCE & DIRECTOR INDEPENDENCE

Corporate Governance Guidelines

Our Corporate Governance Guidelines generally specify the distribution of rights and responsibilities of our board of directors and detail the rules and procedures for making decisions on corporate affairs. In general, the stockholders elect our board of directors, which is responsible for the general governance of our Company, including selection and oversight of key management, and management is responsible for running our day-to-day operations.

Our Corporate Governance Guidelines are available on the Investor Relations section of our website, which is located at ir.rh.com, by clicking on “Corporate Governance.” The contents of our website are not incorporated by reference into this proxy statement and are not soliciting materials.

Code of Business Conduct and Code of Ethics

We have adopted a code of business conduct and code of ethics applicable to our principal executive, financial and accounting officers and all persons performing similar functions. Copies of these codes are available on the Investor Relations section of our website, which is located at ir.rh.com, by clicking on “Corporate Governance.” We expect that any amendments to either code, or any waiver of the requirements of either code, will be disclosed on our website or as required by applicable law or NYSE listing requirements.

Compensation Committee Interlocks and Insider Participation

No member of the compensation committee has served as one of our officers or employees at any time. None of our executive officers serves as a member of the compensation committee of any other company that has an executive officer serving as a member of our board of directors. None of our executive officers serves as a member of the board of directors of any other company that has an executive officer serving as a member of our compensation committee. None of our directors or executive officers are members of the same family.

Composition and Qualifications of our Board of Directors

Our board of directors consists of nine directors, including our Chairman and Chief Executive Officer. Our certificate of incorporation provides that, subject to any rights applicable to any then-outstanding preferred stock, our board of directors shall consist of such number of directors as determined from time to time by resolution adopted by a majority of the total number of authorized directors whether or not there exist any vacancies in previously authorized directorships. Subject to any rights applicable to any then-outstanding preferred stock, any additional directorships resulting from an increase in the number of directors may only be filled by the directors then in office, unless otherwise required by law or by a resolution passed by our board of directors. The term of office for each director will be until his or her successor is elected at our annual meeting or his or her death, resignation or removal, whichever is earliest to occur.

Our board of directors is divided into three classes, with each director serving a three-year term, and one class being elected at each year’s annual meeting of stockholders. Our directors by class are as follows:

Class I: Eri Chaya, Mark Demilio and Leonard Schlesinger, with a term expiring at the 2019 annual meeting.

Class II: Hilary Krane, Katie Mitic and Ali Rowghani, with a term expiring at the 2017 annual meeting.

Class III: Gary Friedman, Carlos Alberini and Keith Belling, with a term expiring at the 2018 annual meeting.

We believe our board of directors should be composed of individuals with sophistication and experience in many substantive areas that impact our business. We believe experience, qualifications, or skills in the following areas are most important: retail merchandising; marketing and advertising; furniture and consumer goods; sales and distribution; accounting, finance, and capital structure; strategic planning and leadership of complex organizations; legal/regulatory and government affairs; people management; and board practices of other major corporations. We believe that all our current board members possess the professional and personal qualifications necessary for board service, and have highlighted particularly noteworthy attributes for each board member in their individual biographies above and as summarized below.

				Committee Membership			Experience
Name/ Current position	Age	Director Since	Independent	Audit	Comp.	Nominating & Corporate Governance	Business Leadership	Brand/Retail Experience	Growth Company Experience	Public Company Executive/ Director	Investment/ Financial	Legal	Risk Oversight/ Management
Gary Friedman – RH Chairman & CEO	59	Mar. 2001					●	●		●
Carlos Alberini – Chairman & CEO of Lucky Brand	61	Jun. 2012	●				●	●	●	●	●
Keith Belling – Founder and Chairman of popchips, inc.	59	Apr. 2016					●	●	●		●
Eri Chaya – Co-President, Chief Creative and Merchandising Officer of the Company	43	Nov. 2012						●
Mark Demilio – Former Chairman of the Board of Cosi, Inc.	61	Sep. 2009	●	○	●	○	●			●	●	●	●
Hilary Krane – EVP, CAO and General Counsel, NIKE, Inc.	53	Jun. 2016	●	●				●		●		●	●
Katie Mitic – Founder & CEO of Sitch, Inc.	47	Oct. 2013	●	●			●	●	●	●
Ali Rowghani – CEO, YCombinator Continuity Fund	44	Jan. 2015	●			●	●	●	●	●	●
Leonard Schlesinger – Professor of Business Administration, Harvard Business School	64	Apr. 2014	●		○		●	●	●	●			●
○ Committee Chair ● Committee Member

Board Leadership Structure; Lead Independent Director

Our Corporate Governance Guidelines provide that the roles of Chairman of our board of directors and Chief Executive Officer may be either separate or combined, and our board of directors exercises its discretion in combining or separating these positions as it deems appropriate. Our board of directors believes that the combination or separation of these positions should continue to be considered as part of our succession planning process. Currently, the roles are combined, with Mr. Friedman serving as Chief Executive Officer and Chairman of our board of directors.

In July 2013, the board of directors created the position of Lead Independent Director and adopted a Lead Independent Director Charter which is available on the Investor Relations section of our website, which is located at ir.rh.com, by clicking on “Corporate Governance.” The Lead Independent Director Charter provides that the Lead Independent Director shall serve in a lead capacity to coordinate the activities of the other non-employee directors, to help facilitate communication between the board of directors and management and perform such other duties and functions as directed by the board from time to time. The Lead Independent Director presides over executive sessions of non-management directors.

Mr. Demilio currently serves as our Lead Independent Director. We believe the appointment of Mr. Demilio as our Lead Independent Director is beneficial to the Company due to Mr. Demilio’s breadth of experience and ability to facilitate communication between management and the board of directors and devote significant time to the Company.

Our Corporate Governance Guidelines provide the flexibility for our board of directors to modify our leadership structure in the future as appropriate. We believe that our Company is well served by this flexible leadership structure.

Board Meetings

Our board of directors held a total of eight meetings during the fiscal year ended January 28, 2017 (“fiscal 2016”) and our independent directors met in regularly scheduled executive sessions presided over by our Lead Independent Director. During fiscal 2016, all of our incumbent directors attended at least 75% of the total meetings of the board and of the committees on which they served during the period for which they were a director or committee member.

Agendas and topics for board and committee meetings are developed through discussions among management and members of our board of directors and its committees. Information and data that are important to the issues to be considered are distributed in advance of each meeting. Board meetings and background materials focus on key strategic, operational, financial, governance and compliance matters applicable to us.

Committee Composition and Meetings

In fiscal 2016, the board had three standing committees: an audit committee; a compensation committee; and a nominating and corporate governance committee. All board committees are composed of independent directors. Committee membership and the number of meetings each committee held in fiscal 2016 are as follows:

Committees
Directors	Audit	Compensation	Nominating & Corporate Governance
Mark Demilio (1)(2)	Chair	Member	Chair
Hilary Krane (3)	Member
Katie Mitic	Member
Ali Rowghani			Member
Leonard Schlesinger		Chair
Thomas Mottola (2)	Former Member	Former Member	Former Chair
Number of Meetings in Fiscal 2016	5	7	2 (4)

(1)	Designated by the board as an “audit committee financial expert.”
(2)	Mr. Mottola served as Lead Independent Director until March 2016. Mr. Demilio is currently the board’s Lead Independent Director. Mr. Mottola resigned from the board of directors effective June 20, 2016.
(3)	Ms. Krane joined the board of directors effective June 20, 2016.
(4)	Committee members also had two informal meetings in fiscal 2016.

Our board of directors has delegated various responsibilities and authorities to its three different committees, as described below and in the committee charters. The board committees regularly report on their activities and actions to the full board of directors as they deem appropriate and as the board of directors may request. Each member of the audit committee, the compensation committee and the nominating and corporate governance committee was appointed by our board of directors, which reviews committee composition from time to time.

Audit Committee

The audit committee was established for the primary purpose of assisting the board of directors in overseeing the accounting and financial reporting processes of the Company and audits of its financial statements. The audit committee is responsible for, among other matters:

•	appointing, retaining, compensating, evaluating, terminating and overseeing our independent registered public accounting firm;

•	delineating relationships between our independent registered public accounting firm and our Company consistent with the rules of the NYSE and request information from our independent registered public accounting firm and management to determine the presence or absence of a conflict of interest;

•	reviewing with our independent registered public accounting firm the scope and results of their audit;

•	approving all audit and permissible non-audit services to be performed by our independent registered public accounting firm;

•	overseeing the financial reporting process and discussing with management and our independent registered public accounting firm the interim and annual financial statements that we file with the SEC;

•	reviewing and monitoring our accounting principles, accounting policies, financial and accounting controls and compliance with legal and regulatory requirements;

•	establishing procedures for the confidential anonymous submission of concerns regarding questionable accounting, internal controls or auditing matters; and

•	reviewing and approving related-person transactions.

Our audit committee currently consists of Mr. Demilio, Ms. Krane and Ms. Mitic. Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and NYSE rules require us to have at least three audit committee members, all of whom are independent. Our board of directors has affirmatively determined that each of Mr. Demilio, Ms. Krane and Ms. Mitic meets the definition of “independent director” for purposes of serving on our audit committee under Rule 10A-3 of the Exchange Act and NYSE rules. In addition, our board of directors has determined that Mr. Demilio qualifies as an “audit committee financial expert,” as such term is defined in Item 407(d)(5) of Regulation S-K.

Our board of directors has adopted a written charter for the audit committee, which is available on the Investor Relations section of our website, which is located at ir.rh.com, by clicking on “Corporate Governance.” The audit committee conducts an annual self-evaluation of its performance, as set forth in its charter.

Compensation Committee

The compensation committee was established for the primary purpose of assisting the board of directors in discharging its responsibilities relating to the compensation of the Company’s directors and executive officers, as further described in “Compensation Discussion and Analysis—Compensation Committee Review of Compensation” below. The compensation committee is responsible for, among other matters:

•	reviewing key employee compensation goals, policies, plans and programs;

•	reviewing and approving the compensation of our directors, Chief Executive Officer and other executive officers;

•	reviewing employment agreements and other similar arrangements between us and our executive officers; and

•	appointing and overseeing any compensation consultants.

Our compensation committee currently consists of Mr. Demilio and Dr. Schlesinger. Our board of directors has affirmatively determined that each member of the compensation committee meets applicable independence requirements for membership on a compensation committee in accordance with applicable rules of the NYSE.

Our board of directors adopted a written charter for the compensation committee, which is available on the Investor Relations section of our website, which is located at ir.rh.com, by clicking on “Corporate Governance.” The compensation committee conducts an annual self-evaluation of its performance, as set forth in its charter.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee was established for the primary purpose of assisting the board of directors in discharging its responsibilities relating to the election of directors. The nominating and corporate governance committee is responsible for, among other matters:

•	identifying individuals qualified to become members of our board of directors, consistent with criteria approved by our board of directors;

•	overseeing the organization of our board of directors to discharge the board’s duties and responsibilities properly and efficiently; and

•	developing and recommending to our board of directors a set of corporate governance guidelines and principles.

Our nominating and corporate governance committee currently consists of Messrs. Demilio and Rowghani. Our board of directors has affirmatively determined that each member of the nominating and corporate governance committee meets applicable independence requirements for membership on a nominating and corporate governance committee in accordance with applicable rules of the NYSE.

Our board of directors adopted a written charter for the nominating and corporate governance committee, which is available on the Investor Relations section of our website, which is located at ir.rh.com, by clicking on “Corporate Governance.” The nominating and corporate governance committee conducts an annual self-evaluation of its performance, as set forth in its charter.

Director Nominations; Communication with Directors

Criteria for Nomination to the Board

In accordance with its charter, the nominating and corporate governance committee will consider candidates submitted by the Company’s stockholders, as well as candidates recommended by directors and management, for nomination to our board of directors. The nominating and corporate governance committee considers qualifications for the board of directors’ membership, which may include, among others:

(1) the highest personal and professional integrity,

(2) demonstrated exceptional ability and judgment,

(3) broad experience in business, finance or administration,

(4) familiarity with the Company’s industry,

(5) ability to serve the long-term interests of the Company’s stockholders,

(6) sufficient time available to devote to the affairs of the Company,

(7) ability to provide continuing service to promote stability and continuity in the boardroom and provide the benefit of familiarity and insight into the Company’s affairs that directors would accumulate during their tenure,

(8) ability to help the board of directors work as a collective body, and

(9) experience, areas of expertise, as well as other factors relative to the overall composition of the board of directors.

The nominating and corporate governance committee further reviews and assesses the activities and associations of each candidate to ensure there is no legal impediment, conflict of interest, or other consideration that might hinder or prevent service on our board of directors. In making its selection, the nominating and corporate governance committee bears in mind that the foremost responsibility of a director of a company is to represent the interests of the stockholders as a whole.

Each director’s individual biography set forth above includes the key individual attributes, experience and skills of each director that led to the conclusion that each director should continue to serve as a member of our board of directors at this time, as reflected in the summary above. We believe the range of tenures of our directors creates a synergy between institutional knowledge and new perspectives.

Stockholder Proposals for Nominees

In accordance with its charter, the nominating and corporate governance committee will consider potential nominees properly submitted by stockholders. Stockholders seeking to do so should provide the information set forth in the nominating and corporate governance committee’s charter regarding director nominations. The nominating and corporate governance committee will apply the same criteria for candidates proposed by stockholders as it does for candidates proposed by management or other directors.

To be considered for nomination by the nominating and corporate governance committee at next year’s annual meeting of stockholders, submissions by stockholders must be submitted in writing and must be received by the Corporate Secretary between January 18, 2018 and February 17, 2018 to ensure adequate time for meaningful consideration by the nominating and corporate governance committee. Each submission must include the following information:

•	the candidate’s name, age, business address and residence address;

•	the candidate’s biographical information, including educational information, principal occupation or employment, past work experience (including all positions held during the past five years), personal references, and service on boards of directors or other material positions that the candidate currently holds or has held during the prior three years;

•	the class and number of shares of the Company which are beneficially owned by the candidate;

•	any potential conflicts of interest that might prevent or otherwise limit the candidate from service as an effective member;

•	any other information pertinent to the qualification of the candidate;

•	the name and record address of the stockholder making the recommendation; and

•	the class and number of shares of the Company which are beneficially owned by such stockholder and the period of time such shares have been held, including whether such shares have been held in excess of one year prior to the date of the recommendation.

Information regarding requirements that must be followed by a stockholder who wishes to make a stockholder nomination for election to our board of directors for next year’s annual meeting is described in this proxy statement under “Additional Information—Stockholder Proposals for the 2018 Annual Meeting.”

Communicating with Members of the Board of Directors

Any stockholder or any other interested party who wishes to communicate directly with (i) our entire board of directors, (ii) the non-management directors as a group, or (iii) the Lead Independent Director, may do so by corresponding with the Lead Independent Director at the following address: Lead Independent Director, RH, Legal Dept., 15 Koch Road, Suite K, Bldg. D, Corte Madera, CA 94925, Attn: Corporate Secretary. All communications will be received, processed and then directed to the appropriate member(s) of our board other than, at the board’s request, certain items unrelated to the board’s duties, such as customer complaints, spam, junk mail, solicitations, employment inquires and similar items.

Stockholder Outreach Activities

We actively engage with major stockholders of the Company, which has been a practice of the Company since our initial public offering in 2012. In 2016, we launched a formal stockholder outreach program in order to solicit additional input from stockholders with respect to corporate governance and executive compensation practices. This stockholder outreach effort continued in 2017 and is designed to supplement the ongoing communications between our management and stockholders.

As part of the 2016 stockholder outreach campaign, we solicited the views of institutional investors that we believe represented approximately 94% of our issued and outstanding shares owned by institutional investors as of December 31, 2015, and had discussions with and received feedback from investors representing approximately 61% of such outstanding shares. In addition to the general feedback noted in the chart below, investors expressed appreciation of our outreach efforts and acknowledged our quick reaction and responsiveness to the results of our prior year annual meeting at which stockholders voted against our say-on-pay proposal. The results of the stockholder outreach campaign and the feedback we received were provided to our board of directors.

What we heard in 2016	What we did in 2016 and 2017
Stockholders requested that we include more tables and summary presentation of information within the compensation discussion and analysis portion of the proxy statement.	We reviewed our proxy statements from previous years and made improvements for the current year, including providing more information in tables and charts rather than within lengthy narrative form in order to make the presentation easier to read and more accessible to readers.
Stockholders requested increased transparency into the “why” behind certain compensation decisions, such as the bonus metrics used in our Leadership Incentive Program, or “LIP.”	We increased the disclosure in our compensation discussion and analysis in order to explain the reasons we chose certain compensation metrics and to show how our program is aligned with stockholder interests. In particular, we have also provided detailed information concerning the structuring of the 2017 Stock Option Award that the compensation committee approved for grant to our Chairman and Chief Executive Officer.
Stockholders requested additional disclosure to provide greater context for the level of our executive compensation programs in terms of comparison with industry metrics.	We provided additional information regarding the results of a comprehensive review of market compensation practices in fiscal 2015 performed by the independent compensation consultants working with our Compensation Committee.
Stockholders requested additional disclosure regarding certain corporate governance practices.	We added additional details and information regarding certain of our corporate governance practices.

As part of the 2017 stockholder outreach campaign, we solicited the views of institutional investors that we believe represented approximately 54.7% of our issued and outstanding shares owned by institutional investors as of December 31, 2016, and had discussions with and received feedback from investors representing approximately 39.9% of such outstanding shares. Inasmuch as we had contacts with a large number of our investors in our first annual stockholder outreach campaign during 2016, a number of our investors that had been previously contacted indicated there was not a need to have a second round of conversations in the current annual stockholder outreach campaign as their positions on the topics discussed had not changed in any significant way from the prior year conversations. In addition to the general feedback noted in the chart below, investors once again expressed appreciation of our outreach efforts. The results of the stockholder outreach campaign and the feedback we received were presented to our board of directors.

What we heard in 2017	What we did in 2017
We asked stockholders about the potential determination by the Board that Carlos Alberini now qualifies as an independent director following the three year anniversary of his departure from RH. Stockholders requested that any such determination be accompanied by detailed disclosure about the basis for Mr. Alberini being determined an independent director. Some investors noted the policies of independent governance services which indicate that a former chief executive officer should not be deemed fully independent in particular for the purposes of serving on any committees of the board of directors that are required to be comprised of independent members.	The Board made a determination that Mr. Alberini meets the independence tests of the NYSE and the SEC for purposes of the requirement that a majority of members on the Board should be independent. We provided detailed disclosure in this proxy statement regarding the basis for this determination. The Board also determined not to appoint Mr. Alberini to any of RH’s committees of the board of directors that require directors be independent.
Stockholders have expressed a general view that to the extent RH makes large equity awards to executives that are intended to serve as a long term equity incentive over a period of years, our disclosure should be very clear about the nature of such multi-year awards and the period that the award is intended to cover.	In those circumstances where we make a multi-year equity award to an executive officer, we intend to disclose more details concerning the multi-year nature of the award. We have followed a practice of making multi-year equity awards to our Chairman and Chief Executive Officer in several instances and we have provided substantial additional disclosure concerning those multi-year awards. In particular, we provided a multi-year equity award to him in the second fiscal quarter of 2013. In the second quarter of fiscal 2017, we granted him an additional multi-year equity award that is designed to serve for a four year period. We have enhanced the level of disclosure concerning these multi-year equity awards to our Chairman and Chief Executive Officer in our compensation discussion and analysis in order to explain the intent and details behind these large equity awards.
Stockholders also expressed a preference that equity awards granted to the executive officers of RH in particular be tied to performance metrics rather than simple time based metrics based on continued service.	We structured the 2017 Stock Option Award (defined below) to Mr. Friedman to require substantial stock price appreciation from the price of our common stock on the date of grant in order for restrictions on the shares underlying the award to lapse. Investor feedback that we received indicates that share price performance is a key metric that investors believe aligns the incentives of executives with the objectives of investors. We determined that the 2017 Stock Option Award would be linked to price objectives of $100, $125 and $150 per share in equal increments as of the date of grant; these stock price targets represent increases of more than 100%, 150%, and 200%, respectively. We also required a four year service period for the Chief Executive Officer in order to assure that these price objectives would be measured on a sustained basis rather than at a single moment in time.

We asked stockholders about re-approving our 2012 Stock Incentive Plan for purposes of Section 162(m)(4)(C) of the Code.

Some stockholders expressed support for re-approving the 2012 Stock Incentive Plan for purposes of Section 162(m)(4)(C) of the Code, though some stockholders indicated that support for any such proposal might be dependent on the plan terms in effect at the time of the vote.

We have included in this proxy statement a proposal to re-approve our 2012 Stock Incentive Plan for purposes of Section 162(m)(4)(C) of the Code, providing stockholders with the opportunity to express their views through a vote on this matter.

Please refer to the Compensation Discussion and Analysis section of this proxy statement under “Stockholder Engagement” for more information regarding our stockholder outreach program. We plan to continue various stockholder communication and outreach programs in the future.

Board Independence

In accordance with our Corporate Governance Guidelines, the board of directors affirmatively determines that each independent director has no material relationship with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company) and meets the standards for independence as defined by applicable law and the rules of the NYSE.

Our board of directors undertook a review of the independence of our directors and considered whether any director has a material relationship with us that could compromise that director’s ability to exercise independent judgment in carrying out that director’s responsibilities. Our board of directors affirmatively determined that each of Mr. Alberini, Mr. Demilio, Ms. Krane, Ms. Mitic, Mr. Rowghani and Dr. Schlesinger is an “independent director,” as defined under the applicable rules of the NYSE and the SEC, and that the other members of the board are not independent. Further, the board of directors determined that each member of the board of directors’ audit committee, compensation committee and nominating and corporate governance committee satisfies independence standards applicable to each committee on which he or she serves.

The board’s independence determination was based on information provided by our current directors. In particular, in making its determination that Mr. Alberini is an independent director, the board of directors considered that under the rules of the NYSE and the SEC, Mr. Alberini could be deemed independent for membership on the board of directors after February 2017 given that his prior service as the Company’s Co-Chief Executive Officer and Chief Executive Officer had occurred more than three years prior to such date. In reaching its conclusion regarding the independence of Mr. Alberini, the board of directors further considered Mr. Alberini’s position as the chief executive officer of Lucky Brands and other prior and existing relationships between the Company and Mr. Alberini. The board concluded that Mr. Alberini’s full-time position as chief executive officer of another company distinguished his circumstances from that of a former chief executive officer who remains on the board of directors upon retirement as chief executive officer. Although the board of directors determined that Mr. Alberini is an independent director under the applicable rules of the NYSE and the SEC, the board of directors elected not to appoint Mr. Alberini to any of the committees of the Company that are required under applicable rules of the NYSE or SEC to be composed entirely of independent directors.

Board’s Role in Risk Oversight

Our board of directors is responsible for overseeing our risk management process. Our board of directors focuses on our general risk management strategy, including the most significant risks facing us, and oversees the implementation of risk mitigation strategies by management. Our board of directors is also apprised by management of particular risk management matters in connection with the board’s general oversight and approval of corporate matters and significant transactions. In addition, each of the board committees is responsible for risk management under its area of responsibility and consistent with its charter and such other responsibilities as may be delegated to them by the board of directors from time to time.

Board Diversity

Our board of directors strongly believes its effectiveness is enhanced by being comprised of individuals with diverse backgrounds, skills and experience that are relevant to the role of the board of directors and the needs of the business. Accordingly, the board regularly reviews the changing needs of the business and the skills and experience resident in its members, with the intention that the board will be periodically “renewed” as certain directors rotate off and new directors are recruited. The board’s commitment to diversity and “renewal” will be tempered by the need to balance change with continuity and experience.

Our current board composition is highly diverse in the areas of gender, age, ethnicity and business experience. We believe that our commitment to diversity is demonstrated by the current membership of our board.

Director and Executive Stock Ownership Guidelines

We do not require that our directors maintain a minimum ownership interest in our Company. However, our Chairman and Chief Executive Officer, Mr. Friedman, has consistently maintained a significant equity ownership interest in the Company and beneficially owns approximately 16.7% of the Company’s common stock which, as of April 28, 2017, was valued at approximately 88 times his annual base salary for fiscal 2016. Additionally, Ms. Chaya, our Co-President, Chief Creative and Merchandising Officer and director, holds stock and equity awards with a value, as of April 28, 2017, of approximately 10 times her annual base salary for fiscal 2016.

We encourage our directors and executive officers to maintain holdings in our stock and grant equity awards in order to promote equity ownership and financial alignment with investors. Additional information regarding the stockholdings of our other named executive officers is set forth in this proxy statement in the section entitled “Security Ownership of Certain Beneficial Owners and Management.”

Annual Meeting Attendance

We do not have a policy that requires our directors to attend the annual meeting of stockholders. Two directors attended the 2016 annual meeting.

COMPENSATION OF DIRECTORS

In fiscal 2016, we compensated the independent, non-employee members of our board of directors as follows:

Annual cash retainer	$120,000, paid quarterly in advance

Lead Independent Director	20,000 stock options granted upon appointment (1)

Audit committee chairman	$50,000, paid quarterly in advance

Audit committee member	$25,000, paid quarterly in advance

Compensation committee chairman	$35,000, paid quarterly in advance

Compensation committee member	$20,000, paid quarterly in advance

Nominating & corporate governance committee chairman	$25,000, paid quarterly in advance

Nominating & corporate governance committee member	$15,000, paid quarterly in advance

Meeting attendance fees	$2,500 per in-person meeting; $1,500 per telephonic meeting

Annual equity grant of restricted stock	Aggregate value of $125,000 (2)

(1)	The options vest in five equal installments over five years, subject to the individual’s continuing service as the Lead Independent Director, such that the option shall become exercisable for 4,000 shares on the first anniversary of the date of the individual’s appointment as Lead Independent Director and for an additional 4,000 shares upon each of the second, third, fourth and fifth anniversaries thereafter.
(2)	Based on the average closing price of our common stock on the date of grant, determined using the closing prices for the ten consecutive trading days prior to and inclusive of the date of grant, which shares vest in full on the one-year anniversary of the date of grant. Grants are made for service for the period between the annual meeting of stockholders for the fiscal year in which the grant was made and the annual meeting of stockholders for the following fiscal year.

Annual equity grants described above are granted on the date of the annual meeting of stockholders each year.

Effective April 28, 2016, the Company began compensating all non-employee directors on the same basis as the Company’s arrangement for compensating independent, non-employee directors as described above. Mr. Friedman and Ms. Chaya, as current Company employees, did not receive any compensation for board service for fiscal 2016, and former director Michael Chu, who resigned from the board of directors effective as of April 28, 2016, did not receive any compensation for board services for fiscal 2016. All directors receive reimbursement for reasonable out-of-pocket expenses incurred in connection with meetings of our board of directors.

The following table shows the compensation earned by all non-employee directors during fiscal 2016:

Name	Fees Earned	Stock Awards (1)	Total
Carlos Alberini	$96,681	$146,478	$243,159
Keith Belling (2)	$134,500	$130,670	$265,170
Mark Demilio	$221,316	$130,670	$351,986
Hilary Krane (3)	$92,832	$131,637	$224,469
Katie Mitic	$156,000	$130,670	$286,670
Ali Rowghani	$113,250	$130,670	$243,920
Leonard Schlesinger	$171,000	$130,670	$301,670
J. Michael Chu (4)	$—	$—	$—
Thomas Mottola (5)	$135,250	$—	$135,250

(1)	Reflects the aggregate grant date fair value of the awards of restricted stock made in fiscal 2016, computed in accordance with FASB ASC 718, Stock-Based Compensation. See Note 16—Stock-Based Compensation in our audited consolidated financial statements contained in our Form 10-K for fiscal 2016. Amounts shown do not reflect compensation actually received or that may be realized in the future by the director.

(2)	Mr. Belling joined the board of directors effective April 28, 2016. Prior to his appointment to the board of directors, Mr. Belling had performed advisory services to the Company and the board of directors pursuant to an advisory services agreement. Please see “Certain Relationships and Related Party Transactions—Advisory Services to the Board Performed by Keith Belling” for information regarding other payments by the Company to Mr. Belling prior to his appointment to the board of directors.
(3)	Ms. Krane joined the board of directors effective June 20, 2016.
(4)	Mr. Chu resigned from the board of directors effective April 28, 2016.
(5)	Mr. Mottola resigned from the board of directors effective June 20, 2016.

At January 28, 2017, the last day of our 2016 fiscal year, the aggregate number of unvested restricted stock awards and unexercised stock options held by each of our directors during fiscal 2016, other than Mr. Friedman and Ms. Chaya, is set forth below. Information regarding equity awards held by Mr. Friedman and Ms. Chaya is set forth in the table entitled “Outstanding Equity Awards at Fiscal Year-End” in this proxy statement.

Name	Shares of Unvested Restricted Stock (1)	Unexercised Stock Options
Carlos Alberini (2)	4,731	—
Keith Belling	4,731	—
Mark Demilio	4,731	20,000	(3)
Hilary Krane	4,731	—
Katie Mitic	4,731	—
Ali Rowghani	4,731	—
Leonard Schlesinger	4,731	—
J. Michael Chu	—	—
Thomas Mottola	—	—

(1)	All restricted stock awards listed above vest as to 100% of the shares on June 22, 2017.
(2)	As part of the change in the compensation program for non-employee directors effective April 28, 2016, described above, Mr. Alberini received a restricted stock award valued at $17,457, the prorated portion of a 366-day year represented by the period between May 4, 2016 and June 24, 2016.
(3)	Mr. Demilio was granted options to purchase 20,000 shares of stock in connection with his appointment as Lead Independent Director on March 9, 2016. Such options vest pro rata over five years such that they will be fully vested on March 9, 2021, subject to Mr. Demilio’s continued service.

PROPOSAL 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION

In accordance with Section 14A of the Securities Exchange Act of 1934, we are asking our stockholders to approve, on an advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the compensation disclosure rules of the Securities and Exchange Commission (commonly referred to as a “say-on-pay” vote).

Accordingly, we ask our stockholders to vote on the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2017 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure.”

This vote is advisory, which means that the vote on executive compensation is not binding on the Company, our board of directors or the compensation committee of the board of directors. The vote on this resolution is not intended to address any specific element of compensation, but rather relates to the overall compensation of our named executive officers, as described in this proxy statement in accordance with the compensation disclosure rules of the Securities and Exchange Commission.

Compensation Program and Philosophy

We are asking our stockholders to approve the say-on-pay proposal as we believe that our compensation programs create the proper incentives for our executive officers. As described in greater detail under the heading “Compensation Discussion and Analysis,” our compensation programs are designed to attract and retain the best talent, use the Company’s equity to encourage an ownership mentality among our named executive officers and align the long-term financial interest of our executives with those of our Company and our investors. To achieve these objectives, our executive compensation program has three principal components: an annual base salary, a performance-based annual cash incentive and long-term equity incentive compensation.

In addition, since the date of our last annual meeting, we have engaged in stockholder outreach to solicit input on a variety of matters including our compensation of executive officers from our institutional stockholders as described under “Stockholder Outreach Activities.” Based in part on the findings of this outreach effort, we believe our executive officer compensation approach is in line with the expectations of the majority of our institutional stockholders. In addition, in response to the request of our institutional holders, we have granted equity incentive awards that incorporate performance metrics as an element of such awards and have provided disclosure regarding such equity incentive awards in this proxy statement to provide transparency regarding our intentions in the terms, incentive structure and tenor of award grants. We believe that this approach, taken together with the basis on which we determine compensation of our executive officers, as described under “Compensation Discussion and Analysis,” is consistent with the feedback we have received from our institutional stockholders.

Our compensation committee believes that the goals of our executive compensation program are appropriate and that the program is properly structured to achieve its goals. The board and the compensation committee, which is comprised solely of independent directors, will consider the outcome of this vote when making future executive compensation decisions to the extent appropriate. We intend to present this advisory vote on named executive compensation to our stockholders on an annual basis.

Required Vote for This Proposal

The affirmative vote of a majority of votes cast, whether in person or by proxy, is required to approve, on an advisory basis, this Proposal 2. Abstentions and broker non-votes will have no effect on the outcome of Proposal 2 because the advisory vote is based on the votes actually cast.

THE BOARD RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT.

PROPOSAL 3

RE-APPROVAL OF THE 2012 STOCK INCENTIVE PLAN FOR

PURPOSES OF SECTION 162(M)(4)(C) OF THE CODE

In connection with our initial public offering, our board of directors adopted the 2012 Stock Incentive Plan (the “2012 Plan”). The 2012 Plan provides for the grant of incentive stock options, within the meaning of Section 422 of the Code, to our employees and any parent and subsidiary corporations’ (“related entities’”) employees, and for the grant of cash, shares of our common stock, non-qualified stock options, stock appreciation rights, restricted stock, restricted stock units, dividend equivalent rights, cash-based awards and any combination thereof to our employees, directors and consultants and our parent and subsidiary corporations’ employees, directors and consultants. The summary of the 2012 Plan provided herein is a summary of the principal features of the 2012 Plan. This summary, however, does not purport to be a complete description of all of the provisions of the 2012 Plan. It is qualified in its entirety by reference to the full text of the 2012 Plan, a copy of which is attached as Annex A to this proxy statement. As of April 28, 2017, approximately 9 corporate officers, approximately 7 directors, approximately 5,040 employees, and approximately 156 consultants were eligible to participate in the 2012 Plan. Such persons are eligible to participate in the 2012 Plan on the basis that such participation provides an incentive, through ownership of our common stock, to continue in service to us and our related entities, and to help us compete effectively with other enterprises for the services of qualified persons. As of April 28, 2017, the closing price of our common stock was $47.97, as reported by the NYSE.

Description of the Proposal

Our board of directors has directed us to submit this proposal to our stockholders to seek approval of the material terms, share limits, dollar limits for cash-based performance awards and performance criteria applicable to awards granted under the 2012 Plan that are intended to qualify as “performance-based compensation” under Section 162(m) of the Code (“Section 162(m)”). Approval of these terms would enable us to receive corporate income tax deductions related to certain compensation, as described below, which could substantially decrease our compensation costs and result in increased net income. No changes have been made to the 2012 Plan since its adoption and no changes are proposed at this time.

Pursuant to Section 162(m), we generally may not deduct for federal income tax purposes compensation paid to certain executive officers to the extent that any of these persons receive more than $1.0 million in compensation in any single year. Compensation includes cash compensation and ordinary income related to equity awards, including under the 2012 Plan. The executive officers whose compensation is subject to the deduction limitation are those that constitute “covered employees” within the meaning of Section 162(m), which generally includes our chief executive officer and certain of our most highly compensated officers, excluding our chief financial officer. However, if the compensation qualifies as “performance-based” for Section 162(m) purposes, we may deduct it for federal income tax purposes even if it exceeds $1.0 million in a single year. The 2012 Plan permits the administrator to design awards intended to qualify as “performance-based” compensation within the meaning of Section 162(m). We may or may not grant awards under the 2012 Plan that are intended to qualify as “performance-based” compensation under Section 162(m). However, to preserve our ability to grant equity awards that are intended to qualify as “performance-based compensation” under Section 162(m) and that are intended to provide a benefit from a corresponding tax deduction, Section 162(m) requires that stockholders must approve the material terms, share limits, dollar limits for cash-based performance awards and performance criteria of the 2012 Plan.

Because of the fact-based nature of the performance-based compensation exception under Section 162(m) and the limited availability of formal guidance thereunder, among other things, we cannot guarantee that any awards under the 2012 Plan that are intended to qualify for exemption under Section 162(m) will actually receive this treatment. However, the 2012 Plan is structured with the intention that the administrator will have the discretion to make awards under the 2012 Plan that are intended to qualify as “performance-based compensation” and that are intended to be fully deductible if we obtain stockholder approval of the material terms, share limits, dollar limits for cash-based performance awards and performance criteria under the 2012 Plan.

Subject to the requirements of Section 162(m), if the material terms under our 2012 Plan, including the annual equity grant share limitations, and the performance criteria under which performance-based awards may be granted, are not re-approved by stockholders, we will not make any further grants under the 2012 Plan to our “covered employees” as defined in Section 162(m) that are intended to qualify as “performance-based compensation” for Section 162(m) purposes, or their successors, until such time, if any, as stockholder approval of a subsequent similar proposal is obtained.

Not all equity awards that we have granted or will grant under the 2012 Plan were or will be designed to qualify for the performance-based compensation exception under Section 162(m). We are seeking stockholder approval for the 2012 Plan in order to be able to grant “performance-based” compensation under Section 162(m) in the future. We believe that this alternative could result in substantial tax savings through increased ability to deduct certain future compensation costs as a result of the Section 162(m) exception. Notwithstanding any stockholder approval of the 2012 Plan, we may also grant equity awards in the future that are not eligible for the 162(m) exception such as restricted stock units subject to time vesting.

Share Reserve. We have reserved a total of 9,039,568 shares of our common stock (“shares”) for issuance pursuant to the 2012 Plan. In addition, the 2012 Plan provides for annual increases in the number of shares available for issuance thereunder on the first business day of each fiscal year, equal to the lowest of (x) two percent of the number of shares of our common stock outstanding on the last day of our immediately preceding fiscal year, calculated on a fully diluted basis; or (y) a lower number of shares determined by our board of directors. After giving effect to all outstanding awards made under the 2012 Plan as of April 28, 2017, 1,468,496 shares remained available for grant.

Administration. Our board of directors administers the 2012 Plan with respect to directors and officers, and our board of directors has delegated to the compensation committee the non-exclusive authority to administer the 2012 Plan with respect to employees and consultant that are not executive officers or directors. Notwithstanding the foregoing, in the case of awards intended to qualify as “performance-based compensation” within the meaning of Section 162(m), the administrator will consist of two or more “outside directors” within the meaning of Section 162(m). The administrator has the power to determine and interpret the terms and conditions of the awards, including the employees, directors and consultants who will receive awards, the exercise price, the number of shares subject to each such award, the vesting schedule and exercisability of the awards, the restrictions on transferability of awards and the form of consideration payable upon exercise. The administrator also has the authority to reduce the exercise prices of outstanding stock options and the base appreciation amount of any stock appreciation right and to cancel options and stock appreciation rights in exchange for new awards, in each case without stockholder approval.

Stock Options. The 2012 Plan allows for the grant of incentive stock options that qualify under Section 422 of the Code only to our employees and employees of any parent or subsidiary of ours. Non-qualified stock options may be granted to our employees, directors, and consultants and those of any parent or subsidiary of ours. The exercise price of all options granted under the 2012 Plan must at least be equal to the fair market value of our common stock on the date of grant. The term of an incentive stock option may not exceed ten years, except that with respect to any employee who owns more than 10% of the voting power of all classes of our outstanding stock or any parent or subsidiary corporation as of the grant date, the term must not exceed five years, and the exercise price must equal at least 110% of the fair market value on the grant date. After the continuous service of an employee, director or consultant terminates, he or she may exercise his or her option, to the extent vested, for the period of time specified in the option agreement. However, an option may not be exercised later than the expiration of its term.

Stock Appreciation Rights (“SARs”). The 2012 Plan allows for the grant of stock appreciation rights. Stock appreciation rights allow the recipient to receive the appreciation in the fair market value of our common stock between the date of grant and the exercise date. The administrator will determine the terms of stock appreciation rights, including when such rights become exercisable and whether to pay the increased appreciation in cash or with shares of our common stock, or a combination thereof, except that the base appreciation amount for the cash or shares to be issued pursuant to the exercise of a stock appreciation right will be no less than 100% of the fair market value per share on the date of grant. After the continuous service of an employee, director or consultant terminates, he or she may exercise his or her stock appreciation right, to the extent vested, only to the extent provided in the stock appreciation right agreement.

Restricted Stock Awards. The 2012 Plan allows for the grant of restricted stock. Restricted stock awards are shares of our common stock that vest in accordance with terms and conditions established by the administrator. The administrator will determine the number of shares of restricted stock granted to any employee, director or consultant. The administrator may impose whatever conditions on vesting it determines to be appropriate. For example, the administrator may set restrictions based on the achievement of specific performance goals. Shares of restricted stock that do not vest are subject to our right of repurchase or forfeiture.

Restricted Stock Units. The 2012 Plan allows for the grant of restricted stock units. Restricted stock units are awards that will result in payment to a recipient at the end of a specified period only if the vesting criteria established by the administrator are achieved or the award otherwise vests. The administrator may impose whatever conditions to vesting, or restrictions and conditions to payment that it determines to be appropriate. The administrator may set restrictions based on the achievement of specific performance goals or on the continuation of service or employment. Payments of earned restricted stock units may be made, in the administrator’s discretion, in cash, with shares of our common stock or other securities, or a combination thereof.

Terms of Awards and Performance Goals. Subject to the terms of the 2012 Plan, the administrator will determine the provisions, terms, and conditions of each award including, but not limited to, the award vesting schedule, repurchase provisions, rights of first refusal, forfeiture provisions, form of payment (cash, shares, or other consideration) upon settlement of the award, payment contingencies, and satisfaction of any performance criteria. The performance criteria established by the administrator for any awards intended to be performance-based compensation exempt from the Section 162(m) deduction limit described above will be one of, or combination of: net earnings or net income (before or after taxes); earnings per share; revenues or sales (including net sales or revenue growth); net operating profit; return measures (including return on capital, invested capital, assets, net assets, equity, sales, or revenue); cash flow (including operating cash flow, free cash flow, cash flow return on equity, and cash flow return on investment); earnings before or after taxes, interest, depreciation, and/or amortization; gross or operating margins; productivity ratios; share price (including growth measures and total stockholder return); expense targets; margins; operating efficiency; market share; working capital targets and change in working capital; economic value added or EVA® (net operating profit after tax minus the sum of capital multiplied by the cost of capital); net operating income; customer satisfaction; or employee satisfaction. The performance criteria may be applicable to the Company, related entities and/or any individual business units of the Company or any related entity and may be measured annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the administrator. Performance criteria will be calculated in accordance with generally accepted accounting principles, but excluding, unless otherwise specified by the administrator, the effect (whether positive or negative) of any change in accounting standards and any extraordinary, unusual or nonrecurring item occurring after the establishment of the performance criteria.

Per-Person Limits. The maximum number of shares with respect to which options and SARs may be granted to any grantee in any calendar year is 2,535,815 shares. The foregoing limitation will be adjusted proportionately in connection with any change in the Company’s capitalization pursuant to the 2012 Plan. To the extent required by Section 162(m), in applying the foregoing limitations with respect to a grantee, if any option or SAR is canceled, the canceled option or SAR will continue to count against the maximum number of shares with respect to which options and SARs may be granted to the grantee. For this purpose, the repricing of an option (or in the case of a SAR, the base appreciation amount) will be treated as the cancellation of the existing option or SAR and the grant of a new option or SAR. For awards of restricted stock and restricted stock units that are intended to be performance-based compensation exempt from the Section 162(m) deduction limit described above, the maximum number of shares with respect to which such awards may be granted to any grantee in any calendar year is 1,901,861 shares. The foregoing limitation will be adjusted proportionately in connection with any change in the Company’s capitalization pursuant to the 2012 Plan. For cash-based awards that are intended to be performance-based compensation exempt from the Section 162(m) deduction limit described above, with respect to each twelve (12) month period that constitutes or is part of each performance period, the maximum amount that may be paid to a grantee pursuant to such awards is $10,000,000. The foregoing limitation will be adjusted proportionately in connection with any change in the Company’s capitalization pursuant to the 2012 Plan. In addition, the foregoing limitation will be prorated for any performance period consisting of fewer than twelve (12) months.

Transferability of Awards. The 2012 Plan allows for the transfer of awards under the 2012 Plan only (i) by will, (ii) by the laws of descent and distribution and (iii) for awards other than incentive stock options, to the extent authorized by the administrator. Only the recipient of an incentive stock option may exercise such award during his or her lifetime.

Certain Adjustments. In the event of certain changes in our capitalization, to prevent enlargement of the benefits or potential benefits available under the 2012 Plan, the administrator will make adjustments to one or more of the number of shares that are covered by outstanding awards, the exercise or purchase price of outstanding awards, the numerical share limits contained in the 2012 Plan, and any other terms that the administrator determines require adjustment. In the event of our complete liquidation or dissolution, all outstanding awards will terminate immediately upon the consummation of such transaction.

Corporate Transactions and Changes in Control. The 2012 Plan provides that except as otherwise provided in an individual award agreement, in the event of a corporate transaction or change in control, as such terms are defined in the 2012 Plan, the portion of each outstanding award that is neither assumed nor replaced will automatically become fully vested and exercisable and be released from any repurchase or forfeiture rights (other than repurchase rights exercisable at fair market value) immediately prior to the specified effective date of such corporate transaction or change in control. In addition, any incentive stock option, as defined in the 2012 Plan, accelerated in connection with a corporate transaction or change in control, will remain exercisable as an incentive stock option only to the extent the dollar limitation under the Code is not exceeded.

Plan Amendments and Termination. The 2012 Plan will automatically terminate ten years following the date it becomes effective, unless we terminate it sooner. In addition, our board of directors has the authority to amend, suspend or terminate the 2012 Plan provided such action does not impair the rights under any outstanding award.

Certain U.S. Federal Tax Consequences

The following summary of the federal income tax consequences of 2012 Plan transactions is based upon federal income tax laws in effect on the date of this proxy statement. This summary does not purport to be complete, and does not discuss non-U.S., state or local tax consequences. As such, please refer to the applicable provisions of the Code for additional information.

Non-Qualified Stock Options.    Except as provided under Section 409A of the Code discussed below (“Section 409A”), the grant of a non-qualified stock option under the 2012 Plan generally will not result in any U.S. Federal income tax consequences to the grantee or to the Company. Upon exercise of a non-qualified stock option, the grantee is generally subject to income taxes at the rate applicable to ordinary compensation income on the difference between the option exercise price and the fair market value of the shares on the date of exercise. This income is generally subject to withholding for U.S. Federal income and employment tax purposes. The Company is entitled to an income tax deduction in the amount of the income recognized by the grantee, subject to possible limitations imposed by Section 162(m) and so long as the Company withholds the appropriate taxes with respect to such income, if required, and the grantee’s total compensation is deemed reasonable in amount. Any gain or loss on the grantee’s subsequent disposition of the shares of the Company’s common stock will receive long or short-term capital gain or loss treatment, depending on whether the shares are held for more than one year following exercise. The Company does not receive a tax deduction for any such gain.

Absent special limitations on exercisability, in the event a nonqualified stock option is granted with an exercise price less than 100% of the fair market value of the common stock on the date of grant or amended in certain respects, such option may be considered deferred compensation and subject to Section 409A, which provide rules regarding the timing of payment of deferred compensation. An option subject to Section 409A which fails to comply with the rules of Section 409A can result in the acceleration of income recognition, an additional 20% tax obligation, plus potential penalties and interest, and similar treatment under state law.

Incentive Stock Options.    The grant of an incentive stock option under the 2012 Plan will not result in any U.S. Federal income tax consequences to the grantee or to the Company. A grantee recognizes no U.S. Federal taxable income upon exercising an incentive stock option (subject to the alternative minimum tax rules discussed below), and the Company receives no deduction at the time of exercise. In the event of a disposition of stock acquired upon exercise of an incentive stock option, the tax consequences depend upon how long the grantee has held the shares of the Company’s common stock. If the grantee does not dispose of the shares within two years after the incentive stock option was granted, nor within one year after the incentive stock option was exercised, the grantee will recognize a long-term capital gain (or loss) equal to the difference between the sale price of the shares and the exercise price. The Company is not entitled to any deduction under these circumstances.

If the grantee fails to satisfy either of the foregoing holding periods, he or she must recognize ordinary income in the year of the disposition, which is referred to as a “disqualifying disposition.” The amount of such ordinary income generally is the lesser of (i) the difference between the amount realized on the disposition and the exercise price or (ii) the difference between the fair market value of the stock on the exercise date and the exercise price. Any gain in excess of the amount taxed as ordinary income will be treated as a long or short-term capital gain, depending on whether the stock was held for more than one year. The Company, in the year of the disqualifying disposition, is entitled to a deduction equal to the amount of ordinary income recognized by the grantee, subject to possible limitations imposed by Section 162(m) and so long as the Company withholds the appropriate taxes with respect to such income, if required, and the grantee’s total compensation is deemed reasonable in amount.

The “spread” under an incentive stock option—i.e., the difference between the fair market value of the shares at exercise and the exercise price—is classified as an item of adjustment in the year of exercise for purposes of the alternative minimum tax. If a grantee’s alternative minimum tax liability exceeds such grantee’s regular income tax liability, the grantee will owe the larger amount of taxes. In order to avoid the application of alternative minimum tax with respect to incentive stock options, the grantee must sell the shares within the same calendar year in which the incentive stock options are exercised. However, such a sale of shares within the same year of exercise will constitute a disqualifying disposition, as described above.

In the event that an incentive stock option is amended in certain respects, such option may be considered deferred compensation and subject to the rules of Section 409A, which provides rules regarding the timing of payment of deferred compensation. An option subject to Section 409A which fails to comply with the rules of Section 409A can result in the acceleration of income recognition, an additional 20% tax obligation, plus potential penalties and interest, and similar treatment under state law. In addition, the amendment of an incentive stock option may convert the option from an incentive stock option to a nonqualified stock option.

Restricted Stock and Performance Stock.    The grant of restricted stock and performance shares will generally subject the recipient to ordinary compensation income on the difference between the amount paid for such stock and the fair market value of the shares on the date that the restrictions lapse. This income is generally subject to withholding for U.S. Federal income and employment tax purposes. The Company is entitled to an income tax deduction in the amount of the ordinary income recognized by the recipient, subject to possible limitations imposed by Section 162(m) and so long as the Company withholds the appropriate taxes with respect to such income, if required, and the grantee’s total compensation is deemed reasonable in amount. Any gain or loss on the recipient’s subsequent disposition of the shares will receive long or short-term capital gain or loss treatment depending on how long the stock has been held since the restrictions lapsed. The Company does not receive a tax deduction for any such gain.

Recipients of restricted stock and performance shares may make an election under Section 83(b) of the Code, which is referred to as a “Section 83(b) Election,” to recognize as ordinary compensation income in the year that such restricted stock or performance shares are granted, the amount equal to the spread between the amount paid for such stock (if any) and the fair market value on the date of the issuance of the stock. If such an election is made, the recipient recognizes no further amounts of compensation income upon the lapse of any restrictions and any gain or loss on subsequent disposition will be long or short-term capital gain to the recipient. The Section 83(b) Election must be made within thirty days from the time the restricted stock or performance share is issued.

Stock Appreciation Rights.    Recipients of stock appreciation rights generally should not recognize income until such rights are exercised, assuming there is no ceiling on the value of the right and Section 409A does not apply. Upon exercise, the grantee will normally recognize taxable ordinary income for U.S. Federal income tax purposes equal to the amount of cash and fair market value the shares, if any, received upon such exercise. Grantees who are employees will be subject to withholding for U.S. Federal income and employment tax purposes with respect to income recognized upon exercise of a SAR. Grantees will recognize gain upon the disposition of any shares received on exercise of a SAR equal to the excess of (i) the amount realized on such disposition over (ii) the ordinary income recognized with respect to such shares under the principles set forth above. That gain will be taxable as long or short-term capital gain depending on whether the shares were held for more than one year.

The Company will be entitled to a tax deduction to the extent and in the year that ordinary income is recognized by the grantee, subject to possible limitations imposed by Section 162(m) and so long as the Company withholds the appropriate taxes with respect to such income, if required, and the grantee’s total compensation is deemed reasonable in amount.

A SAR can be considered deferred compensation and subject to Section 409A. A SAR that does not meet the requirements of Section 409A, such as with respect to the timing of the delivery of cash or shares following vesting, can result in the acceleration of income recognition, an additional 20% tax obligation, plus potential penalties and interest, and similar treatment under state law.

Performance Units. Recipients of performance units generally should not recognize income until such units are converted into cash or shares of stock unless Section 409A applies. Upon conversion, the grantee will normally recognize taxable ordinary income for federal income tax purposes equal to the amount of cash and fair market value the shares, if any, received upon such conversion. Grantees who are employees will be subject to withholding for federal income and employment tax purposes with respect to income recognized upon conversion of the performance units. Grantees will recognize gain upon the disposition of any shares received upon conversion of the performance units equal to the excess of (i) the amount realized on such disposition over (ii) the ordinary income recognized with respect to such shares under the principles set forth above. That gain will be taxable as long or short-term capital gain depending on whether the shares were held for more than one year.

The Company will be entitled to a tax deduction to the extent and in the year that ordinary income is recognized by the grantee, subject to possible limitations imposed by Section 162(m) and so long as the Company withholds the appropriate taxes with respect to such income (if required) and the grantee’s total compensation is deemed reasonable in amount.

Performance units also can be considered non-qualified deferred compensation and subject to the rules of Section 409A, which provide rules regarding the timing of payment of deferred compensation. A grant of performance units that does not meet the requirements of Code Section 409A can result in the acceleration of income recognition, an additional 20% tax obligation, plus potential penalties and interest to such grantee, and similar treatment under state law.

Dividends and Dividend Equivalents.    Recipients of stock-based awards that earn dividends or dividend equivalents will recognize taxable ordinary income on any dividend payments received with respect to unvested shares subject to such awards, which income is generally subject to withholding for U.S. Federal income and employment tax purposes. The Company is entitled to an income tax deduction in the amount of the income recognized by a grantee, subject to possible limitations imposed by Section 162(m) and so long as the Company withholds the appropriate taxes with respect to such income, if required, and the individual’s total compensation is deemed reasonable in amount.

The foregoing is only a summary of the U.S. Federal income tax consequences of 2012 Plan transactions, and is based upon U.S. Federal income tax laws in effect on the date of this proxy statement. Reference should be made to the applicable provisions of the Code. This summary does not purport to be complete, and does not discuss the tax consequences of a grantee’s death or the tax laws of any municipality, state or foreign country to which the grantee may be subject.

New Plan Benefits and History of Grants

The number of grants, if any, to be made after re-approval of the 2012 Plan to specific employees, consultants, directors or groups thereof cannot currently be determined. The number of securities underlying grants made to our named executive officers, all current executive officers as a group, all current non-executive directors as a group, each director nominee, and all current non-executive employees as a group, from the inception of the 2012 Plan through April 28, 2017 totaled 2,250,794, as follows: 1,000,000 shares to Gary Friedman, Chairman and Chief Executive Officer; 520,000 shares to Karen Boone, Co-President, Chief Financial and Administrative Officer; 365,000 shares to Eri Chaya, Co-President, Chief Creative and Merchandising Officer and Director; 280,000 shares to DeMonty Price, Co-President, Chief Operating, Service and Values Officer; 85,794 to all current non-executive directors (7 persons); 4,768 shares to Hilary Krane, nominee for director; 9,319 shares to Katie Mitic, nominee for director; and 6,829 shares to Ali Rowghani, nominee for director.

Required Vote for This Proposal

The affirmative vote of a majority of votes cast, whether in person or by proxy, is required to approve this Proposal 3. Broker non-votes will have no effect on the outcome of Proposal 3 because the vote is based on the votes actually cast. Under the rules of the NYSE, abstentions are counted as votes cast for Proposal 3, and therefore abstentions will have the same effect as a vote “against” Proposal 3.

THE BOARD RECOMMENDS A VOTE “FOR” THE RE-APPROVAL OF THE 2012 STOCK INCENTIVE PLAN FOR PURPOSES OF SECTION 162(M)(4)(C) OF THE CODE.

PROPOSAL 4

APPROVAL OF THE CASH INCENTIVE BONUS PLAN FOR PURPOSES OF SECTION 162(M)(4)(C) OF THE CODE

Our board of directors adopted the RH Cash Incentive Bonus Plan (the “Cash Incentive Bonus Plan”) on May 16, 2017, to be effective June 27, 2017. The summary of the Cash Incentive Bonus Plan provided herein is a summary of the principal features of the Cash Incentive Bonus Plan. This summary, however, does not purport to be a complete description of all of the provisions of the Cash Incentive Bonus Plan. It is qualified in its entirety by reference to the full text of the Cash Incentive Bonus Plan, a copy of which is attached as Annex B to this proxy statement. As of the date of the adoption of the Cash Incentive Bonus Plan, approximately four officers were eligible to be selected to participate in the Cash Incentive Bonus Plan. Such persons are eligible to participate in the Cash Incentive Bonus Plan on the basis that such participation helps us attract and retain highly qualified officers and to provide such officers with additional financial incentives to promote our success.

Description of the Proposal

Our board of directors has directed us to submit this proposal to our stockholders to seek approval of the material terms, dollar limits and performance criteria applicable to awards granted under the Cash Incentive Bonus Plan that are intended to qualify as “performance-based compensation” under Section 162(m). Approval of these terms would enable us to receive corporate income tax deductions elated to certain compensation, as described below, which could result in tax savings to us in future periods.

Pursuant to Section 162(m), we generally may not deduct for federal income tax purposes compensation paid to certain executive officers to the extent that any of these persons receive more than $1.0 million in compensation in any single year. Compensation includes cash compensation under the Cash Incentive Bonus Plan. The executive officers whose compensation is subject to the deduction limitation are those that constitute “covered employees” within the meaning of Section 162(m), which generally includes our chief executive officer and certain of our most highly compensated officers, excluding our chief financial officer. However, if the compensation qualifies as “performance-based” for Section 162(m) purposes, we may deduct it for federal income tax purposes even if it exceeds $1.0 million in a single year. The Cash Incentive Bonus Plan permits the plan administrator to design awards intended to qualify as “performance-based” compensation within the meaning of Section 162(m). We may or may not grant awards under the Cash Incentive Bonus Plan that are intended to qualify as “performance-based” compensation under Section 162(m). However, to preserve our ability to grant cash awards that are intended to qualify as “performance-based compensation” under Section 162(m) and that are intended to provide a benefit from a corresponding tax deduction, Section 162(m) requires that stockholders must approve the material terms, dollar limits and performance criteria of the Cash Incentive Bonus Plan.

Because of the fact-based nature of the performance-based compensation exception under Section 162(m) and the limited availability of formal guidance thereunder, among other things, we cannot guarantee that any awards under the Cash Incentive Bonus Plan that are intended to qualify for exemption under Section 162(m) will actually receive this treatment. However, the Cash Incentive Bonus Plan is structured with the intention that the plan administrator will have the discretion to make awards under the Cash Incentive Bonus Plan that are intended to qualify as “performance-based compensation” and are intended to be fully deductible if we obtain stockholder approval of the material terms, dollar limits and performance criteria under the Cash Incentive Bonus Plan.

Subject to the requirements of Section 162(m), if the material terms under our Cash Incentive Bonus Plan, including the dollar limits and the performance criteria under which performance-based awards may be granted, are not approved by stockholders, we will not make awards under the Cash Incentive Bonus Plan to our “covered employees” as defined in Section 162(m) that are intended to qualify as “performance-based compensation” for Section 162(m) purposes, or their successors, until such time, if any, as stockholder approval of a subsequent similar proposal is obtained.

We believe that we must retain the flexibility to respond to changes in the market for top executive talent and offer compensation packages that are competitive with alternatives available in the marketplace. To enable us to grant cash awards that are intended to be “performance-based” compensation under Section 162(m) in the future, our board of directors has approved the Cash Incentive Bonus Plan which would enable us to deduct such compensation for federal income tax purposes.

Administration of the Cash Incentive Bonus Plan

Except as otherwise determined by the board of directors, the Cash Incentive Bonus Plan will be administered by the compensation committee of the board of directors. Subject to applicable laws and the provisions of the Cash Incentive Bonus Plan (including any other powers given to the compensation committee), and except as otherwise provided by our board of directors, the compensation committee will have full and final authority in its discretion to establish rules and take all actions, including, without limitation, interpreting the terms of the Cash Incentive Bonus Plan and any related rules or regulations or other documents enacted thereunder and deciding all questions of fact arising in their application, determined by the compensation committee to be necessary in the administration of the Cash Incentive Bonus Plan. All decisions, determinations and interpretations of the compensation committee will be final, binding and conclusive on all persons, including us, our subsidiaries, our stockholders, the participants and their estates and beneficiaries. Awards intended to meet the performance-based compensation exemption under Section 162(m) will be made only by a committee that qualifies as a committee making awards intended to meet the performance-based compensation exemption under Section 162(m).

Amendment and Termination

Our board of directors may at any time and from time to time, alter, amend, suspend, or terminate the Cash Incentive Bonus Plan, in whole or in part.

Eligibility and Participation

Eligibility under the Cash Incentive Bonus Plan is limited to individuals who are considered “officers” under the Securities Exchange Act of 1934, as amended, and who are designated by the compensation committee to participate in the Cash Incentive Bonus Plan.

Form of Payment

Payment of incentive awards under the Cash Incentive Bonus Plan will be made in cash.

Performance Period

The performance period under the Cash Incentive Bonus Plan is our fiscal year or such shorter or longer period as determined by our compensation committee.

Designation of Participants, Performance Period and Performance Measures

The compensation committee will select the participants to whom incentive awards will be granted, designate the applicable performance period, establish the target incentive award for each participant, if applicable, and establish the performance objective or objectives that must be satisfied in order for a participant to receive an incentive award for such performance period. Any such performance objectives will be based upon one or more of the following performance measures, or, if the incentive award is not intended to meet the performance-based compensation exemption under Section 162(m), such other performance measures (including, without limitation, individual measures) as determined by the compensation committee: (i) earnings per share, (ii) economic value created, (iii) market share (actual or targeted growth), (iv) net income (before or after taxes) (actual or adjusted), (v) operating income and/or earnings or any metric derived from earnings, including earnings before taxes, earnings before interest, taxes, depreciation and amortization (EBITDA) (actual or adjusted) and adjusted EBITDA,(vi) sales contract growth, (vii) return on assets (actual or targeted growth), (viii) return on capital (actual or targeted growth), (ix) return on equity (actual or targeted growth), (x) return on investment (actual or targeted growth), (xi) revenue (actual or targeted growth) or any metric derived from any element of revenue (actual or targeted growth), including comparable brand revenue, direct revenue, same store sales, (xii) cash flow, (xiii) operating margin, (xiv) share price or any direct or indirect measure or metric tied to share price, (xv) share price growth, (xvi) total stockholder return, (xvii) book value growth, (xviii) strategic business criteria consisting of one or more objectives based on meeting specified market penetration goals, demands, orders, or any metric derived from any element of demands or orders, productivity measures, geographic business expansion goals, cost targets, customer satisfaction or employee satisfaction goals, goals relating to merger or other transaction-related synergies, management of employment practices and employee benefits, or supervision of litigation and information technology, and goals relating to acquisitions or divestitures of subsidiaries and/or other affiliates or joint ventures, and (xix) any metrics derived from any of the foregoing metrics or derived from a combination of such metrics. The targeted level or levels of performance with respect to such performance measures may be established at such levels and on such terms as the compensation committee may determine, in its discretion, relate to the performance of us, a subsidiary of us and/or any individual business units or divisions of us or a subsidiary of us, and they may be in absolute terms, as a goal relative to performance in prior periods, or as a goal compared to the performance of one or more comparable companies or an index covering multiple companies.

Payment of Awards

As soon as reasonably practicable after the end of each performance period, the compensation committee will (i) determine whether the performance objectives for the performance period have been satisfied, (ii) determine the amount of the incentive award to be paid to each participant for such performance period and (iii) to the extent the incentive award is intended to meet the performance-based compensation exemption under Section 162(m), certify such determination in writing. Incentive awards will be paid to the participants following such determination (or, if applicable, certification) by the compensation committee no later than the 15th day of the third month following the close of the performance period with respect to which the awards are made.

Maximum Award

The maximum incentive award that may be paid to a participant under the Cash Incentive Bonus Plan in any fiscal year is $25,000,000.

Compensation Committee Discretion

To the extent permitted by applicable law, the compensation committee will retain discretion to adjust performance goals, measures and/or targets and the amounts payable with respect to an award, including, without limitation, the discretion to reduce the amount of any incentive award that would otherwise be payable to a participant, including a reduction in such amount to zero; provided, that the compensation committee will not exercise such discretion to increase the amount of any incentive award that would otherwise be payable to a participant to the extent the incentive award is intended to meet the performance-based compensation exemption under Section 162(m).

Termination of Employment

Unless our compensation committee determines otherwise, or as specified in an employment or other binding agreement with the participant, a participant must be actively employed by us or a subsidiary of us on the last day of the performance period to receive an incentive award under the Cash Incentive Bonus Plan for such performance period. Our compensation committee, in its discretion, may impose such additional service restrictions as it deems appropriate.

Award Information

As incentive awards under the Cash Incentive Bonus Plan are based on future performance, it is not possible at this time to determine the awards that will be made in the future. No awards will be made under the Cash Incentive Bonus Plan absent stockholder approval.

Clawback Policies

Incentive awards under the Cash Incentive Bonus Plan are subject to cancellation or recoupment under any clawback policy we may adopt, as may be amended or superseded from time to time.

Certain U.S. Federal Tax Consequences

The following summary of the federal income tax consequences of Cash Incentive Bonus Plan awards is based upon federal income tax laws in effect on the date of this proxy statement. This summary does not purport to be complete, and does not discuss non-U.S., state or local tax consequences. As such, please refer to the applicable provisions of the Code for additional information.

Participants will recognize ordinary income equal to the amount of the award received in the year of receipt. That income will be subject to applicable income and employment tax withholding if the participant is an employee. If and to the extent that payments made under the Cash Incentive Bonus Plan satisfy the requirements of Section 162(m) and otherwise satisfy the requirements of deductibility under federal income tax law, we will receive a corresponding deduction for the amount constituting ordinary income to the participant.

Required Vote for This Proposal

The affirmative vote of a majority of votes cast, whether in person or by proxy, is required to approve this Proposal 4. Broker non-votes will have no effect on the outcome of Proposal 4 because the vote is based on the votes actually cast. Under the rules of the NYSE, abstentions are counted as votes cast for Proposal 4, and therefore abstentions will have the same effect as a vote “against” Proposal 4.

THE BOARD RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE CASH INCENTIVE BONUS PLAN FOR PURPOSES OF SECTION 162(M)(4)(C) OF THE CODE.

PROPOSAL 5

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee has appointed PricewaterhouseCoopers (“PwC”) as the Company’s principal independent registered public accounting firm to perform the audit of the Company’s consolidated financial statements for fiscal 2017. The audit committee has decided to submit its selection of independent audit firm to stockholders for ratification. In the event that this appointment of PwC is not ratified by a majority of votes cast, whether in person or by proxy, the audit committee will review its future selection of PwC as the Company’s independent registered public accounting firm.

The audit committee first approved PwC as our independent auditors in fiscal 2008.

Representatives of PwC are expected to attend the Annual Meeting, will have an opportunity to make a statement if they desire to do so and are expected to be available to respond to questions.

Principal Accountant Fees and Services

We regularly review the services and fees from our independent registered public accounting firm, PwC. These services and fees are also reviewed with the audit committee annually. In accordance with standard policy, PwC periodically rotates the individuals who are responsible for the Company’s audit.

In addition to performing the audit of the Company’s consolidated financial statements, PwC provided various other services during fiscal 2016 and fiscal 2015. The Company’s audit committee has determined that PwC’s provision of these services, which are described below, does not impair PwC’s independence with respect to the Company.

The aggregate fees billed for fiscal 2016 and fiscal 2015 for each of the following categories of services are as follows:

Fees Billed to the Company	Fiscal 2016	Fiscal 2015
Audit fees (1)	$1,870,276	$1,389,805
Audit related fees (2)	85,472	263,070
Tax fees (3)	251,006	237,620
All other fees (4)	483,953	—

Total fees	$2,690,707	$1,890,135

(1)	Includes fees for audit services principally related to the year-end examination and the quarterly reviews of the Company’s consolidated financial statements, consultation on matters that arise during a review or audit, review of SEC filings, and audit procedures related to management’s implementation of new accounting systems.
(2)	Includes fees which are for assurance and related services other than those included in audit fees above. These services were primarily related to lease accounting consulting and convertible debt offering-related services.
(3)	Includes fees for tax compliance and advice.
(4)	Includes fees for all other non-audit services. These services were primarily related to due diligence associated with the Company’s acquisition of a controlling interest in Design Investors WW Acquisition Company, LLC (“Waterworks”).

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

The audit committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. The independent registered public accounting firm and management are required to periodically report to the audit committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date. All of the services relating to the fees described in the table above were approved by the audit committee in accordance with the audit committee’s pre-approval policy.

Required Vote for This Proposal

The affirmative vote of a majority of votes cast, whether in person or by proxy, is required to approve Proposal 5. Proposal 5 is considered to be a routine matter and, accordingly, if you do not instruct your broker, bank or other nominee on how to vote the shares in your account for Proposal 5, brokers will be permitted to exercise their discretionary authority to vote for the ratification of the appointment of auditors. Abstentions and broker non-votes will have no effect on the outcome of Proposal 5 because the ratification of appointment of auditors is based on the votes actually cast.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” RATIFICATION OF APPOINTMENT OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2017.

REPORT OF THE AUDIT COMMITTEE

The information contained in the following report of the Company’s audit committee is not considered to be “soliciting material,” “filed” or incorporated by reference in any past or future filing by the Company under the Exchange Act or the Securities Act of 1933 unless and only to the extent that the Company specifically incorporates it by reference.

The Audit Committee hereby reports as follows:

1. The Audit Committee has reviewed and discussed the audited financial statements for the year ended January 28, 2017 with the Company’s management and PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm (“PwC”).

2. The Audit Committee has also discussed with PwC the matters required to be discussed by Auditing Standard No. 16, “Communications with Audit Committees,” as adopted by the Public Company Accounting Oversight Board (United States).

3. The Audit Committee also has received and reviewed the written disclosures and the letter from PwC required by applicable requirements of the Public Company Accounting Oversight Board regarding PwC’s communications with the Audit Committee concerning independence, and has discussed with PwC its independence from the Company.

4. Based on the reviews and discussions referred to above, the Audit Committee recommended to our board of directors that the financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the fiscal year ended January 28, 2017 for filing with the SEC.

Respectfully submitted by the members of the Audit Committee of the board of directors for the fiscal year ended January 28, 2017.

Mark Demilio, Chairman	Hilary Krane	Katie Mitic

EXECUTIVE OFFICERS

Below is a list of the names and ages, as of April 28, 2017, of our executive officers and a description of their business experience.

Directors and Executive Officers	Age	Position
Gary Friedman	59	Chairman and Chief Executive Officer
Karen Boone	43	Co-President, Chief Financial and Administrative Officer
Eri Chaya	43	Co-President, Chief Creative and Merchandising Officer, and Director
DeMonty Price	55	Co-President, Chief Operating, Service and Values Officer

Gary Friedman is the Chairman and Chief Executive Officer of the Company and Founder of the RH brand as we know it today. From July 2013 to January 2014, Mr. Friedman served as Co-Chief Executive Officer with Mr. Alberini, and from October 2012 to July 2013, Mr. Friedman served as Chairman Emeritus, Creator and Curator on an advisory basis. Mr. Friedman served as our Chairman from May 2010 to October 2012 and as our Co-Chief Executive Officer from June 2010 to October 2012. He also served as our Chief Executive Officer from March 2001 to June 2010 and as our Chairman from March 2005 to June 2008. He served on our board of directors from March 2001 to October 2012. Prior to joining us, from 1988 to 2001, Mr. Friedman worked for Williams-Sonoma, Inc., a specialty retailer of products for the home, where he served in various capacities, including as President and Chief Operating Officer from May 2000 to March 2001, as Chief Merchandising Officer and President of Retail Stores from 1995 to 2000 and as Executive Vice President and President of the Williams-Sonoma and Pottery Barn brands from 1993 to 2001. Prior to joining Williams-Sonoma, Mr. Friedman spent eleven years with Gap, Inc., a specialty retailer, in various management positions.

Karen Boone serves as our Co-President, Chief Financial and Administrative Officer. She was appointed as Co-President, Chief Financial and Administrative Officer in May 2016. Ms. Boone joined us as our Chief Financial Officer in June 2012 and in May 2014 was promoted to Chief Financial and Administrative Officer. From December 1996 to June 2012, Ms. Boone worked for Deloitte & Touche, LLP, an accounting and consulting firm, where since 2010 she served as an audit partner. Her entire career at Deloitte was spent specializing in service to retail and consumer products companies.

Eri Chaya serves as our Co-President, Chief Creative and Merchandising Officer and Director. She was appointed as Co-President, Chief Creative and Merchandising Officer in May 2016 and has served on our board of directors since November 2012. Ms. Chaya served as our Chief Creative Officer since April 2008. Before becoming our Chief Creative Officer, Ms. Chaya was our Vice President of Creative, beginning in July 2006. From February 2004 to June 2006, Ms. Chaya was a creative director at Goodby, Silverstein and Partners, an international advertising agency. From May 2000 to February 2004, Ms. Chaya was a creative director at Banana Republic, a clothing retailer. Ms. Chaya graduated from Art Center College of Design, one of the country’s preeminent design schools.

DeMonty Price serves as our Co-President, Chief Operating, Service and Values Officer. Mr. Price was appointed as Co-President, Chief Operating, Service and Values Officer in May 2016. Mr. Price has a long history of almost 15 years with the Company. Among the positions he has held, Mr. Price was previously our Chief Service and Values Officer from September 2015 until his most recent appointment as Co-President, Chief Operating, Service and Values Officer, and he served as our Senior Vice President of Retail Galleries and Operations and Chief Values Officer from June 2006 to September 2015.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of April 28, 2017, regarding the beneficial ownership of our common stock by:

•	each person or group who is known by us to own beneficially more than 5% of our outstanding shares of our common stock;

•	each of our named executive officers;

•	each of our current directors; and

•	all of our current executive officers and directors as a group.

Beneficial ownership for the purposes of the following table is determined in accordance with the rules and regulations of the SEC. Percentage of beneficial ownership is based on 33,075,569 shares of common stock outstanding as of April 28, 2017. Except as disclosed in the footnotes to this table and subject to applicable community property laws, we believe that each stockholder identified in the table possesses sole voting and investment power over all shares of common stock shown as beneficially owned by the stockholder. Unless otherwise indicated in the table or footnotes below, the address for each beneficial owner is c/o RH, 15 Koch Road, Suite K, Corte Madera, CA 94925.

Name	Number	Percent
5% Stockholders:
FMR LLC (1)
245 Summer Street, Boston, MA 02210	6,120,382	18.5%
T. Rowe Price Associates, Inc. (2)
100 E. Pratt Street, Baltimore, MD 21201	4,938,206	14.9%
Blackrock, Inc. (3)
55 East 52nd Street, New York, NY 10055	4,660,533	14.1%
The Vanguard Group (4)
100 Vanguard Blvd., Malvern, PA 19355	2,929,025	8.86%
Balyasny Asset Management L.P. (5)
181 West Madison, Suite 3600
Chicago, IL 60602	2,205,903	6.7%
Named Executive Officers and Directors:
Gary Friedman (6)	6,184,277	16.7%
Carlos Alberini (7)	66,196	*
Keith Belling (8)	18,608	*
Karen Boone (9)	175,500	*
Eri Chaya (10)	247,769	*
Mark Demilio (11)	57,058	*
Hilary Krane (12)	4,768	*
Katie Mitic (13)	12,119	*
DeMonty Price (14)	111,918	*
Ali Rowghani (15)	6,829	*
Leonard Schlesinger (16)	8,354	*

All current executive officers and directors as a group (11 persons) (17)	6,893,396	18.8%

*    Represents beneficial ownership of less than 1% of our outstanding common stock.

(1)	Based on the Schedule 13G/A filed on February 14, 2017 by FMR LLC, Abigail P. Johnson and Fidelity Growth Company Fund. FMR LLC has beneficial ownership as to all such shares of common stock and has the sole voting power with respect to 1,059,597 shares of common stock. Fidelity Growth Company Fund has beneficial ownership of and sole voting power with respect to 2,052,449 shares of common stock.

(2)	Based on the Schedule 13G/A filed on February 7, 2017, 2016 by T. Rowe Price Associates, Inc. and T. Rowe Price New Horizons Fund, Inc. T. Rowe Price Associates, Inc. has beneficial ownership as to all such shares of common stock and has the sole voting power with respect to 862,940 shares of common stock. T. Rowe Price New Horizons Fund, Inc. has beneficial ownership of, and sole dispositive power with respect to, 3,201,226 shares of common stock.
(3)	Based on the Schedule 13G filed on March 9, 2017 by Blackrock, Inc. which has beneficial ownership as to all such shares of common stock and has sole voting power over 4,577,317 shares of common stock and sole dispositive power with respect to 4,660,533 shares of common stock.
(4)	Based on the Schedule 13G/A filed on February 10, 2017 by The Vanguard Group. The Vanguard Group has beneficial ownership as to all such shares of common stock and has the sole voting power with respect to 45,807 shares of common stock, shared voting power with respect to 3,700 shares of common stock, sole dispositive power with respect to 2,881,517 shares of common stock and shared dispositive power with respect to 47,508 shares of common stock.
(5)	Based on the Schedule 13G filed on February 6, 2017 by Balyasny Asset Management L.P., Atlas Master Fund, Ltd., Atlas Global, LLC, Atlas Global Investments, Ltd., Atlas Institutional Fund, LLC, Atlas Institutional Fund, Ltd., Atlas Global Japan Unit Trust, Atlas Enhanced Master Fund, Ltd., Atlas Enhanced Fund, Ltd., Atlas Enhanced Fund, L.P. and Dmitry Balyasny. Each of Balyasny Asset Management L.P. and Dmitry Balyasny has beneficial ownership of, sole voting power with respect to and sole dispositive power with respect to 2,205,903 shares of common stock. Each of Atlas Enhanced Master Fund, Ltd., Atlas Enhanced Fund, Ltd., and Atlas Enhanced Fund, L.P. has beneficial ownership of, sole voting power with respect to and sole dispositive power with respect to 1,883,226 shares of common stock. Each of Atlas Master Fund, Ltd., Atlas Global, LLC, Atlas Global Investments, Ltd., Atlas Institutional Fund, LLC, Atlas Institutional Fund, Ltd. and Atlas Global Japan Unit Trust has beneficial ownership of, sole voting power with respect to and sole dispositive power with respect to 322,677 shares of common stock.
(6)	Includes 3,976,826 shares of common stock issuable upon the exercise of options that are exercisable within 60 days of April 28, 2017. As of April 28, 2017, 1,162,805 of these options are subject to selling restrictions.
(7)	Includes 4,731 restricted stock awards that vest on June 22, 2017.
(8)	Includes 4,731 restricted stock awards that vest on June 22, 2017.
(9)	Includes 143,876 shares of common stock issuable upon the exercise of options that are exercisable within 60 days of April 28, 2017, 7,500 restricted stock units that vest on May 4, 2017 and 13,500 restricted stock units that vest on June 16, 2017.
(10)	Includes 883 shares of common stock subject to selling restrictions, 204,600 shares of common stock issuable upon the exercise of options that are exercisable within 60 days of April 28, 2017, 7,500 restricted stock units that vest on May 4, 2017 and 26,000 restricted stock units that vest on June 16, 2017.
(11)	Includes 40,825 shares of common stock held by Mr. Demilio’s family trust, 4,000 shares of common stock issuable upon the exercise of options that are exercisable within 60 days of April 28, 2017 and 4,731 restricted stock awards that vest on June 22, 2017.
(12)	Includes 4,731 restricted stock awards that vest on June 22, 2017.
(13)	Includes 2,800 shares of common stock held by Ms. Mitic’s family trust and 4,731 restricted stock awards that vest on June 22, 2017.
(14)	Includes 529 shares of common stock subject to selling restrictions, 74,900 shares of common stock issuable upon the exercise of options that are exercisable within 60 days of April 28, 2017, 1,500 restricted stock units that vest on May 4, 2017 and 19,500 restricted stock units that vest on June 16, 2017.
(15)	Includes 791 shares of common stock held by Mr. Rowghani’s living trust, of which is he is a trustee, and 4,731 restricted stock awards that vest on June 22, 2017.
(16)	Includes 4,731 restricted stock awards that vest on June 22, 2017.
(17)	Includes 4,404,202 shares of common stock our executive officers and directors have a right to acquire upon the exercise of options that are exercisable within 60 days of April 28, 2017, 33,117 restricted shares that vest within 60 days of April 28, 2017, 16,500 restricted stock units that vest on May 4, 2017 and 59,000 restricted stock units that vest on June 16, 2017.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16 of the Exchange Act requires the Company’s directors, executive officers and any person who owns more than 10% of the Company’s common stock to file initial reports of ownership and reports of changes in beneficial ownership with the SEC. Such persons are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms that they file.

Except as set forth herein, based solely on its review of the copies of such forms furnished to the Company and written representations from the directors and executive officers, the Company believes that all Section 16(a) filing requirements were met in a timely manner in fiscal 2016. On May 16, 2017, Forms 4 filed on behalf of Ms. Boone, Ms. Chaya and Mr. Price were inadvertently filed late to report the vesting of restricted stock units that occurred in 2016, and an amended Form 3 was filed on behalf of Mr. Price to reflect 1,765 shares of common stock that were inadvertently not included on Mr. Price’s initial Form 3 filed on May 6, 2016.

Stock Trading Practices

We maintain an insider trading policy that, among other things, prohibits our officers, including our named executive officers, directors and employees from trading during quarterly blackout periods and also contains other restrictions on trading activities designed to avoid any circumstance where Company insiders may be deemed to have traded on material nonpublic information.

Anti-hedging

Under the insider trading policy, we also prohibit short sales, hedging and similar transactions designed to decrease the risks associated with holding the Company’s securities, pledging the Company’s securities as collateral for loans and transactions involving derivative securities relating to our common stock. Our insider trading policy also requires that all directors and employees with titles of vice president or higher, including our named executive officers, pre-clear any proposed open market transactions.

10b5-1 Trading Plans

Each of our executive officers and directors may enter into a written plan for the automatic trading of securities in accordance with Exchange Act Rule 10b5-1 (“10b5-1 Trading Plan”). It has been the practice of the named executive officers to disclose on Form 4 filed with the SEC whether any sale or other transfer of shares reported has been made pursuant to a 10b5-1 Trading Plan. All 10b5-1 Trading Plans entered into by our executive officers and directors must comply with our insider trading policy, and any 10b5-1 Trading Plan must be pre-cleared in advance by the Company’s corporate compliance officer. A number of members of our management team have adopted 10b5-1 Trading Plans.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary

We align our executive compensation practices with the ongoing success of our Company. This compensation discussion and analysis (“CD&A”) explains the strategy, design, and decision-making processes of our compensation programs and practices in fiscal 2016 for our named executive officers. This CD&A is intended to provide perspective on the compensation information contained in the compensation tables that follow this discussion. This CD&A also discusses how the fiscal 2016 compensation of our named executive officers aligns with the key goals of our compensation philosophy, namely, attracting and retaining the best talent. We also discuss how our Company uses its compensation programs including equity programs to encourage an ownership and stakeholder perspective among our named executive officers by providing them with a long-term interest in the future growth potential of our Company that aligns with the interests of our stockholders.

We believe that continually analyzing and refining our compensation program enables us to achieve the key goals of our compensation philosophy.

For fiscal 2016, our named executive officers, as defined in Item 402 of Regulation S-K promulgated under the U.S. Securities Act of 1933, as amended, were:

Name	Title
Gary Friedman	Chairman and Chief Executive Officer
Karen Boone	Co-President, Chief Financial and Administrative Officer
Eri Chaya	Co-President, Chief Creative and Merchandising Officer and Director
DeMonty Price	Co-President, Chief Operating, Service and Values Officer

We believe that compensation paid to our executive officers should be:

•	closely aligned with the performance of the Company, on both a short-term and long-term basis;

•	linked to specific, measurable results intended to create value for stockholders; and

•	tailored to achieve the key goals of our compensation program and philosophy.

Our executive compensation programs are aligned with our stockholders’ interests, with performance-based compensation being tied primarily to our annual earnings before taxes and our long-term stock price performance. Furthermore, in the case of our Chairman and Chief Executive Officer, we have used additional performance metrics to his stock option awards related to stock price appreciation, as described further below.

During fiscal 2016 and continuing into the second quarter of fiscal 2017, the compensation committee reviewed the long-term equity incentive compensation of our Chairman and Chief Executive Officer, Mr. Friedman. Mr. Friedman last received a multi-year stock option award in fiscal 2013 in connection with his return, at the time, as our Chairman and Co-Chief Executive Officer. Inasmuch as the 2013 option award to Mr. Friedman was structured to be a multi-year award, Mr. Friedman did not receive additional equity awards in fiscal 2014, fiscal 2015 or fiscal 2016. The compensation committee began discussions with Mr. Friedman regarding a new multi-year equity award during fiscal 2016 with particular attention to the right mix of performance incentives that would align the award with the long-term interests of the Company’s stockholders. The primary performance measure that the compensation committee focused on as a result of these discussions was stock price performance since this metric is a very good measure of overall value that is recognized by the Company’s stockholders.

During the process of discussions with Mr. Friedman concerning the terms of a new multi-year equity award, the compensation committee received advice from independent compensation consultants. In fiscal 2016, this advice was provided by Willis Towers Watson and in 2017 the advice was provided by Mercer (US) Inc. (“Mercer”). Mercer assisted the compensation committee in its discussions with Mr. Friedman concerning the final terms of the 2017 option award that was ultimately granted on May 2, 2017. The compensation committee requested that Mercer evaluate the overall compensation arrangements in place with Mr. Friedman in order to evaluate a possible multi-year equity award to promote retention and reward stockholder value creation. Mercer additionally performed a “market check” review of data available with respect to other multi-year equity awards granted to chief executive officers as a long-term compensation incentive. The compensation committee determined that the new equity award to Mr. Friedman should be structured as a four-year service arrangement. The compensation committee believes there are certain advantages to structuring an award to the Chairman and Chief Executive Officer as a multi-year award as the long-term nature of equity awards provides incentives for the Chairman and Chief Executive Officer to drive performance of the business over the applicable time period. By linking a combination of both performance goals and a multi-year service period, the compensation committee intends to create incentives for performance over a sustained period of time.

The objective of viewing the award as a multi-year grant tied to a service period of four years is also similar to what the compensation committee did with respect to the equity award granted to Mr. Friedman in 2013 which also was linked to a multi-year service period. Accordingly, it is not expected that compensation committee would grant annual refresh equity awards to Mr. Friedman until the end of the four-year service period. In structuring the equity award to Mr. Friedman, the compensation committee relied upon the advice of independent advisors. The compensation committee also considered the feedback from stockholders from two annual cycles of stockholder outreach campaigns conducted by RH regarding the structuring and disclosure of equity awards. In particular, the compensation committee responded to investor feedback that sought performance metrics as a key component of any new equity award to the Chairman and Chief Executive Officer. Based in part on this feedback, the compensation committee determined that the 2017 equity award should be 100% linked to the Company achieving performance objectives. The compensation committee took into account the structure of the stock options that were awarded to Mr. Friedman at the time of the initial public offering, which stock options contained restrictions on the underlying shares that were entirely linked to linked to price objectives for RH common stock that were substantially out of the money on the date of the 2012 option grant.

On May 2, 2017, the compensation committee granted a stock option to Mr. Friedman under the 2012 Stock Incentive Plan to purchase 1,000,000 shares of the Company’s common stock (the “2017 Stock Option Award”), with an exercise price of $50 per share, a premium to the market price for the common stock on the date of the grant. Shares issued upon exercise of the option will be subject to certain transfer restrictions until the twentieth anniversary of the grant date subject to certain performance objectives which will allow the shares to become unrestricted. The performance metrics that Mr. Friedman must achieve in order for these shares to become unrestricted include a combination of stock price appreciation and time of service. The compensation committee believes that the combination of time restrictions and performance restrictions tied to stock price appreciation creates a strong alignment between Mr. Friedman and the objectives of the Company’s stockholders.

In general, the stock option award is structured such that these shares would become unrestricted over a four year service period from the date of grant assuming that the Company’s common stock price also achieves the price objectives of $100 per share, $125 per share and $150 per share in each of these first four years. These price targets represent a substantial price appreciation in excess of the $48.62 price of RH common stock on the date of grant. The stock price will need to more than double from the grant date price in order to reach the first price performance objective and more than triple to reach the highest price performance objective. In addition, the stock price objectives are measured in each year of the first four years so that stock price performance must be sustained for the restrictions to lapse on the overall total aggregate award. Both the performance-based restrictions and the time-based restrictions must be met in order for selling restrictions to lapse. The following chart presents graphically the number of shares that would be eligible to have selling restrictions lapse at the various stock price objectives:

Years of Service from Award Date	Stock Price			Total
	$100	$125	$150
First Completed Year of Service	83,333 shares	83,333 shares	83,334 shares	250,000 shares
Second Completed Year of Service	83,333 shares	83,333 shares	83,334 shares	250,000 shares
Third Completed Year of Service	83,333 shares	83,333 shares	83,334 shares	250,000 shares
Fourth Completed Year of Service	83,333 shares	83,333 shares	83,334 shares	250,000 shares

As shown in the above chart, with respect to any performance year ending on or prior to the fourth anniversary of the grant date, if the twenty day trading price for RH common stock exceeds $100 per share, $125 per share, or $150 per share during the performance year, then the transfer restrictions will lapse as to 83,333 shares, 166,666 shares, or 250,000 shares, respectively, on the last day of such performance year, if Mr. Friedman remains in service with RH as an employee with the authority, duties, or responsibilities of a chief executive officer. A “performance year” is any twelve-month period that begins on May 2nd. Meeting the “twenty day trading price” level is calculated by determining if the volume-weighted average fair market value of the Company’s common stock for the last ten consecutive trading days has reached and remained at or above the dollar thresholds stated above for twenty consecutive trading days.

Shares that remain subject to transfer restrictions due to not achieving the price levels for a particular performance year will be carried forward to future performance years through the eighth performance year, and the transfer restrictions will be eligible to lapse in a later performance year if the missed price level is subsequently achieved during any such later performance year, provided in each case that Mr. Friedman remains in service with RH as an employee with the authority, duties, or responsibilities of a chief executive officer through the date on which such price level was achieved. For example, if none of the stated price levels are met before the fourth anniversary of the grant date, and each of the stated price levels are met during the fifth performance year, then the transfer restrictions with respect to (i) 333,332 shares will lapse on the date on which the $100 price level is met, (ii) an additional 333,332 shares will lapse on the date on which the $125 price level is met and (iii) an additional 333,336 shares will lapse on the date on which the $150 price level is met. Any share transfer restrictions that have not lapsed by the end of the eighth performance year will thereafter only lapse on the twentieth anniversary of the grant date.

If Mr. Friedman’s employment with RH is terminated without cause, by Mr. Friedman for good reason (as such terms are defined in the option award agreement), or for death or disability (as such term is defined in the option award agreement), then any transfer restrictions on shares subject to the 2017 Stock Option Award that would have been eligible to lapse at any time during the twelve-month period following such termination had such termination not occurred will be eligible to lapse based solely upon the achievement of the stated price levels at any point during such twelve-month period. For further details regarding the option award agreement, see the Company’s Current Report on Form 8-K filed on May 3, 2017.

Mr. Friedman’s base salary has remained unchanged since it was last increased in June 2013 at the time he returned to the Company, at the time, as our Chairman and Co-Chief Executive Officer. The compensation committee has increased Mr. Friedman’s bonus opportunity several times since 2013 including for each of fiscal 2014 and fiscal 2015. Mr. Friedman’s bonus opportunity was not changed for fiscal 2016. The compensation committee is reviewing Mr. Freidman’s base salary and bonus opportunity and may make further adjustments during fiscal 2017.

The compensation committee has also continued to focus on balancing the alignment of our executive compensation program with our financial performance while providing incentives for retention purposes and rewarding the continued transformation of the business in fiscal 2016 and fiscal 2017. In May 2016, the compensation committee considered the change to the Company’s senior management structure and the promotion of Ms. Boone, Ms. Chaya and Mr. Price to the roles of Co-President, as well as the desire to provide additional retention incentives to the Company’s employees, in determining that the Company should make additional equity awards to Ms. Boone, Ms. Chaya and Mr. Price.

In March 2017, the compensation committee reviewed the Company’s financial results with respect to its performance-based annual cash incentive awards. The compensation committee determined that, notwithstanding the progress made on numerous operational initiatives during fiscal 2016, the Company had not met the metrics for performance-based annual cash incentive awards. In addition, the base salaries for Ms. Boone, Ms. Chaya and Mr. Price also remained unchanged from the fiscal 2016 base salaries.

We believe these examples show our commitment to set compensation and performance targets for our executives that align with our long-term growth strategy and our stockholders’ interests.

Stockholder Engagement

We actively engage with major stockholders of the Company and have solicited input from such stockholders, which has been a practice of the Company since our initial public offering in 2012. We did not historically engage in a formalized stockholder outreach program with respect to the corporate governance points of contact at these institutional stockholders. In 2016, we launched a formalized stockholder outreach program in order to solicit additional input from stockholders in this manner. This formal stockholder outreach program is designed to solicit feedback from the Company’s stockholders with respect to a number of topics related to our executive pay practices and corporate governance policies. This effort supplements the ongoing communications between our management and stockholders. We believe that our formalized stockholder outreach program has significantly strengthened the effectiveness of our stockholder engagement, as evidenced by the results of our prior year annual meeting at which our say-on-pay proposal received the support of over 90% of votes cast by our stockholders.

As part of the 2016 stockholder outreach campaign, we solicited the views of institutional investors that we believe represented approximately 94% of our issued and outstanding shares owned by institutional investors as of December 31, 2015, and had discussions with and received feedback from investors representing approximately 61% of such outstanding shares. In addition to the general feedback noted in the chart below, investors expressed appreciation of our outreach efforts and acknowledged our quick reaction and responsiveness to the results of our prior year annual meeting at which stockholders voted against our say-on-pay proposal. The results of the stockholder outreach campaign and the feedback we received were provided to our board of directors.

What we heard in 2016	What we did in 2016 and 2017

Stockholders requested that we include more tables and summary presentation of information within the compensation discussion and analysis portion of the proxy statement.

We reviewed our proxy statements from previous years and made improvements for the current year, including providing more information in tables and charts rather than within lengthy narrative form in order to make the presentation easier to read and more accessible to readers.

Stockholders requested increased transparency into the “why” behind certain compensation decisions, such as the bonus metrics used in our Leadership Incentive Program, or “LIP.”

We increased the disclosure in our compensation discussion and analysis in order to explain the reasons we chose certain compensation metrics and to show how our program is aligned with stockholder interests. In particular, we have also provided detailed information concerning the structuring of the 2017 Stock Option Award that the compensation committee approved for grant to our Chairman and Chief Executive Officer.

Stockholders requested additional disclosure to provide greater context for the level of our executive compensation programs in terms of comparison with industry metrics.

We provided additional information regarding the results of a comprehensive review of market compensation practices in fiscal 2015 performed by the independent compensation consultants working with our Compensation Committee.

Stockholders requested additional disclosure regarding certain corporate governance practices.	We added additional details and information regarding certain of our corporate governance practices.

As part of the 2017 stockholder outreach campaign, we solicited the views of institutional investors that we believe represented approximately 54.7% of our issued and outstanding shares owned by institutional investors as of December 31, 2016, and had discussions with and received feedback from investors representing approximately 39.9% of such outstanding shares. In as much as we had contacts with a large number of our investors in our first annual stockholder outreach campaign, a number of our investors that had been previously contacted indicated there was not a need to have a second round of conversations in the current annual stockholder outreach campaign as their positions on the topics discussed had not changed in any significant way from the prior year conversations. In addition to the general feedback noted in the chart below, investors once again expressed appreciation of our outreach efforts. The results of the stockholder outreach campaign and the feedback we received were presented to our board of directors.

What we heard in 2017	What we did in 2017

We asked stockholders about the potential determination by the Board that Carlos Alberini now qualifies as an independent director following the three year anniversary of his departure from RH. Stockholders requested that any such determination be accompanied by detailed disclosure about the basis for Mr. Alberini being determined an independent director. Some investors noted the policies of independent governance services which indicate that a former chief executive officer should not be deemed fully independent in particular for the purposes of serving on any committees of the board of directors that are required to be comprised of independent members.

The Board made a determination that Mr. Alberini meets the independence tests of the NYSE and the SEC for purposes of the requirement that a majority of members on the Board should be independent. We provided detailed disclosure in this proxy statement regarding the basis for this determination. The Board also determined not to appoint Mr. Alberini to any of RH’s committees of the board of directors that require directors be independent.

Stockholders have expressed a general view that to the extent RH makes large equity awards to executives that are intended to serve as a long term equity incentive over a period of years, our disclosure should be very clear about the nature of such multi-year awards and the period that the award is intended to cover.

In those circumstances where we make a multi-year equity award to an executive officer, we intend to disclose more details concerning the multi-year nature of the award. We have followed a practice of making multi-year equity awards to our Chairman and Chief Executive Officer in several instances and we have provided substantial additional disclosure concerning those multi-year awards. In particular, we provided a multi-year equity award to him in the second fiscal quarter of 2013. In the second quarter of fiscal 2017, we granted him an additional multi-year equity award that is designed to serve for a four year period. We have enhanced the level of disclosure concerning these multi-year equity awards to our Chairman and Chief Executive Officer in our compensation discussion and analysis in order to explain the intent and details behind these large equity awards.

Stockholders also expressed a preference that equity awards granted to the executive officers of RH in particular be tied to performance metrics rather than simple time based metrics based on continued service.

We structured the 2017 Stock Option Award to Mr. Friedman to require substantial stock price appreciation from the price of our common stock on the date of grant in order for restrictions on the shares underlying the award to lapse. Investor feedback that we received indicates that share price performance is a key metric that investors believe aligns the incentives of executives with the objectives of investors. We determined that the 2017 Stock Option Award would be linked to price objectives of $100, $125 and $150 per share in equal increments as of the date of grant; these stock price targets represent increases of more than 100%, 150%, and 200%, respectively. We also required a four year service period for the Chief Executive Officer in order to assure that these price objectives would be measured on a sustained basis rather than at a single moment in time.

We asked stockholders about re-approving our 2012 Stock Incentive Plan for purposes of Section 162(m)(4)(C) of the Code.

Some stockholders expressed support for re-approving the 2012 Stock Incentive Plan for purposes of Section 162(m)(4)(C) of the Code, though some stockholders indicated that support for any such proposal might be dependent on the plan terms in effect at the time of the vote.

We have included in this proxy statement a proposal to re-approve our 2012 Stock Incentive Plan for purposes of Section 162(m)(4)(C) of the Code, providing stockholders with the opportunity to express their views through a vote on this matter.

The Company plans to continue various stockholder communication and outreach programs in the future, consistent with prior practice.

Fiscal 2016 Business Highlights

Factors Affecting Fiscal 2016 Results

Experienced negative impacts on our sales and earnings during fiscal 2016 due to several temporal issues, including

•        the costs related to the launch of RH Modern;

•        the timing of recognizing membership revenues related to the transition from a promotional to a membership model;

•        efforts to reduce inventories and rationalize our SKU count; and

•        the decision to push our 2016 Source Book mailing from the Spring to the Fall

Acquired a controlling interest in Design Investors WW Acquisition Company, LLC (“Waterworks”), further positioning the Company as an authority in two of the most important and high value rooms of the home—the bath and kitchen

Financial Performance (1)	Net revenues increased 1.2% to $2,134.9 million
Comparable brand revenues decreased 7%
GAAP net income of $5.4 million compared to $91.1 million last year, adjusted net income of $51.8 million compared to $114.8 million last year
GAAP diluted earnings per share of $0.13 compared to $2.16 last year, adjusted diluted earnings per share of $1.27 compared to $2.72 last year
Key Strategies and Initiatives	Transformed the business from a promotional to a membership model with a view to enhancing the Company’s brand, streamlining operations, and improving the customer experience
Began the redesign of the Company’s supply chain network, with a long-term focus on transitioning inventory into fewer facilities, enabling the Company to forgo building a planned distribution center scheduled to open in 2017
First full year of several new business initiatives such as RH Modern, RH Teen and RH Hospitality, as well as the redesign of our RH Interiors Source Book, the roll out of Design Ateliers in our retail Galleries, and the addition of Waterworks to the platform

Lowered the long-term new Gallery opening cadence to three to five Galleries per year to drive high-quality, sustainable growth and lower our capital requirements and execution risk over the course of our real estate transformation

(1)	See the Company’s most recent Annual Report on Form 10-K, as filed with the SEC on March 29, 2017, for the definition of comparable brand revenue. Reconciliations of GAAP to non-GAAP financial measures for adjusted net income and adjusted diluted EPS are provided in the tables included in Annex C to this proxy statement.

Overview of Compensation Program and Philosophy

Our compensation program is designed to do the following:

Attract and retain	We focus on attracting and retaining top-caliber, knowledgeable and experienced senior executives
Encourage an ownership mentality	Our program aligns the annual and long-term strategic goals of our executives with those of our Company and our stockholders
Motivate	Our program motivates our executives to achieve superior results for our Company and our stockholders
Reward performance	We pay for performance that is achieved through creativity, the capitalization of unique strategic opportunities and business initiatives, and results in stockholder-aligned financial successes
Encourage appropriate risk taking	Our programs focus our executives to analyze business initiatives where we seek return on investment that exceeds downside risks
Provide transparent reward systems	Our reward systems are easily understood by our managers and stockholders
Reinforce the succession planning process	Our programs help management to focus on identifying, and helps us reward, retain and promote from within, the next generation of senior leadership to achieve the Company’s growth, profitability and other objectives through increased responsibilities and compensation

This compensation philosophy guides the compensation committee in assessing the compensation to be paid to our executives, including our named executive officers. The compensation committee endeavors to ensure that the total compensation paid to the named executive officers is fair, competitive and consistent with our compensation philosophy. This compensation philosophy also guides the compensation committee as to the proper allocation among current cash compensation (in the form of annual base salary), short-term compensation (in the form of performance-based, annual cash incentives), and long-term compensation (in the form of equity incentive compensation). We evaluate both the performance and compensation of our named executive officers annually to ensure that the executive compensation program we implement achieves these goals.

We have implemented executive compensation policies and practices that reinforce our compensation philosophy and align with those commonly-viewed best practices and sound governance principles that we believe are appropriate for us. The following chart summarizes these policies and practices:

What we do

•    Performance-based cash incentives

•    100% independent directors on our compensation committee

•    Independent compensation consultant engaged by our compensation committee

•    Annual review and approval of our compensation strategy

•    Significant portion of executive compensation is either tied to corporate performance directly or indirectly through stock price performance because of the equity component of compensation

•    Broad-based company-sponsored health and retirement benefits programs

•    For most equity awards, we have shifted our vesting practices to use five-year equity award vesting periods

○     Generally, we use five-year vesting upon hiring, as well as for subsequent grants

◾   Depending on the circumstances, awards may vest 20% per year on a straight-line basis or in a back-end loaded schedule where larger amounts vest in later years

◾   We more frequently use the back end loaded vesting structure with new hires.

◾   Five year vesting structures that are not straight-line vesting may vest in several different ways including, by way of example:

•       15% in year one; 15% in year two; 20% in year three; 25% in year four; and 25% in year five; or

•       10% in year one; 10% in year two; 20% in year three; 30% in year four; and 30% in year five

•    Prohibition on short sales, hedging of stock ownership positions and transactions involving derivatives of our common stock

Our Chairman and Chief Executive Officer, Mr. Friedman, has consistently maintained a significant equity ownership interest in the Company and beneficially owns approximately 16.7% of the Company’s common stock. As of April 28, 2017, his aggregate holdings of stock and equity awards had a value of approximately 88 times his annual base salary for fiscal 2016 (1)

•    Our Co-President, Chief Creative and Merchandising Officer, Ms. Chaya, beneficially owns approximately 0.7% of the Company’s common stock. As of April 28, 2017, her aggregate holdings of stock and equity awards had a value of approximately 10 times her annual base salary for fiscal 2016 (1)

•    Our Co-President, Chief Financial and Administrative Officer, Ms. Boone, beneficially owns approximately 0.5% of the Company’s common stock. As of April 28, 2017, her aggregate holdings of stock and equity awards had a value of approximately 9 times her annual base salary for fiscal 2016 (1)

•    Our Co-President, Chief Operating, Service and Values Officer, Mr. Price, beneficially owns approximately 0.3% of the Company’s common stock. As of April 28, 2017, his aggregate holdings of stock and equity awards had a value of approximately 7.6 times his annual base salary for fiscal 2016 (1)

What we don’t do

•    No “single trigger” change of control benefits

•    No post-termination retirement- or pension-type non-cash benefits or perquisites for our executive officers that are not available to our employees generally

•    No tax gross-ups for change of control benefits

(1) Based on total holdings of common stock and equity awards.

Compensation Committee Review of Compensation

Our board of directors has established a compensation committee that is generally responsible for the oversight, implementation and administration of our executive compensation plans and programs.

The compensation committee engages in the following, either together with the board of directors as a whole or as a committee, making recommendations to the board of directors regarding approval, as necessary:

• annually review and approve the Company’s corporate goals and objectives relevant to compensation of the Chief Executive Officer;
• evaluate the Chief Executive Officer’s performance in light of such goals and objectives;
• determine and approve the Chief Executive Officer’s compensation level based on this evaluation;
• annually review the following: ○ annual base salary levels; ○ annual incentive compensation levels; ○ long-term incentive compensation levels; and ○ any supplemental or special benefits
• ensure that appropriate overall corporate performance measures and goals are set and determine the extent to which the established goals have been achieved and any related compensation earned;

•     determine the appropriateness of, and in some cases retain, a compensation consultant to offer advice for the consideration of the compensation committee and consider the independence of such consultant in accordance with applicable SEC and NYSE rules; and

• perform other necessary tasks related to the implementation and administration of executive compensation plans and programs.

The compensation committee’s annual review of executive compensation generally occurs within the timeframe of April to June of each year.

Compensation Level Setting Process

Our compensation committee reviews the following, among other factors, when determining compensation:

• the individual’s performance and contributions to financial objectives;

•     equity awards previously granted to the executive, which includes amounts of such awards that remain unvested or are under selling restrictions and therefore continue to incentivize future performance;

• individual leadership, expectations, expertise, skill, and knowledge;
• analyses of competitive market compensation practices and labor market conditions;
• input from senior management, including our Chairman and Chief Executive Officer; and
• input from an independent compensation consultant.

As we are headquartered in the San Francisco Bay Area, which is a highly dynamic and competitive market for talent, we seek to provide competitive compensation practices for our executive leadership in order to attract and retain the best available talent.

To set a competitive, reasonable and appropriate level of compensation, the board of directors and the compensation committee consider relevant factors, as applicable, to the compensation decision being made in any given year. The board of directors’ and the compensation committee’s approach to evaluating these factors is subjective, not formulaic, and may place more or less weight on a particular factor when determining a particular executive officer’s compensation.

Role of Management in Determining Executive Compensation

In determining the total compensation for each executive officer, the board of directors and the compensation committee consider the specific recommendations of our Chairman and Chief Executive Officer (other than with respect to his own compensation) and may consider input from other senior members of management.

Our Chairman and Chief Executive Officer plays a significant role in the compensation setting process for the other named executive officers by:

• evaluating their performance;
• discussing the role and responsibilities of the relevant executive officer within the Company and the expected future contributions of the executive officer;
• recommending business performance targets and establishing objectives; and
• recommending salary levels, bonuses and equity awards.

Our Chairman and Chief Executive Officer annually reviews the compensation paid to other named executive officers over the fiscal year through presentations to the compensation committee, either as a committee or together with the board of directors as a whole, and provides his recommendations regarding the compensation to be paid to such persons during the next year. Following a review of such recommendations, the board of directors or the compensation committee, after reviewing the other factors and input as discussed above, takes action regarding such compensation recommendations as it deems appropriate. The board of directors and the compensation committee also consider input from our Chairman and Chief Executive Officer, as well as our Co-President, Chief Financial and Administrative Officer when setting financial objectives for our performance-based incentive program.

Role of Compensation Consultants

The compensation committee has periodically engaged compensation consultants to assist the committee in assessing compensation market conditions. Willis Towers Watson, which advised the compensation committee with respect to our executive and board compensation programs for fiscal 2015, was initially engaged by the compensation committee to provide evaluations and recommendations concerning our executive and board compensation programs and to advise the compensation committee with respect to structuring our compensation plans to achieve our business objectives for fiscal 2016.

On January 14, 2017, Mercer was engaged by the compensation committee to provide evaluations and recommendations concerning our executive and board compensation programs and to advise the compensation committee with respect to structuring our compensation plans to achieve our business objectives for fiscal 2017.

During their respective terms in fiscal 2016 and fiscal 2017, each of Willis Towers Watson and Mercer conducted research as directed by the compensation committee and supported the compensation committee in the design of executive and board compensation. Although Willis Towers Watson and Mercer each worked with management to develop plans that support our business objectives while carrying out its duties for the compensation committee, each of Willis Towers Watson and Mercer was retained by and reports directly to the compensation committee and does not provide any other services to the Company other than those approved by the compensation committee that would not constitute a conflict of interest or that would not otherwise compromise their independence.

Analyses of Competitive Market Practices

Due to the unique nature of our Company and the lack of direct industry competitors, we do not engage in a formal benchmarking process in setting compensation. Instead, we consider from time to time, as the compensation committee deems appropriate, an array of available data and information in order to assess the competitiveness of our compensation program and philosophy, including market information concerning local and national market compensation practices that are determined to be relevant to the Company. Given the location of our corporate headquarters in the San Francisco Bay Area, we pay close attention to the opportunities that exist for executives at other growth companies located in the San Francisco Bay Area, including public companies, as well as private companies that could be candidates for an initial public offering in the future.

We last conducted a comprehensive review of market compensation practices in fiscal 2016. At that time, the compensation committee reviewed the compensation practices of a number of companies of a similar size to us, comprising companies that have out-performed the market consistently in terms of growth and return measures, other brand and retail companies, particularly specialty retail companies, and companies in the technology sector. In addition, the compensation committee reviewed data related to a number of companies with headquarters located on the West Coast (in particular, in the San Francisco Bay Area), regardless of size, because we believe such companies located on the West Coast have unique hiring and compensation practices, which are important for us to consider given the location of our headquarters and the talent pool from which we hire our executive and other employees.

In addition, Mercer also provided the compensation committee with data from their own review of proxy information. The result of this analysis is a comprehensive review of the elements of compensation and practices that are determined to be relevant in setting compensation for our executive officers.

In connection with the comprehensive review of market compensation practices, the Company and the compensation committee consider the executive compensation practices and the market data only as reference points in the review of the Company’s compensation practices, but does not benchmark or use market data in order to set compensation for the executive officers and other executives of the Company.

For fiscal 2016, total compensation of the Company’s named executive officers and other executives was generally within the range of the market data referenced above, although individuals may be compensated above or below this level based on various reasons, such as competitive factors, our financial and operating performance and consideration of individual performance and experience.

Executive Compensation Components

The principal components of our compensation program for our named executive officers are summarized in the chart below, which is followed by a detailed explanation of the principal components of our compensation program for our named executive officers. In determining our named executive officers’ overall compensation program, the compensation committee and the board of directors, as applicable, each considers how a particular component motivates performance and promotes retention and sound long-term decision-making.

Compensation Elements	Objectives
Annual base salary	Compensate for services rendered during the fiscal year.
Performance-based annual cash incentives	Motivate and reward our named executive officers for specific annual financial and/or operational goals and objectives.
Long-term equity incentive compensation	Attract and retain our named executive officers and align the financial rewards paid to our named executive officers with our long-term performance and the financial interests of our stockholders.
Perquisites and other personal benefits	Provide a competitive level of perquisites to better enable us to attract and retain superior employees for key positions.
Employment agreements; severance and change of control benefits	Promote stability and continuity of senior management.

Annual Base Salary

We provide our named executive officers with an annual base salary to compensate them for services rendered during the fiscal year. The base salary for each of the named executive officers is guided by a variety of factors, which may include market information regarding salary levels for positions that are deemed relevant for comparison purposes, as well as such individual’s work experience, personal performance, responsibilities and other considerations, including internal alignment. The relative weight given to each factor is not specifically quantified and varies with each individual at the discretion of the compensation committee and/or the board of directors.

Each named executive officer’s base salary is typically reviewed annually and is adjusted from time to time on the following bases:

• the evaluation of the executive officer’s personal performance for the year;
• the recommendations of our Chairman and Chief Executive Officer (other than with respect to his own base salary);
• the Company’s performance for the year;
• the competitive marketplace for executives in comparable positions, including market information regarding salary levels for positions that are deemed relevant for comparison purposes; and
• in the case of increases in base salary other than on an annual basis, an individual’s exceptional performance, or increased responsibilities.

During its annual review of executive compensation for fiscal 2016, the compensation committee reviewed data provided by Willis Towers Watson and compared that data to each executive’s current cash compensation. As part of their review, the compensation committee in particular considered, in addition to other factors listed above, the Company’s financial performance in 2016 and the ongoing initiatives of the Company to address several temporal issues that had a negative impact on sales and earnings during fiscal 2016. Following this review, the base salaries of our named executive officers were not increased and remained unchanged between fiscal 2015 and fiscal 2016, with salary amounts as follows:

Name	Fiscal 2015 Base Salary	Fiscal 2016 Base Salary	Percentage Increase
Gary Friedman	$1,250,000	$1,250,000	0%
Karen Boone	$700,000	$700,000	0%
Eri Chaya	$800,000	$800,000	0%
DeMonty Price	$650,000	$650,000	0%

Performance-Based Annual Cash Incentives

We have adopted the Leadership Incentive Program, or “LIP,” which is a cash-based incentive compensation program designed to motivate and reward annual performance for eligible employees, including our named executive officers. The compensation committee considers annually whether LIP bonus targets should be established for the year and, if so, approves the group of employees eligible to participate in the LIP for that year. The LIP includes various incentive levels based on the participant’s position with the Company. Cash bonuses under the LIP link a significant portion of the named executive officers’ total cash compensation to our overall performance.

The LIP bonus for our named executive officers is based on achievement of financial objectives, rather than individual performance, in order to focus the entire senior management team on the attainment of enterprise-wide financial objectives. Each named executive officer is provided a target bonus amount equal to a percentage of the eligible portion of such officer’s base salary. The target bonus amount is based on the Company meeting the target achievement level for the relevant financial objectives.

The compensation committee and/or the board of directors establishes the target achievement level at which 100% of such participant’s target bonus will be paid (the “100% Achievement Level”), the minimum threshold achievement level at which 20% of the participant’s target bonus will be paid (the “20% Achievement Level”) and the achievement level at which 200% of the participant’s target bonus will be paid (the “200% Achievement Level”). The exact amount of the bonus payable under the LIP is based on the level of achievement of such financial objectives, with the bonus amount increasing for each named executive officer as a percentage of the eligible portion of such officer’s base salary to the extent the achievement of such financial objectives for the fiscal year exceeds the 100% Achievement Level, and with the bonus amount decreasing as a percentage of base salary to the extent the achievement of such financial objectives for the fiscal year is below the 100% Achievement Level (but above the 20% Achievement Level). The compensation committee also may adopt separate minimum or maximum payout amounts for certain individuals under the LIP. The LIP is structured so that no bonuses are paid under the LIP unless we meet the 20% Achievement Level.

The compensation committee, either as a committee or with the board of directors as a whole, sets the financial objectives each year under the LIP, and the payment and amount of any bonus depends upon whether we achieve at least a certain percentage of the financial objectives under the LIP (at least 20% for fiscal 2016). The compensation committee, either as a committee or with the board of directors as a whole, generally establishes such objectives for the Company at levels that it believes can be reasonably achieved with strong performance over the fiscal year. In making the determination of minimum and target levels, the compensation committee and/or the board of directors may consider the specific circumstances facing our Company during the year and our strategic plan for the year. The compensation committee and the board of directors have discretion to interpret the LIP’s performance objectives in light of relevant factors both internal and external to the Company, and to adjust the amount paid under the LIP accordingly. The compensation committee and the board of directors exercise such discretion based on business judgment, taking into account both recurring and extraordinary factors affecting performance of the Company as well as other relevant factors. The compensation committee may consult the board of directors, as deemed necessary, with respect to material issues concerning the administration of the LIP, including interpretations of the terms of the LIP.

For fiscal 2016, the performance metric for the LIP was based on adjusted net income (“Adjusted Income”), which we define as consolidated income before taxes, adjusted for the impact of certain non-recurring and other items that we do not consider representative of our ongoing operating performance. We believe that Adjusted Income provides meaningful information regarding the performance of our business and facilitates a meaningful evaluation of operating results on a comparable basis with historical results. We do not adjust for depreciation or amortization. Therefore, Adjusted Income indirectly reflects the Company’s capital use and capital expenditures, which we believe is relevant in assessing overall performance of the Company and aligns this performance metric with the interests of stockholders. Our management uses this non-GAAP financial measure in order to have comparable financial results to analyze changes in our underlying business from quarter to quarter.

For fiscal 2016, the compensation committee approved the following targets under the LIP:

Achievement Level	Adjusted Income Before Tax
20%	$162 million
100%	$212 million
200%	$239 million

In fiscal 2016, LIP targets were established based upon the Company’s operating plans and objectives for fiscal 2016 which in turn were formulated in part based upon the results for fiscal 2015. The compensation committee sets the LIP targets with the objective of encouraging the management team to drive financial performance based upon the Company’s operating plan and financial objectives for the year in question. These targets were set at a lower level for fiscal 2016 than for fiscal 2015 based substantially on the Company’s operating plan for fiscal 2016.

The following table sets forth the bonus targets as a percentage of the eligible portion of the executive’s base salary under the LIP in fiscal 2016 for Mr. Friedman, Ms. Boone, Ms. Chaya and Mr. Price at the 20% Achievement Level, the 100% Achievement Level and the 200% Achievement Level. During its annual review of the LIP and bonus targets for the executive officers for fiscal 2016, the compensation committee determined not to make any changes to the bonus targets for our named executive officers from the targets for fiscal 2015.

Achievement Level	Gary Friedman	Karen Boone	Eri Chaya	DeMonty Price
Below 20%	0%	0%	0%	0%
20%	20%	10%	10%	10%
100%	125%	50%	50%	50%
200%	250%	100%	100%	100%

In March 2017, the compensation committee reviewed our financial results with respect to our performance-based annual cash incentive awards. The compensation committee determined that, notwithstanding the progress made on numerous operational initiatives during fiscal 2016, the Company had not met the metrics for performance-based annual cash incentive awards. As the achievement level was under 20% for fiscal 2016, no bonus was earned or awarded under the LIP for our named executive officers, as reflected in the following table:

Name	Bonus Earned for Fiscal 2016 under the LIP	Eligible Portion of Base Salary	Bonus Earned as Percentage of Fiscal 2016 Bonus Eligible Base Salary
Gary Friedman	$—	$1,250,000	—%
Karen Boone	$—	$700,000	—%
Eri Chaya	$—	$800,000	—%
DeMonty Price	$—	$650,000	—%

The LIP provides substantial variation in compensation from year to year based upon the achievement of financial performance objectives. Inasmuch as we did not achieve the performance targets for the LIP in fiscal 2016, no performance bonus was paid. In prior years, we have paid bonuses under the LIP based on financial performance that has exceeded targets (in the case of fiscal 2014, based on achievement 106% of target objectives) and that has partially met targets (in the case of fiscal 2015, based on achievement of 30% of target objectives).

Long-Term Equity Incentive Compensation

We believe that providing long-term incentives as a component of compensation helps us to attract and retain our named executive officers. These incentives also align the financial rewards paid to our named executive officers with our long-term performance, thereby encouraging our named executive officers to focus on our long-term performance goals.

In May 2016, the compensation committee performed its annual review of executive compensation, including a review of the Company’s annual share usage, or “burn rate.” and equity use as they relate to equity grants for executive officers to determine if such grants were appropriate and in line with our compensation philosophy and objectives. The compensation committee considered the change to the Company’s senior management structure in May 2016 through the establishment of the Office of the President and the promotion of Ms. Boone, Ms. Chaya and Mr. Price to the roles of Co-President. The compensation committee also took into consideration (i) Mr. Friedman’s recommendations, other than with respect to his own compensation, (ii) the competitive environment for executive talent in the San Francisco Bay Area, (iii) each executive officer’s current equity holdings and the present value thereof and (iv) the Company’s continued desire to align its executive officers’ long-term interests with those of our stockholders. The compensation committee’s determinations regarding equity grants for employees for 2016 were also influenced by the desire to provide additional retention incentives to the Company’s employees, and the level of awards approved by the compensation committee took into account this desire to include a retention feature in the awards.

In fiscal 2016, the compensation committee reviewed the grants of equity awards to the named executive officers and determined to not grant an award to Mr. Friedman based upon his last award in 2013 having been granted as a multi-year award. The compensation committee determined to make additional equity awards to the other named executive awards based in part upon the promotion of each of them to the office of Co-President. The compensation committee approved grants of stock options and restricted stock units to the named executive officers, as follows:

Name	Stock Options		Restricted Stock Units
Gary Friedman	—		—
Karen Boone	100,000	(1)	50,000	(4)
Eri Chaya	100,000	(1)	50,000	(4)
DeMonty Price	100,000	(2)(3)	50,000	(5)(6)

(1)	The stock options were granted at an exercise price of $39.42 per share, the fair market value of our common stock on May 4, 2016, the date of grant. The options vest on each anniversary of the date of grant with 15,000 options on each of May 4, 2017 and May 4, 2018, 20,000 options on May 4, 2019 and 25,000 options on each of May 4, 2020 and May 4, 2021, and expire in 10 years, subject to the named executive officer’s continued service with the Company.
(2)	With respect to 30,000 options, the stock options were granted at an exercise price of $39.42 per share, the fair market value of our common stock on May 4, 2016, the date of grant. The options vest on each anniversary of the date of grant with 1,000 options on each of May 4, 2017 and May 4, 2018, 6,000 options on May 4, 2019 and 11,000 options on each of May 4, 2020 and May 4, 2021, and expire in 10 years, subject to the named executive officer’s continued service with the Company.
(3)	With respect to 70,000 options, the stock options were granted at an exercise price of $44.52 per share, the fair market value of our common stock on April 21, 2016, the date of grant. The options vest at a rate of 20% per year over five years on each anniversary of the date of grant, and expire in 10 years, subject to the named executive officer’s continued service with the Company.
(4)	The restricted stock units were granted on May 4, 2016. The restricted stock units vest on each anniversary of the date of grant with 7,500 units on each of May 4, 2017 and May 4, 2018, 10,000 units on May 4, 2019 and 12,500 units on each of May 5, 2020 and May 4, 2021, subject to the named executive officer’s continued service with the Company.
(5)	With respect to 20,000 restricted stock units, the restricted stock units were granted on May 4, 2016. The restricted stock units vest on each anniversary of the date of grant with 1,500 units on each of May 4, 2017 and May 4, 2018, 4,000 units on May 4, 2019 and 6,500 units on each of May 4, 2020 and May 4, 2021, subject to the named executive officer’s continued service with the Company.
(6)	With respect to 30,000 restricted stock units, the restricted stock units were granted on April 21, 2016. The restricted stock units vest on at a rate of 20% per year over five years, on each of June 16, 2017, 2018, 2019, 2020 and 2021, subject to the named executive officer’s continued service with the Company.

As described above in “Compensation Discussion and Analysis—Executive Summary,” in April 2017, the compensation committee reviewed the long-term equity incentive compensation of our Chairman and Chief Executive Officer, Mr. Friedman. Mr. Friedman received a compensation increase and a multi-year stock option award in fiscal 2013 in connection with his return, at the time, as our Chairman and Co-Chief Executive Officer. Mr. Friedman did not receive additional equity awards in fiscal 2014, fiscal 2015 or fiscal 2016, and his base salary remained unchanged during this time. His bonus level opportunity as a percentage of base salary was increased for each of fiscal 2014 and fiscal 2015 and remained unchanged for fiscal 2016. The compensation committee requested that Mercer evaluate the employment agreement for Mr. Friedman and evaluate a possible multi-year equity award to promote retention and reward stockholder value creation. Mercer additionally performed a review of market compensation practices and market data of long-term incentive awards to chief executive officers as a reference point for its review of a potential equity award for Mr. Friedman. The compensation committee also considered the feedback from stockholders from its fiscal 2015, fiscal 2016 and fiscal 2017 stockholder outreach campaigns regarding the structuring and disclosure of equity awards, in particular that such awards include an element of performance metrics.

On May 2, 2017, the compensation committee granted a stock option to Mr. Friedman under the 2012 Stock Incentive Plan to purchase 1,000,000 shares of the Company’s common stock, with an exercise price of $50 per share. The option is fully vested on the date of grant, but any shares issued upon exercise of the option will be subject to certain transfer restrictions until the twentieth anniversary of the grant date. Shares issued upon exercise of the option that remain subject to transfer restrictions may be repurchased by the Company. These transfer restrictions are eligible to lapse earlier as to a portion or all of such shares during designated performance years to the extent that (i) material increases in the price of RH’s common stock occur following the grant date, as described below, and (ii) Mr. Friedman meets the continuous service requirements set forth in the option award agreement. For further details regarding the option award agreement, see the Company’s Current Report on Form 8-K filed on May 3, 2017.

Perquisites and Other Personal Benefits

We provide certain named executive officers with perquisites and other personal benefits that we and the compensation committee believe are reasonable and consistent with our overall compensation program to better enable us to attract and retain superior employees for key positions. We generally provide our named executive officers an automobile allowance, which is adjusted from time to time based on expenses incurred by our executive officers in connection with their travel to local retail locations and expenses related to fuel, tolls and parking. The compensation committee periodically reviews the levels of perquisites and other personal benefits provided to the named executive officers.

The named executive officers may not defer any component of any annual incentive bonus earned and do not participate in another nonqualified deferred compensation plan. Likewise, the Company does not maintain any defined benefit pension plans for its employees. However, our named executive officers are eligible to participate in the Company’s 401(k) savings plan, as well as the Company’s group health and welfare plans, on the same terms and conditions as other Company employees.

It has been our practice to provide key executive officers with relocation benefits in connection with their initial hiring by our Company. In some instances, newly hired key executives are provided a signing or guaranteed minimum bonus in order to assist with their transition into the Company and the San Francisco Bay Area. However, the benefits are subject to repayment if the executive does not remain with the Company for the period of time specified in his or her offer documents. None of our named executive officers received such benefits in fiscal 2016.

In addition, from time to time, the compensation committee may approve cash bonuses outside of the LIP on a discretionary basis for reasons such as individual performance or in connection with an executive officer’s initial employment arrangement with the Company or other events, and such bonus awards may overlap with bonus awards paid under the LIP. Payments of discretionary bonuses to our named executive officers, if any, are disclosed in the “Bonus” column of the Summary Compensation Table in this proxy statement. None of our named executive officers received a discretionary bonus in fiscal 2016.

Employment Agreements; Severance and Change of Control Benefits

We have entered into agreements with certain key employees, including certain of the named executive officers, which agreements provide severance benefits in the event of termination. These severance protection agreements are designed to promote stability and continuity of senior management. Information regarding amounts that would be payable under such agreements for the named executive officers is provided under the heading “Potential Payments Upon Termination and Change in Control” in this proxy statement. None of our employment agreements or other policies have tax gross-up features. In the event that any termination payments made to our Chairman and Chief Executive Officer are deemed under Section 280G of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), to constitute excess parachute payments subject to an excise tax, then such payments will be payable either (i) in full or (ii) as to such lesser amount that would result in no portion of such payments being subject to the excise tax, and our Chairman and Chief Executive Officer will receive the greater, on an after-tax basis, of (i) or (ii) above, as determined by an independent accountant or tax advisor selected by our Chairman and Chief Executive Officer and paid for by the Company.

Risk Considerations in Our Compensation Program

The compensation committee conducted an assessment of the Company’s compensation policies and practices for its employees and concluded that these policies and practices as currently designed are appropriately weighted among base salaries and short- and long-term incentives such that the Company’s employees are not encouraged to take excessive risks. As a result, the compensation committee believes that such compensation policies and practices are not reasonably likely to have a material adverse effect on the Company. In reaching this conclusion, the compensation committee reviewed the compensation elements that comprise our compensation program, as well as the objectives that each item is designed to encourage, as described above under “Executive Compensation Components.”

Anti-Hedging Practices

Our insider trading policy provides that no employee or director may hedge ownership of our stock by engaging in short sales or purchasing and selling derivative securities related to our stock.

Clawback Provisions

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank”), public companies will be required to adopt a policy to recover certain compensation in the event of a material accounting restatement. The Company will adopt a clawback policy as required by Dodd-Frank when final regulations are provided by the SEC and the NYSE and become effective.

Stock Ownership by Executives

While we have not adopted stock ownership guidelines applicable to our executive officers, our Chairman and Chief Executive Officer, Mr. Friedman has consistently maintained a significant equity ownership interest in the Company. As of April 28, 2017, Mr. Friedman beneficially owns approximately 16.7% of the Company’s common stock, or 6,184,277 shares of common stock, which includes 3,976,826 shares of common stock issuable upon the exercise of options that are exercisable within 60 days of April 28, 2017. As of April 28, 2017, the total value of his aggregate holdings of stock and equity awards was approximately $110,267,359, which is approximately 88 times his annual salary of $1.25 million.

In addition, our Co-President, Chief Creative and Merchandising Officer, Ms. Chaya, beneficially owns approximately 0.7% of the Company’s common stock, or 247,145 shares of common stock, which includes 204,600 shares of common stock issuable upon the exercise of options that are exercisable within 60 days of April 28, 2017. As of April 28, 2017, the total value of her aggregate holdings of stock and equity awards was approximately $8,121,234, which is approximately 10 times her annual salary of $800,000.

Our Co-President, Chief Financial and Administrative Officer, Ms. Boone, beneficially owns approximately 0.5% of the Company’s common stock, or 175,500 shares of common stock, which includes 143,876 shares of common stock issuable upon the exercise of options that are exercisable within 60 days of April 28, 2017. As of April 28, 2017, the total value of her aggregate holdings of stock and equity awards was approximately $6,199,708, which is approximately 9 times her annual salary of $700,000.

Our Co-President, Chief Operating, Service and Values Officer, Mr. Price, beneficially owns approximately 0.3% of the Company’s common stock, or 111,918 shares of common stock, which includes 74,900 shares of common stock issuable upon the exercise of options that are exercisable within 60 days of April 28, 2017. As of April 28, 2017, the total value of his aggregate holdings of stock and equity awards was approximately $4,932,893, which is approximately 7.6 times his annual salary of $650,000.

We encourage our executive officers to maintain holdings in our stock and grant equity awards in order to promote equity ownership in the Company by our executive officers. Additional information regarding the stockholdings of our other named executive officers is set forth in this proxy statement in the section entitled “Security Ownership of Certain Beneficial Owners and Management.”

Tax Deductibility

Section 162(m) of the Internal Revenue Code limits the amount that we may deduct for compensation paid to our Chairman and Chief Executive Officer and to each of our three most highly compensated executive officers (other than the Chairman and Chief Executive Officer and the Co-President, Chief Financial and Administrative Officer) to $1,000,000 per person in any year. Compensation that qualifies as “performance-based” is excluded for purposes of calculating the amount of compensation subject to the $1,000,000 limit. The compensation committee reviews and considers the deductibility of executive compensation under Section 162(m) when determining the compensation of the Company’s executive officers. The compensation committee will generally have the ability to structure compensation that is intended to satisfy the requirements under Section 162(m) for qualified performance-based compensation. In some circumstances, however, the compensation committee may approve compensation that will not meet such requirements as a means to ensure competitive levels of total compensation for our executive officers and promote varying corporate goals. In any event, the compensation committee intends to maintain an approach to executive officer compensation that strongly links pay to performance, and promotes the attraction and retention of qualified executives, but will also take into account tax-effectiveness of different compensation alternatives as it selects the right compensation mix.

Compensation Committee Report

The information contained in the following report of the Company’s compensation committee is not considered to be “soliciting material,” “filed” or incorporated by reference in any past or future filing by the Company under the Exchange Act or the Securities Act of 1933 unless and only to the extent that the Company specifically incorporates it by reference.

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis set forth above with our management. Based on its review and discussions, the compensation committee recommended to our board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

Submitted by the compensation committee of the board of directors of RH:

Dr. Leonard Schlesinger (Chairman)

Mark Demilio

Compensation of Named Executive Officers

Summary Compensation Table

The following table shows the compensation earned by our named executive officers during fiscal 2016, fiscal 2015 and fiscal 2014.

Name and Principal Position	Fiscal Year	Salary	Bonus	Stock Awards (1)	Option Awards (1)	Non-Equity Incentive Plan Compensation (2)	All Other Compensation (3)		Total
Gary Friedman	2016	$1,250,000	$—	$—	$—	$—	$36,100	(5)	$1,286,100
Chairman and Chief	2015	$1,250,000	$—	$—	$—	$414,063	$18,858		$1,682,921
Executive Officer	2014	$1,250,000	$—	$—	$—	$1,325,000	$11,400		$2,586,400

Karen Boone	2016	$700,000	$—	$1,971,000	$1,733,550	$—	$12,000		$4,416,550
Co-President, Chief	2015	$689,423	$—	$436,550	$708,026	$103,270	$11,400		$1,948,669
Financial and	2014	$620,192	$—	$1,532,500	$2,625,120	$328,702	$10,800		$5,117,314
Administrative Officer
Eri Chaya	2016	$800,000	$—	$1,971,000	$1,733,550	$—	$12,000		$4,516,550
Co-President, Chief	2015	$789,423	$—	$436,550	$708,026	$118,270	$9,000		$2,061,269
Creative and	2014	$707,692	$—	$3,065,000	$3,937,680	$375,077	$6,000		$8,091,449
Merchandising Officer
DeMonty Price(4)	2016	$650,000	$—	$2,124,000	$1,875,944	$—	$12,000		$4,661,944
Co-President, Chief
Operating, Services and Values Officer

(1)	Reflects the aggregate grant date fair value of the awards made in fiscal 2016, fiscal 2015 and fiscal 2014, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“FASB ASC 718”) rather than the amount paid to or realized by the named executive officer. See Note 16—Stock-Based Compensation to our audited consolidated financial statements.
(2)	Reflects the cash awards that our named executive officers received under our LIP for fiscal 2016, fiscal 2015 and fiscal 2014 performance, as applicable. Discretionary bonuses not awarded under the LIP are reflected in the “Bonus” column above.
(3)	Reflects perquisites to the named executive officers in the form of car allowances, except as otherwise noted.
(4)	Mr. Price was not a named executive officer prior to fiscal 2016 and, as a result, no disclosure is made for fiscal 2015 and fiscal 2014 in accordance with SEC rules.
(5)	Represents $12,000 in the form of a car allowance and $24,100 in imputed income related to Mr. Friedman’s personal use of corporate aircraft.

For a description of actions taken by the compensation committee with respect to base salaries of our named executive officers for fiscal 2016, please see section entitled “Base Salary” in the Compensation Discussion and Analysis section of this proxy statement.

For a description of the material terms of the named executive officers’ employment agreements, please see the section entitled “Employment Agreements” in this proxy statement.

For a description of our Non-Equity Incentive Plan Compensation, please see the section entitled “Performance-Based Annual Cash Incentives” in the Compensation Discussion and Analysis section of this proxy statement. For the compensation committee’s determination of awards under the LIP for our named executive officers for fiscal 2016, please see the section entitled “Performance-Based Annual Cash Incentives” in the Compensation Discussion and Analysis section of this proxy statement. For the vesting schedules of outstanding equity awards and additional information concerning outstanding equity awards, please see “Outstanding Equity Awards at Fiscal Year-End” in this proxy statement.

Grants of Plan-Based Awards

As further described above in the Compensation Discussion and Analysis section of this proxy statement, the named executive officers are eligible to receive an annual cash bonus based on a percentage of their base salary under our LIP. Our Company’s financial objectives with respect to the LIP are established each year and the payment and the amount of any bonus depend upon whether our Company achieves those performance goals. The specific amount any participant could receive depends on the level of our performance. The amounts shown in these columns for the named executive officers are based on the following assumptions:

•	In the “threshold” column, the amount for each named executive officer reflects the minimum bonus that would have been awarded if we had reached the 20% achievement level of our financial objectives, which is the minimum achievement level required for bonus payouts under the LIP.

•	In the “target” column, the amount for each named executive officer reflects the bonus amount that would have been awarded if we had met the 100% achievement level of our financial objectives.

•	In the “maximum” column, the amount for each named executive officer reflects the bonus that would have been awarded if we had reached the 200% achievement level of our financial objectives.

The following table provides information on the possible payouts under our LIP for fiscal 2016 based on certain assumptions about the achievement of performance objectives for our Company and the individual named executive officer at various levels. The following table does not set forth the actual bonuses awarded to the named executive officers for fiscal 2016 under the LIP. The actual bonuses awarded to the named executive officers for fiscal 2016 are reported in the Summary Compensation Table above under the column entitled “Non-Equity Incentive Plan Compensation.”

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)
Name	Grant Date	Threshold	Target	Maximum	All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards (2)
Gary Friedman	—	$250,000	$1,562,500	$3,125,000	—	—	—	—
Karen Boone	—	$140,000	$350,000	$700,000	—	—	—	—
	5/4/16	—	—	—	50,000	100,000	$39.42	$3,704,550
Eri Chaya	—	$160,000	$400,000	$800,000	—	—	—	—
	5/4/16	—	—	—	50,000	100,000	$39.42	$3,704,550
DeMonty Price	—	$130,000	$325,000	$650,000	—	—	—	—
	4/21/16	—	—	—	30,000	70,000	$44.52	$2,691,479
	5/4/16	—	—	—	20,000	30,000	$39.42	$1,308,465

(1)	Target awards as a percentage of the eligible portion of base salary for the named executive officers are set forth in the section entitled “Performance-Based Annual Cash Awards” in the Compensation Discussion and Analysis section of this proxy statement.
(2)	For stock option awards, reflects the aggregate grant date fair value of the awards made in fiscal 2016, computed in accordance with FASB ASC 718. See Note 16—Stock-Based Compensation to our audited consolidated financial statements. Amounts shown do not reflect compensation actually received or that may be realized in the future by the named executive officer. For stock awards, grant date fair market value is calculated by multiplying the number of shares granted by the fair market value of the Company’s shares on the date of grant. The grant date fair value for stock option awards was $19.37 and $17.34 on April 21, 2016 and May 4, 2016, respectively, the two dates on which the stock option awards were made and for restricted stock unit awards was $44.52 and $39.42 on April 21, 2016 and May 4, 2016, respectively.

Outstanding Equity Awards at Fiscal Year-End

The following table shows all outstanding stock options and stock awards held by the named executive officers as of January 28, 2017, the last day of fiscal 2016.

	Stock Option Awards						Restricted Share Awards
Name	Number of Securities Underlying Unexercised Options # Exercisable		Number of Securities Underlying Unexercised Options # Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Yet Vested (#)		Market Value of Shares or Units That Have Not Vested ($) (1)
Gary Friedman	2,976,826	(2)	—		$46.50	10/31/2022	—		—
	1,000,000	(3)	—		$75.43	7/1/2023	—		—
Karen Boone	74,876		—		$24.00	10/31/2022	—		—
	40,000		60,000	(4)	$61.30	5/7/2024	—		—
	2,000		8,000	(5)	$87.31	5/5/2025	—		—
	—		100,000	(6)	$39.42	5/3/2026	—		—
	—		—		—	—	25,000	(10)	$652,250
	—		—		—	—	4,000	(11)	$104,360
	—		—		—	—	50,000	(12)	$1,304,500
Eri Chaya	95,600		—		$29.00	10/31/2022	—		—
	60,000		90,000	(4)	$61.30	5/7/2024	—		—
	2,000		8,000	(5)	$87.31	5/5/2025	—		—
	—		100,000	(6)	$39.42	5/3/2026	—		—
	—		—		—	—	50,000	(10)	$1,304,500
	—		—		—	—	4,000	(11)	$104,360
	—		—		—	—	50,000	(12)	$1,304,500
DeMonty Price	23,900		—		$29.00	10/31/2022	—		—
	15,000		45,000	(4)	$61.30	5/7/2024	—		—
	2,000		8,000	(5)	$87.31	5/5/2025	—		—
	2,000		8,000	(7)	$93.51	10/1/2025	—		—
	—		70,000	(8)	$44.52	4/20/2026	—		—
	—		30,000	(9)	$39.42	5/3/2026	—		—
	—		—		—	—	25,000	(10)	652,250
	—		—		—	—	4,000	(11)	104,360
	—		—		—	—	4,000	(13)	104,260
	—		—		—	—	30,000	(14)	782,700
	—		—		—	—	20,000	(15)	521,800

(1)	Calculated by multiplying the number of unvested stock awards by $29.06, the fair market value of the Company’s common stock on January 27, 2017, the last trading day of fiscal 2016.
(2)	Represents options granted to Mr. Friedman under our 2012 Stock Option Plan on November 1, 2013. 496,138 of these options are fully vested but the underlying shares are subject to stock price performance-based selling restrictions, which, subject to continuous service, will lapse with respect to 50% of the shares when the ten-day trailing average price of the Company’s common stock exceeds $106.75 and $111.25 for ten consecutive trading days, respectively. 496,138 of the underlying shares remain subject to resale restrictions as of the last day of our fiscal year.
(3)	Represents options granted to Mr. Friedman under our 2012 Stock Incentive Plan on July 2, 2013. These options are fully vested but 666,667 of the underlying shares are subject to time-based selling restrictions, which, subject to continuous service, will lapse with respect to 333,333 of the shares on the fourth anniversary of the grant date and with respect to 333,334 of the shares on the fifth anniversary of the grant date.
(4)	Represents options granted on May 8, 2014. Subject to continuous service, these options vest and become exercisable as to 1/3rd of the options on each anniversary of the grant date, and will be fully vested on May 8, 2019.
(5)	Represents options granted on May 6, 2015. Subject to continuous service, these options vest and become exercisable as to 1/4th of the options on each anniversary of the grant date, and will be fully vested on May 6, 2020.
(6)	Represents options granted on May 4, 2016. Subject to continuous service, these options vest on each anniversary of the date of grant with 15,000 options on each of May 4, 2017 and May 4, 2018, 20,000 options on May 4, 2019 and 25,000 options on each of May 4, 2020 and May 4, 2021, and will be fully vested on May 4, 2021.

(7)	Represents options granted on October 2, 2015. Subject to continuous service, these options vest and become exercisable as to 1/4th of the options on each anniversary of the grant date, and will be fully vested on October 2, 2020.
(8)	Represents options granted on April 21, 2016. Subject to continuous service, these options vest and become exercisable as to 1/5th of the options on each anniversary of the grant date, and will be fully vested on April 21, 2021.
(9)	Represents restricted stock units granted on May 4, 2016. Subject to continuous service, these options vest on each anniversary of the date of grant with 1,000 options on each of May 4, 2017 and May 4, 2018, 6,000 options on May 4, 2019 and 11,000 options on each of May 4, 2020 and May 4, 2021, and will be fully vested on May 4, 2021.
(10)	Represents restricted stock units granted on May 8, 2014. Subject to continuous service, these restricted stock units vest as to 50% of the units on each of June 16, 2017 and 2019, and will be fully vested on June 16, 2019.
(11)	Represents restricted stock units granted on May 6, 2015. Subject to continuous service, these restricted stock units vest as to 1/4th of the units on each of June 16, 2017, 2018, 2019 and 2020, and will be fully vested on June 16, 2020.
(12)	Represents restricted stock units granted on May 4, 2016. Subject to continuous service, these restricted stock units vest on each anniversary of the date of grant with 7,500 units on each of May 4, 2017 and May 4, 2018, 10,000 units on May 4, 2019 and 12,500 units on each of May 4, 2020 and May 4, 2021, and will be fully vested on May 4, 2021.
(13)	Represents restricted stock units granted on October 2, 2015. Subject to continuous service, these restricted stock units vest as to 1/4th of the units on each of September 14, 2017, 2018, 2019 and 2020, and will be fully vested on September 14, 2020.
(14)	Represents restricted stock units granted on April 21, 2016. Subject to continuous service, these restricted stock units vest as to 1/5th of the units on each of June 16, 2017, 2018, 2019, 2020 and 2021, and will be fully vested on June 16, 2021.
(15)	Represents restricted stock units granted on May 4, 2016. Subject to continuous service, these restricted stock units vest on each anniversary of the date of grant with 1,500 units on each of May 4, 2017 and May 4, 2018, 4,000 units on May 4, 2019 and 6,500 units on each of May 4, 2020 and May 4, 2021, and will be fully vested on May 4, 2021.

Options Exercised, Units Vested and Stock Vested

The following table shows all restricted stock units or stock awards that vested in fiscal 2016. No stock options were exercised in fiscal 2016 by the named executive officers.

	Restricted Stock Awards
Name	Number of Restricted Stock Units Vested	Value of Restricted Stock Units on Vesting
Gary Friedman	—	$—
Karen Boone	1,000	$25,970
Eri Chaya	1,000	$25,970
DeMonty Price	2,000	$61,410

Pension Benefits

None of our named executive officers received any pension benefits during fiscal 2016.

Nonqualified Deferred Compensation

None of our named executive officers contributed to or received earnings from a nonqualified deferred compensation plan during fiscal 2016.

Employment and Other Agreements

We have entered into employment agreements with the following named executive officers.

Gary Friedman

We have entered into an employment agreement with Mr. Friedman, our Chairman and Chief Executive Officer. Mr. Friedman’s employment agreement provides for an annual base salary of at least $1.25 million. If Mr. Friedman’s employment is terminated by us without cause (as defined in the agreement) or by Mr. Friedman for good reason (as defined in the agreement), he is entitled to (a) all accrued salary and vacation pay through the termination date, (b) severance payments totaling $20 million, less withholdings, paid on our regular payroll schedule over the 24 months following the termination date, (c) any earned but unpaid portion of his annual bonus, (d) a pro-rata amount (based on the number of days Mr. Friedman was employed during the fiscal year through the termination date) of Mr. Friedman’s target bonus for the applicable fiscal year in which termination of employment occurs, to be paid at the same time and in the same form as Mr. Friedman’s annual bonus would otherwise be paid, (e) subject to his timely election under COBRA, continuation of medical benefits for 24 months following the termination date, subject to Mr. Friedman’s payment of applicable premiums at the same rate that would have been applied had he remained an executive officer of our Company, paid for by us to the same extent that we paid for his health insurance prior to termination, (f) his vested shares and options that are still subject to selling restrictions will remain outstanding for two years following the date of termination (during which time the selling restrictions may lapse in accordance with their terms) and will be subject to repurchase by us after two years at the then fair market value to the extent that such selling restrictions remain unlapsed, and (g) any unvested performance-based equity awards that Mr. Friedman may hold shall remain outstanding and vest according to their terms for a period of two years following the date of termination and shall be forfeited to the extent unvested after such period.

Mr. Friedman’s employment agreement also provides that in the event he receives payments that would be subject to an excise tax, he would receive the greater of either (i) the payment in full or (ii) such lesser amount which would result in no portion of such payments being subject to the excise tax, on an after-tax basis.

If Mr. Friedman’s services are terminated by us for cause (as defined in the agreement), he is entitled to all accrued salary and vacation pay through the termination date. Upon such termination for cause, certain of Mr. Friedman’s other equity interests that are either unvested or subject to selling restrictions and repurchase rights will terminate, expire and be forfeited for no value, or otherwise be subject to repurchase in accordance with their terms and shall be forfeited to the extent unvested after such period. See “—Compensation Discussion and Analysis—Long-Term Equity Incentive Compensation.”

Mr. Friedman has agreed that, during his employment with us or during the term when he is receiving continued payment from us after termination of his employment as described above, he will not directly or indirectly work for or engage or invest in any competitor. In addition, Mr. Friedman has agreed that, during his employment with us and for the two year period thereafter, he will not (a) solicit, directly or through any third party, any employee of ours or (b) use our proprietary information to solicit the business of any of our material customers or suppliers, or as specified in the employment agreement, encourage any of our suppliers and customers to reduce their business or contractual relationship with us. The agreement also contains a mutual non-disparagement clause.

Karen Boone

We have entered into an employment agreement with Ms. Boone, our Co-President, Chief Financial and Administrative Officer. If Ms. Boone’s employment is terminated by us without cause (as defined in the agreement), or by Ms. Boone for good reason (as defined in the agreement), she is entitled to: (a) all accrued salary and vacation pay through the termination date; (b) any earned and unpaid portion of her annual bonus; (c) severance payments equal to 12 months base salary, less withholdings, paid on our regular payroll schedule over the 12 months following the termination date; and (d) subject to Ms. Boone’s timely election under COBRA and Ms. Boone’s payment of applicable premiums at the same rate that would have been applied had she remained an executive officer of our Company, paid for by us to the same extent that we paid for her health insurance prior to termination, continuation of medical benefits for 12 months following the termination date. Ms. Boone’s employment agreement also provides that in the event she receives payments that would be subject to an excise tax, she would receive a lesser amount which would result in no portion of such payments being subject to the excise tax.

Ms. Boone agreed that during her employment with us, she will not directly or indirectly work for or engage or invest in any competitor. She also agreed that during her employment with us and the 12 months following her employment, she will not solicit, directly or through any third party any business from any of our material customers or suppliers or encourage any of our customers or suppliers to reduce their business or contractual relationship with us.

Potential Payments Upon Termination or Change in Control

The information below describes and quantifies certain compensation that would have been paid to our named executive officers in the event of their termination of employment or a change in control, assuming such event was effective at January 28, 2017, the last day of our 2016 fiscal year, and based on fiscal 2016 compensation.

Gary Friedman

Benefits and Payments	Termination Without Cause or Resignation With Good Reason
Severance pursuant to employment agreement (1)	$20,000,000
Bonus (2)	$—
Intrinsic value of continued vesting of equity (3)	$—
Health coverage total benefits (4)	$30,559
Total	$20,030,559

(1)	Payable over 24 months.
(2)	Corresponds to Mr. Friedman’s annual bonus amount for fiscal 2016.
(3)	Unvested performance-based equity awards shall continue to vest according to their terms for two years following the termination date. In the event Mr. Friedman is terminated, the selling restrictions applicable to his 2012 and 2013 stock option awards would lapse in full (assuming, in the case of the 2012 stock option award, that the stock price performance targets set forth in the 2012 award are met within the two year time period).
(4)	Continuation of medical benefits for 24 months following the termination date, subject to his payment of applicable premiums at the same rate that would have been applied had he remained an executive officer of the Company, paid for by us to the same extent that we paid for his health insurance prior to termination.

Karen Boone

Benefits and Payments	Termination Without Cause or Resignation With Good Reason
Salary continuation (1)	$700,000
Bonus (2)	$—
Health coverage total benefits (3)	$25,551
Total	$725,551

(1)	This amount reflects salary continuation at Ms. Boone’s current salary rate paid over 12 months.
(2)	Corresponds to Ms. Boone’s annual bonus amount for 2016.
(3)	Continuation of medical benefits for 12 months following the termination date, subject to her payment of applicable premiums at the same rate that would have been applied had she remained an executive officer of the Company, paid for by us to the same extent that we paid for her health insurance prior to termination.

Eri Chaya

Ms. Chaya is not eligible to receive any additional payments from us upon termination of employment other than those required by applicable law. Equity held by Ms. Chaya at the time of a change in control may be subject to acceleration of vesting in accordance with the terms of the Company’s equity plans applicable to all equity holders.

DeMonty Price

Mr. Price is not eligible to receive any additional payments from us upon termination of employment other than those required by applicable law. Equity held by Mr. Price at the time of a change in control may be subject to acceleration of vesting in accordance with the terms of the Company’s equity plans applicable to all equity holders.

EQUITY COMPENSATION PLAN INFORMATION

The following table gives information about the Company’s common stock that may be issued upon the exercise of options, warrants and rights under all of the Company’s existing equity compensation plans as of January 28, 2017:

	Equity Compensation Plan Information
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by security holders	8,473,659		$49.00	415,530	(2)
Equity compensation plans not approved by security holders	—		—	—

Total	8,473,659	(1)	$49.00	415,530	(2)

(1)	Calculated without taking into account 1,118,019 shares underlying restricted stock units that will become issuable as those units vest, without any cash consideration or other payment required for such shares.
(2)	Excludes 816,573 shares available for issuance as of January 30, 2017 pursuant to the evergreen provision of our 2012 Stock Incentive Plan.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Time Sharing Agreement for Corporate Aircraft

On March 27, 2015, Restoration Hardware, Inc., a wholly-owned subsidiary of the Company, entered into an Aircraft Time Sharing Agreement (the “Time Sharing Agreement”) with Gary Friedman, its Chief Executive Officer. The Time Sharing Agreement governs use of any of the Company’s aircraft (“Corporate Aircraft”) by Mr. Friedman for personal trips and provides that Mr. Friedman will lease such Corporate Aircraft and pay Restoration Hardware, Inc. an amount equal to the aggregate actual expenses of each personal use flight based on the variable costs of the flight, with the amount of such lease payments not to exceed the maximum payment level established under Federal Aviation Administration rules. Mr. Friedman maintains a deposit with the Company to be used towards payment of amounts due under the Time Sharing Agreement. On March 29, 2016, the parties entered into an Amended and Restated Time Sharing Agreement on substantially the same terms and conditions as the prior agreement.

Advisory Services to the Board Performed by Keith Belling

Prior to his appointment to the board of directors on April 28, 2016, Mr. Belling had performed advisory services to the Company and the board of directors pursuant to an advisory services agreement with the Company dated April 10, 2015. Pursuant to such agreement, Mr. Belling received annual compensation generally in alignment with the level of compensation paid by the Company to outside directors on its board of directors, including an annual fee of $120,000, a fee of $2,500 for each board meeting attended ($1,500 for telephonic meetings) and an annual grant of restricted stock units with an aggregate value equal to $125,000 at the time of grant. The advisory agreement was replaced by Mr. Belling’s compensation as a member of the board upon Mr. Belling’s appointment to the board.

Director and Officer Indemnification and Limitation of Liability

Our bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by the Delaware General Corporation Law (the “DGCL”), subject to certain exceptions contained in our bylaws. In addition, our certificate of incorporation provides that our directors will not be liable for monetary damages for breach of fiduciary duty.

We entered into indemnification agreements with each of our executive officers and directors. The indemnification agreements provide the executive officers and directors with contractual rights to indemnification, expense advancement and reimbursement, to the fullest extent permitted under the DGCL, subject to certain exceptions contained in those agreements.

There is no pending litigation or proceeding naming any of our directors or officers to which indemnification is being sought, and we are not aware of any pending litigation that may result in claims for indemnification by any director or officer.

Our Policy Regarding Related Party Transactions

We have a written policy with respect to related party transactions. Under our related party transaction policies and procedures, a “Related Party Transaction” is any financial transaction, arrangement or relationship (or series of similar transactions, arrangements or relationships) in which we or any of our subsidiaries is a participant and in which a Related Party has or will have a direct or indirect interest, other than any transactions, arrangements or relationships in which the aggregate amount involved will not or may not be expected to exceed $120,000 in any calendar year, subject to certain exceptions. A “Related Party” is any of our executive officers, directors or director nominees, any stockholder directly or indirectly beneficially owning in excess of 5% of our stock or securities exchangeable for our stock, or any immediate family member of any of the foregoing persons.

Pursuant to our related person transaction policies and procedures, any Related Party Transaction must be reviewed by the audit committee. In connection with its review of a Related Party Transaction, the audit committee may take into account, among other factors it deems appropriate, whether the Related Party Transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related party’s interest in the Related Party Transaction. Management shall present to the audit committee the following information, to the extent relevant, with respect to actual or potential Related Party Transactions:

1.	A general description of the transaction(s), including the material terms and conditions;

2.	The name of the related party and the basis on which such person or entity is a related party;

3.	The related party’s interest in the transaction(s), including the related party’s position or relationship with, or ownership of, any entity that is a party to or has an interest in the transaction(s);

4.	The approximate dollar value of the transaction(s), and the approximate dollar value of the related party’s interest in the transaction(s) without regard to amount of profit or loss;

5.	In the case of a lease or other transaction providing for periodic payments or installments, the aggregate amount of all periodic payments or installments expected to be made;

6.	In the case of indebtedness, the aggregate amount of principal to be outstanding and the rate or amount of interest to be payable on such indebtedness; and

7.	Any other material information regarding the transaction(s) or the related party’s interest in the transaction(s).

We are not aware of any related party transaction since the beginning of the 2016 fiscal year required to be reported under our related party transaction policies and procedures or applicable SEC rules for which our policies and procedures did not require review or for which such policies and procedures were not followed.

ADDITIONAL INFORMATION

Stockholder Proposals for the 2018 Annual Meeting

Requirements for Stockholder Proposals to be Brought Before an Annual Meeting. The Company’s Bylaws provide that, for stockholder nominations to our board of directors or other proposals to be considered at an annual meeting, the stockholder must give timely notice thereof in writing to the Corporate Secretary at RH, 15 Koch Road, Suite K, Corte Madera, CA 94925.

To be timely for the 2018 Annual Meeting of Stockholders, a stockholder’s notice must be delivered to or mailed and received by our Corporate Secretary at our principal executive offices between January 18, 2018 and February 17, 2018. A stockholder’s notice to the Corporate Secretary must set forth as to each matter the stockholder proposes to bring before the annual meeting the information required by the Company’s Bylaws, a copy of which is available as Exhibit 3.1 to our Current Report on Form 8-K filed with the SEC on March 3, 2017.

Requirements for Stockholder Proposals to Be Considered for Inclusion in Our Proxy Materials. Stockholder proposals submitted pursuant to Rule 14a-8 under the Exchange Act and intended to be presented at the Company’s 2018 annual meeting must be received by us not later than January 18, 2018 in order to be considered for inclusion in the Company’s proxy materials for that meeting.

Availability of Annual Report and Form 10-K

Accompanying this proxy statement is our Annual Report to Stockholders for the fiscal year ended January 28, 2017, which includes the Annual Report on Form 10-K filed with the SEC on March 29, 2017. The Annual Report is not incorporated into this proxy statement and is not proxy soliciting material.

We make available on our website at ir.rh.com our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as soon as reasonably practicable after the documents are electronically filed with the SEC. We will provide to any stockholder without charge, upon written request of that stockholder, a copy of the Company’s Annual Report on Form 10-K for fiscal 2016, including the financial statements, schedule and list of exhibits, and any exhibit specifically requested. Requests should be sent to:

RH

15 Koch Road, Suite K

Corte Madera, CA 94925

Attn: Investor Relations

“Householding”—Stockholders Sharing the Same Last Name and Address

The SEC has adopted rules that permit companies and intermediaries (such as brokers) to implement a delivery procedure called “householding.” Under this procedure, multiple stockholders who reside at the same address may receive a single copy of our Notice of Internet Availability (or proxy materials), unless the affected stockholder has provided contrary instructions. This procedure reduces printing costs and postage fees, and helps protect the environment as well.

This year, a number of brokers with account holders who are stockholders of the Company will be “householding” our Notice of Internet Availability. A single Notice of Internet Availability (or proxy materials) will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. Stockholders may revoke their consent at any time by contacting Broadridge ICS, either by calling toll-free (800) 542-1061, or by writing to Broadridge ICS, Householding Department, 51 Mercedes Way, Edgewood, New York, 11717.

Upon written or oral request, the Company will promptly deliver a separate copy of the Notice of Internet Availability (or proxy materials) to any stockholder at a shared address to which a single copy of any of those documents was delivered. To receive a separate copy of the annual report and other proxy materials, you may write or call the Company’s Investor Relations department at RH, 15 Koch Road, Suite K, Corte Madera, CA 94925, Attn: Investor Relations, telephone number (415) 945-4998, email address investorrelations@rh.com.

Any stockholders who share the same address and currently receive multiple copies of the Company’s proxy materials who wish to receive only one copy in the future can contact their bank, broker or other holder of record to request information about householding or the Company’s Investor Relations department at the address or telephone number listed above.

Adjournment of the 2017 Annual Meeting of Stockholders

In the event there are not sufficient votes to approve any proposal incorporated in this proxy statement at the time of the Annual Meeting, the Annual Meeting may be adjourned in order to permit further solicitation of proxies from holders of our common stock. Proxies solicited by our Board grant discretionary authority to vote for any adjournment, if necessary. If it is necessary to adjourn the Annual Meeting and adjournment is for a period of not less than 45 days, no notice of the time and place of the adjourned meeting is required to be given to the stockholders other than an announcement of the time and place at the Annual Meeting. A majority of the shares represented and voting at the Annual Meeting is required to approve the adjournment, regardless of whether there is a quorum present at that meeting.

OTHER MATTERS

We currently know of no other matters to be submitted at the 2017 Annual Meeting. If any other matters properly come before the meeting, the persons named in the form of proxy intend to vote the shares they represent as the board of directors may recommend. Discretionary authority with respect to such other matters is granted by execution of the proxy.

ANNEX A

2012 STOCK INCENTIVE PLAN

1. Purposes of the Plan. The purposes of this Plan are to attract and retain the best available personnel, to provide additional incentives to Employees, Directors and Consultants and to promote the success of the Company’s business.

2. Definitions. The following definitions shall apply as used herein and in the individual Award Agreements except as defined otherwise in an individual Award Agreement. In the event a term is separately defined in an individual Award Agreement, such definition shall supersede the definition contained in this Section 2.

(a) “Administrator” means the Board or any of the Committees appointed to administer the Plan.

(b) “Affiliate” and “Associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 promulgated under the Exchange Act.

(c) “Applicable Laws” means the legal requirements relating to the Plan and the Awards under applicable provisions of federal securities laws, state corporate and securities laws, the Code, the rules of any applicable stock exchange or national market system, and the rules of any non-U.S. jurisdiction applicable to Awards granted to residents therein.

(d) “Assumed” means that pursuant to a Corporate Transaction either (i) the Award continues to be maintained by the Company or (ii) the contractual obligations represented by the Award are assumed by the successor entity or its Parent in connection with the Corporate Transaction with equitable and appropriate adjustments to the number and type of securities of the successor entity or its Parent subject to the Award and the exercise or purchase price thereof which preserves the intrinsic value of the Award existing at the time of the Corporate Transaction as determined in accordance with the instruments evidencing the agreement to assume the Award.

(e) “Award” means the grant of an Option, SAR, Dividend Equivalent Right, Restricted Stock, Restricted Stock Unit, Cash-Based Award or other right or benefit under the Plan.

(f) “Award Agreement” means the written agreement or other instrument evidencing the grant of an Award, including any amendments thereto. An Award Agreement may be in the form of an agreement to be executed by both the Grantee and the Company (or an authorized representative of the Company) or certificates, notices or similar instruments.

(g) “Board” means the Board of Directors of the Company.

(h) “Cash-Based Award” means an award entitling the Grantee to Shares that may or may not be subject to restrictions upon issuance or cash compensation, as established by the Administrator.

(i) “Cause” means, with respect to the termination by the Company or a Related Entity of the Grantee’s Continuous Service, that, unless otherwise provided for in the applicable Award Agreement, such termination is for “Cause” as such term (or word of like import) is expressly defined in a then-effective written agreement between the Grantee and the Company or such Related Entity, or in the absence of such then-effective written agreement and definition, is based on, in the determination of the Administrator, the Grantee’s: (i) performance of any act or failure to perform any act in bad faith and to the detriment of the Company or a Related Entity; (ii) dishonesty, intentional misconduct or material breach of any agreement with the Company or a Related Entity; or (iii) commission of a crime involving dishonesty, breach of trust, or physical or emotional harm to any person; provided, however, that with regard to any agreement that defines “Cause” on the occurrence of or in connection with a Corporate Transaction or a Change in Control, such definition of “Cause” shall not apply until a Corporate Transaction or a Change in Control actually occurs.

(j) “Change in Control” means a change in ownership or control of the Company after the Registration Date effected through either of the following transactions:

(i) the direct or indirect acquisition by any person or related group of persons (other than an acquisition from or by the Company or by a Company-sponsored employee benefit plan or by a person that directly or indirectly controls, is controlled by, or is under common control with, the Company) of beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s then outstanding securities pursuant to a tender or exchange offer made directly to the Company’s stockholders which a majority of the Continuing Directors who are not Affiliates or Associates of the offeror do not recommend such stockholders accept, or

(ii) a change in the composition of the Board over a period of twelve (12) months or less such that a majority of the Board members (rounded up to the next whole number) ceases, by reason of one or more contested elections for Board membership, to be comprised of individuals who are Continuing Directors.

(k) “Code” means the Internal Revenue Code of 1986, as amended.

(l) “Committee” means any committee composed of members of the Board appointed by the Board to administer the Plan.

(m) “Common Stock” means the common stock of the Company, par value $0.0001 per share.

(n) “Company” means RH, a Delaware corporation, or any successor entity that adopts the Plan in connection with a Corporate Transaction.

(o) “Consultant” means any person (other than an Employee or a Director, solely with respect to rendering services in such person’s capacity as a Director) who is engaged by the Company or any Related Entity to render consulting or advisory services to the Company or such Related Entity.

(p) “Continuing Directors” means members of the Board who either (i) have been Board members continuously for a period of at least twelve (12) months or (ii) have been Board members for less than twelve (12) months and were elected or nominated for election as Board members by at least a majority of the Board members described in clause (i) who were still in office at the time such election or nomination was approved by the Board.

(q) “Continuous Service” means that the provision of services to the Company or a Related Entity in any capacity of Employee, Director or Consultant is not interrupted or terminated. In jurisdictions requiring notice in advance of an effective termination as an Employee, Director or Consultant, Continuous Service shall be deemed terminated upon the actual cessation of providing services to the Company or a Related Entity notwithstanding any required notice period that must be fulfilled before a termination as an Employee, Director or Consultant can be effective under Applicable Laws. A Grantee’s Continuous Service shall be deemed to have terminated either upon an actual termination of Continuous Service or upon the entity for which the Grantee provides services ceasing to be a Related Entity. Continuous Service shall not be considered interrupted in the case of (i) any approved leave of absence, (ii) transfers among the Company, any Related Entity, or any successor, in any capacity of Employee, Director or Consultant, or (iii) any change in status as long as the individual remains in the service of the Company or a Related Entity in any capacity of Employee, Director or Consultant (except as otherwise provided in an individual Award Agreement). An approved leave of absence shall include sick leave, military leave, or any other authorized personal leave. For purposes of each Incentive Stock Option granted under the Plan, if such leave exceeds three (3) months, and reemployment upon expiration of such leave is not guaranteed by statute or contract, then the Incentive Stock Option shall be treated as a Non-Qualified Stock Option on the day three (3) months and one (1) day following the expiration of such three (3) month period.

(r) “Corporate Transaction” means any of the following transactions, provided, however, that the Administrator shall determine under parts (iv) and (v) whether multiple transactions are related, and its determination shall be final, binding and conclusive:

(i) a merger or consolidation of the Company in which the Company is not the surviving entity, except for a transaction the principal purpose of which is to change the state in which the Company is incorporated;

(ii) the sale, transfer or other disposition of all or substantially all of the assets of the Company;

(iii) the complete liquidation or dissolution of the Company;

(iv) any reverse merger or series of related transactions culminating in a reverse merger (including, but not limited to, a tender offer followed by a reverse merger) in which the Company is the surviving entity but (A) the shares of Common Stock outstanding immediately prior to such merger are converted or exchanged by virtue of the merger into other property, whether in the form of securities, cash or otherwise, or (B) in which securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities are transferred to a person or persons different from those who held such securities immediately prior to such merger or the initial transaction culminating in such merger; or

(v) acquisition in a single or series of related transactions by any person or related group of persons (other than the Company or by a Company-sponsored employee benefit plan) of beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities but excluding any such transaction or series of related transactions that the Administrator determines shall not be a Corporate Transaction.

(s) “Covered Employee” means an Employee who is a “covered employee” under Section 162(m)(3) of the Code.

(t) “Director” means a member of the Board or the board of directors of any Related Entity.

(u) “Disability” means such term (or word of like import) as defined under the long-term disability policy of the Company or the Related Entity to which the Grantee provides services regardless of whether the Grantee is covered by such policy. If the Company or the Related Entity to which the Grantee provides service does not have a long-term disability plan in place, “Disability” means that a Grantee is unable to carry out the responsibilities and functions of the position held by the Grantee by reason of any medically determinable physical or mental impairment for a period of not less than ninety (90) consecutive days. A Grantee will not be considered to have incurred a Disability unless he or she furnishes proof of such impairment sufficient to satisfy the Administrator in its discretion.

(v) “Dividend Equivalent Right” means a right entitling the Grantee to compensation measured by dividends paid with respect to Common Stock.

(w) “Employee” means any person, including an Officer or Director, who is in the employ of the Company or any Related Entity, subject to the control and direction of the Company or any Related Entity as to both the work to be performed and the manner and method of performance. The payment of a director’s fee by the Company or a Related Entity shall not be sufficient to constitute “employment” by the Company.

(x) “Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor thereto.

(y) “Fair Market Value” means, as of any date, the value of Common Stock determined as follows:

(i) If the Common Stock is listed on one or more established stock exchanges or national market systems, including without limitation the New York Stock Exchange, its Fair Market Value shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on the principal exchange or system on which the Common Stock is listed (as determined by the Administrator) on the date of determination (or, if no closing sales price or closing bid was reported on that date, as applicable, on the last trading date such closing sales price or closing bid was reported), as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(ii) If the Common Stock is regularly quoted on an automated quotation system (including the OTC Bulletin Board) or by a recognized securities dealer, its Fair Market Value shall be the closing sales price for such stock as quoted on such system or by such securities dealer on the date of determination, but if selling prices are not reported, the Fair Market Value of a share of Common Stock shall be the mean between the high bid and low asked prices for the Common Stock on the date of determination (or, if no such prices were reported on that date, on the last date such prices were reported), as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

(iii) In the absence of an established market for the Common Stock of the type described in (i) and (ii) above, the Fair Market Value thereof shall be determined by the Administrator in good faith.

(z) “Grantee” means an Employee, Director or Consultant who receives an Award under the Plan.

(aa) “Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code.

(bb) “Non-Qualified Stock Option” means an Option not intended to qualify as an Incentive Stock Option.

(cc) “Officer” means a person who is an officer of the Company or a Related Entity within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(dd) “Option” means an option to purchase Shares pursuant to an Award Agreement granted under the Plan.

(ee) “Parent” means a “parent corporation”, whether now or hereafter existing, as defined in Section 424(e) of the Code.

(ff) “Performance-Based Compensation” means compensation qualifying as “performance-based compensation” under Section 162(m) of the Code.

(gg) “Performance Period” means the period of time during which the performance goals must be met in order to determine the degree of payout and/or vesting with respect to, or the amount or entitlement to, an Award.

(hh) “Plan” means this RH 2012 Stock Incentive Plan.

(ii) “Registration Date” means the first to occur of (i) the closing of the first sale to the general public pursuant to a registration statement filed with and declared effective by the Securities and Exchange Commission under the Securities Act of 1933, as amended, of (A) the Common Stock or (B) the same class of securities of a successor corporation (or its Parent) issued pursuant to a Corporate Transaction in exchange for or in substitution of the Common Stock; and (ii) in the event of a Corporate Transaction, the date of the consummation of the Corporate Transaction if the same class of securities of the successor corporation (or its Parent) issuable in such Corporate Transaction shall have been sold to the general public pursuant to a registration statement filed with and declared effective by the Securities and Exchange Commission under the Securities Act of 1933, as amended, on or prior to the date of consummation of such Corporate Transaction.

(jj) “Related Entity” means any Parent or Subsidiary of the Company.

(kk) “Replaced” means that pursuant to a Corporate Transaction the Award is replaced with a comparable stock award or a cash incentive award or program of the Company, the successor entity (if applicable) or Parent of either of them which preserves the intrinsic value of such Award existing at the time of the Corporate Transaction and provides for subsequent payout in accordance with the same (or a more favorable) vesting schedule applicable to such Award. The determination of Award comparability shall be made by the Administrator and its determination shall be final, binding and conclusive.

(ll) “Restricted Stock” means Shares issued under the Plan to the Grantee for such consideration, if any, and subject to such restrictions on transfer, rights of first refusal, repurchase provisions, forfeiture provisions, and other terms and conditions as established by the Administrator.

(mm) “Restricted Stock Units” means an Award which may be earned in whole or in part upon the passage of time or the attainment of performance criteria established by the Administrator and which may be settled for cash, Shares or other securities or a combination of cash, Shares or other securities as established by the Administrator.

(nn) “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act or any successor thereto.

(oo) “SAR” means a stock appreciation right entitling the Grantee to Shares or cash compensation or a combination thereof, as established by the Administrator, measured by appreciation in the value of Common Stock.

(pp) “Share” means a share of the Common Stock.

(qq) “Subsidiary” means a “subsidiary corporation”, whether now or hereafter existing, as defined in Section 424(f) of the Code.

3. Stock and Cash Subject to the Plan.

(a) Subject to the provisions of Section 10, below, the maximum aggregate number of Shares which may be issued pursuant to all Awards is 5,071,630 Shares. In addition, prior to the date that the exemption from application of Section 162(m) of the Code described in Section 18 (or any exemption having similar effect) ceases to apply to Awards, the maximum aggregate amount of cash which may be issued pursuant to Awards granted to Covered Employees is $40,000,000 (U.S. dollars). Commencing with the first business day of each fiscal year of the Company, beginning with the Company’s fiscal year following the fiscal year in which the Registration Date occurs, the number of Shares available for issuance under the Plan shall be increased by a number equal to the lesser of (A) two (2) percent of the number of Shares outstanding on the last day of the immediately preceding fiscal year of the Company, calculated on a fully diluted basis or (B) such lesser number of Shares as determined by the Board. Notwithstanding the foregoing, subject to the provisions of Section 10, below, of the number of Shares specified above, the maximum aggregate number of Shares available for grant of Incentive Stock Options shall be 5,071,630 Shares, plus an annual increase to be added on the first business day of each fiscal year of the Company, beginning with the Company’s fiscal year following the fiscal year in which the Registration Date occurs equal to the lesser of (A) two (2) percent of the number of Shares outstanding on the last day of the immediately preceding fiscal year of the Company or (B) such lesser number of Shares as determined by the Board. SARs payable in Shares shall reduce the maximum aggregate number of Shares which may be issued under the Plan only by the net number of actual Shares issued to the Grantee upon exercise of the SAR. The Shares to be issued pursuant to Awards may be authorized, but unissued, or reacquired Common Stock.

(b) Any Shares covered by an Award (or portion of an Award) which is forfeited, canceled or expires (whether voluntarily or involuntarily) shall be deemed not to have been issued for purposes of determining the maximum aggregate number of Shares which may be issued under the Plan. Shares that actually have been issued under the Plan pursuant to an Award shall not be returned to the Plan and shall not become available for future issuance under the Plan, except that if Shares issued under the Plan are later forfeited, or repurchased by the Company at the lower of their original purchase price or their Fair Market Value at the time of repurchase, such Shares shall become available for future grant under the Plan. To the extent not prohibited by Applicable Law, any Shares covered by an Award which are surrendered (i) in payment of the Award exercise or purchase price (including pursuant to the “net exercise” of an option pursuant to Section 7(b)(v)) or (ii) in satisfaction of tax withholding obligations incident to the exercise of an Award shall be deemed not to have been issued for purposes of determining the maximum number of Shares which may be issued pursuant to all Awards under the Plan.

4. Administration of the Plan.

(a) Plan Administrator.

(i) Administration with Respect to Directors and Officers. With respect to grants of Awards to Directors or Officers, the Plan shall be administered by (A) the Board or (B) a Committee designated by the Board. Once appointed, such Committee shall continue to serve in its designated capacity until otherwise directed by the Board.

(ii) Administration With Respect to Consultants and Other Employees. With respect to grants of Awards to Employees or Consultants who are neither Directors nor Officers, the Plan shall be administered by (A) the Board or (B) a Committee designated by the Board. Once appointed, such Committee shall continue to serve in its designated capacity until otherwise directed by the Board. The Board or Committee may also authorize one or more Officers to administer the Plan with respect to Awards to Employees or Consultants who are neither Directors nor Officers (and to grant such Awards) and may limit such authority as the Board or Committee, as applicable, determines from time to time.

(iii) Administration With Respect to Covered Employees. Notwithstanding the foregoing, it is intended that as of and after the date that the exemption for the Plan under Section 162(m) of the Code expires, as set forth in Section 18 below (or any exemption having similar effect), grants of Awards to any Covered Employee intended to qualify as Performance-Based Compensation will be made only by a Committee (or subcommittee of a Committee) which is comprised solely of two or more Directors eligible to serve on a committee making Awards qualifying as Performance-Based

Compensation. In the case of such Awards granted to Covered Employees, references to the “Administrator” or to a “Committee” shall be deemed to be references to such Committee or subcommittee.

(iv) Administration Errors. In the event an Award is granted in a manner inconsistent with the provisions of this subsection (a), such Award shall be presumptively valid as of its grant date to the extent permitted by the Applicable Laws.

(b) Powers of the Administrator. Subject to Applicable Laws and the provisions of the Plan (including any other powers given to the Administrator hereunder), and except as otherwise provided by the Board or any Committee, the Administrator shall have the authority, in its discretion to do all things that it determines to be necessary or appropriate in connection with the administration of the Plan, including, without limitation:

(i) to select the Employees, Directors and Consultants to whom Awards may be granted from time to time hereunder;

(ii) to determine whether, when and to what extent Awards are granted hereunder;

(iii) to determine the number of Shares or the amount of cash or other consideration to be covered by each Award granted hereunder;

(iv) to approve forms of Award Agreements for use under the Plan;

(v) to determine the terms and conditions of any Award granted hereunder;

(vi) to amend the terms of any outstanding Award granted under the Plan, provided that any amendment that would adversely affect the Grantee’s rights under an outstanding Award shall not be made without the Grantee’s written consent, provided, however, that an amendment or modification that may cause an Incentive Stock Option to become a Non-Qualified Stock Option shall not be treated as adversely affecting the rights of the Grantee;

(vii) to reduce, in each case, without stockholder approval, the exercise price of any Option awarded under the Plan and the base appreciation amount of any SAR awarded under the Plan and canceling an Option or SAR at a time when its exercise price or base appreciation amount (as applicable) exceeds the Fair Market Value of the underlying Shares, in exchange for another Option, SAR, Restricted Stock, or other Award or for cash;

(viii) to prescribe, amend and rescind rules and regulations relating to the Plan and to define terms not otherwise defined herein;

(ix) to construe and interpret the terms of the Plan, any rules and regulations under the Plan and Awards, including without limitation, any notice of award or Award Agreement, granted pursuant to the Plan;

(x) to approve corrections in the documentation or administration of any Award;

(xi) to grant Awards to Employees, Directors and Consultants employed outside the United States or to otherwise adopt or administer such procedures or subplans that the Administrator deems appropriate or necessary on such terms and conditions different from those specified in the Plan as may, in the judgment of the Administrator, be necessary or desirable to further the purpose of the Plan; and

(xii) to take such other action, not inconsistent with the terms of the Plan, as the Administrator deems appropriate.

The express grant in the Plan of any specific power to the Administrator shall not be construed as limiting any power or authority of the Administrator; provided that the Administrator may not exercise any right or power reserved to the Board. Any decision made, or action taken, by the Administrator or in connection with the administration of this Plan shall be final, conclusive and binding on all persons having an interest in the Plan. The Administrator shall consider such factors as it deems relevant, in its sole and absolute discretion, to making such decisions, determinations and interpretations including, without limitation, the recommendations or advice of any Officer or other Employee of the Company and such attorneys, consultants and accountants as it may select.

(c) Indemnification. In addition to such other rights of indemnification as they may have as members of the Board or as Officers or Employees, members of the Board and any Officers or Employees to whom authority to act for the Board is delegated by the Administrator or the Company shall be defended and indemnified by the Company to the extent permitted by law on an after-tax basis against all reasonable expenses, including attorneys’ fees, actually and necessarily incurred in connection with the defense of any claim, investigation, action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan, or any Award granted hereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by the Company) or paid by them in satisfaction of a judgment in any such claim, investigation, action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such claim, investigation, action, suit or proceeding that such person is liable for gross negligence, bad faith or intentional misconduct; provided, however, that within thirty (30) days after the institution of such claim, investigation, action, suit or proceeding, such person shall offer to the Company, in writing, the opportunity at the Company’s expense to defend the same.

5. Eligibility. Awards other than Incentive Stock Options may be granted to Employees, Directors and Consultants as the Administrator may determine from time to time. Incentive Stock Options may be granted only to Employees of the Company or a Parent or a Subsidiary of the Company as the Administrator may determine from time to time. An Employee, Director or Consultant who has been granted an Award may, if otherwise eligible, be granted additional Awards. Awards may be granted to such Employees, Directors or Consultants who are residing in non-U.S. jurisdictions as the Administrator may determine from time to time.

6. Terms and Conditions of Awards.

(a) Types of Awards. The Administrator is authorized under the Plan to award any type of arrangement to an Employee, Director or Consultant that is not inconsistent with the provisions of the Plan and that by its terms involves or might involve the issuance of (i) Shares, (ii) cash or (iii) an Option, a SAR, or similar right with a fixed or variable price related to the Fair Market Value of the Shares and with an exercise or conversion privilege related to the passage of time, the occurrence of one or more events, or the satisfaction of performance criteria or other conditions. Such awards include, without limitation, Options, SARs, sales or bonuses of Restricted Stock, Restricted Stock Units, Dividend Equivalent Rights, or Cash-Based Awards and an Award may consist of one such security or benefit, or two (2) or more of them in any combination or alternative.

(b) Designation of Award. Each Award shall be designated in the Award Agreement. In the case of an Option, the Option shall be designated as either an Incentive Stock Option or a Non-Qualified Stock Option. However, notwithstanding such designation, an Option will qualify as an Incentive Stock Option under the Code only to the extent the $100,000 limitation of Section 422(d) of the Code is not exceeded. The $100,000 limitation of Section 422(d) of the Code is calculated based on the aggregate Fair Market Value of the Shares subject to Options designated as Incentive Stock Options which become exercisable for the first time by a Grantee during any calendar year (under all plans of the Company or any Parent or Subsidiary of the Company). For purposes of this calculation, Incentive Stock Options shall be taken into account in the order in which they were granted, and the Fair Market Value of the Shares shall be determined as of the grant date of the relevant Option. In the event that the Code or the regulations promulgated thereunder are amended after the date the Plan becomes effective to provide for a different limit on the Fair Market Value of Shares permitted to be subject to Incentive Stock Options, then such different limit will be automatically incorporated herein and will apply to any Options granted after the effective date of such amendment.

(c) Conditions of Award. Subject to the terms of the Plan, the Administrator shall determine the provisions, terms, and conditions of each Award including, but not limited to, the Award vesting schedule, repurchase provisions, rights of first refusal, forfeiture provisions, form of payment (cash, Shares, or other consideration) upon settlement of the Award, payment contingencies, and satisfaction of any performance criteria. The performance criteria established by the Administrator for any Awards intended to be Performance-Based Compensation shall be one of, or combination of, net earnings or net income (before or after taxes); earnings per share; revenues or sales (including net sales or revenue growth); net operating profit; return measures (including return on assets, net assets, capital, invested capital, equity, sales, or revenue); cash flow (including operating cash flow, free cash flow, cash flow return on equity, and cash flow return on investment); earnings before or after taxes, interest, depreciation, and/or amortization; gross or operating margins; productivity ratios; share price (including growth measures and total stockholder return); expense targets; margins; operating efficiency; market share; working capital targets and change in working capital; economic value added or EVA® (net operating profit after tax minus the sum of capital multiplied by the cost of capital); net operating income; customer satisfaction; or employee satisfaction. The performance criteria may be applicable to the Company, Related Entities and/or any individual business units of the Company or any Related Entity and may be measured annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the Administrator. Performance criteria shall be calculated in accordance with generally accepted accounting principles, but excluding, unless otherwise specified by the Administrator, the effect (whether positive or negative) of any change in accounting standards and any extraordinary, unusual or nonrecurring item occurring after the establishment of the performance criteria.

(d) Acquisitions and Other Transactions. The Administrator may issue Awards under the Plan (“Substitute Awards”) in settlement, assumption or substitution for, outstanding awards or obligations to grant future awards in connection with the Company or a Related Entity acquiring another entity, an interest in another entity or an additional interest in a Related Entity whether by merger, stock purchase, asset purchase or other form of transaction.

(e) Deferral of Award Payment. The Administrator may establish one or more programs under the Plan to permit selected Grantees the opportunity to elect to defer receipt of consideration to be received under an Award other than an Award of Options or SARs. The Administrator may establish the election procedures, the timing of such elections, the mechanisms for payments of, and accrual of interest or other earnings, if any, on amounts, Shares or other consideration so deferred, and such other terms, conditions, rules and procedures that the Administrator deems advisable for the administration of any such deferral program.

(f) Separate Programs. The Administrator may establish one or more separate programs under the Plan for the purpose of issuing particular forms of Awards to one or more classes of Grantees on such terms and conditions as determined by the Administrator from time to time.

(g) Individual Limitations on Awards.

(i) Individual Limit for Options and SARs. Following the date that the exemption from application of Section 162(m) of the Code described in Section 18 (or any exemption having similar effect) ceases to apply to Awards, the maximum number of Shares with respect to which Options and SARs may be granted to any Grantee in any calendar year shall be 2,535,815 Shares. The foregoing limitations shall be adjusted proportionately in connection with any change in the Company’s capitalization pursuant to Section 10, below. To the extent required by Section 162(m) of the Code or the regulations thereunder, in applying the foregoing limitations with respect to a Grantee, if any Option or SAR is canceled, the canceled Option or SAR shall continue to count against the maximum number of Shares with respect to which Options and SARs may be granted to the Grantee. For this purpose, the repricing of an Option (or in the case of a SAR, the base amount on which the stock appreciation is calculated is reduced to reflect a reduction in the Fair Market Value of the Common Stock) shall be treated as the cancellation of the existing Option or SAR and the grant of a new Option or SAR.

(ii) Individual Limit for Restricted Stock and Restricted Stock Units. Following the date that the exemption from application of Section 162(m) of the Code described in Section 18 (or any exemption having similar effect) ceases to apply to Awards, for awards of Restricted Stock and Restricted Stock Units that are intended to be Performance-Based Compensation, the maximum number of Shares with respect to which such Awards may be granted to any Grantee in any calendar year shall be 1,901,861 Shares. The foregoing limitation shall be adjusted proportionately in connection with any change in the Company’s capitalization pursuant to Section 10, below.

(iii) Individual Limit for Cash-Based Awards. Following the date that the exemption from application of Section 162(m) of the Code described in Section 18 (or any exemption having similar effect) ceases to apply to Awards, for Cash-Based Awards that are intended to be Performance-Based Compensation, with respect to each twelve (12) month period that constitutes or is part of each Performance Period, the maximum amount that may be paid to a Grantee pursuant to such Awards shall be $10,000,000. The foregoing limitation shall be adjusted proportionately in connection with any change in the Company’s capitalization pursuant to Section 10, below. In addition, the foregoing limitation shall be prorated for any Performance Period consisting of fewer than twelve (12) months by multiplying such limitation by a fraction, the numerator of which is the number of months in the Performance Period and the denominator of which is twelve (12).

(h) Deferral. If the vesting or receipt of Shares or cash under an Award is deferred to a later date, any amount (whether denominated in Shares or cash) paid in addition to the original number of Shares or amount of cash subject to such Award will not be treated as an increase in the number of Shares or amount of cash subject to the Award if the additional amount is based either on a reasonable rate of interest or on one or more predetermined actual investments such that the amount payable by the Company at the later date will be based on the actual rate of return of a specific investment (including any decrease as well as any increase in the value of an investment).

(i) Early Exercise. The Award Agreement may, but need not, include a provision whereby the Grantee may elect at any time while an Employee, Director or Consultant to exercise any part or all of the Award prior to full vesting of the Award. Any unvested Shares received pursuant to such exercise may be subject to a repurchase right in favor of the Company or a Related Entity or to any other restriction the Administrator determines to be appropriate.

(j) Term of Award. The term of each Option and SAR shall be the term stated in the Award Agreement, provided, however, that the term of an Incentive Stock Option shall be no more than ten (10) years from the date of grant thereof. However, in the case of an Incentive Stock Option granted to a Grantee who, at the time the Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary of the Company, the term of the Incentive Stock Option shall be five (5) years from the date of grant thereof or such shorter term as may be provided in the Award Agreement.

(k) Transferability of Awards. Incentive Stock Options may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Grantee, only by the Grantee. Other Awards shall be transferable (i) by will and by the laws of descent and distribution and (ii) during the lifetime of the Grantee, to the extent and in the manner authorized by the Administrator, but only to the extent such transfers are made to family members, to family trusts, to family controlled entities, to charitable organizations, and pursuant to domestic relations orders or agreements, in all cases without payment for such transfers to the Grantee. Unless otherwise agreed to by the Administrator, all vesting, exercisability and forfeiture provisions that are conditioned on the Grantee’s continued employment or service shall continue to be determined with reference to the Grantee’s employment or service (and not to the status of the transferee) after any transfer of an Award pursuant to this Section 6(i), and the responsibility to pay any taxes in connection with an Award shall remain with the Grantee notwithstanding any transfer other than by will or the laws of descent and distribution. Notwithstanding the foregoing, the Grantee may designate one or more beneficiaries of the Grantee’s Award in the event of the Grantee’s death on a beneficiary designation form provided by the Administrator.

(l) Time of Granting Awards. The date of grant of an Award shall for all purposes be the date on which the Administrator makes the determination to grant such Award, or such other later date as is determined by the Administrator.

7. Award Exercise or Purchase Price, Consideration and Taxes.

(a) Exercise or Purchase Price. The exercise or purchase price, if any, for an Award shall be as follows:

(i) In the case of an Incentive Stock Option:

(A) granted to an Employee who, at the time of the grant of such Incentive Stock Option owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary of the Company, the per Share exercise price shall be not less than one hundred ten percent (110%) of the Fair Market Value per Share on the date of grant; or

(B) granted to any Employee other than an Employee described in the preceding paragraph, the per Share exercise price shall be not less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.

(ii) In the case of a Non-Qualified Stock Option, the per Share exercise price shall be not less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.

(iii) In the case of Awards intended to qualify as Performance-Based Compensation, the exercise or purchase price, if any, shall be not less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.

(iv) In the case of SARs, the base appreciation amount shall not be less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.

(v) In the case of other Awards, such price as is determined by the Administrator.

(vi) Notwithstanding the foregoing provisions of this Section 7(a), in the case of a Substitute Award, the exercise or purchase price for the Award shall be determined in accordance with the provisions of the relevant instrument evidencing the agreement to issue such Award.

(b) Consideration. Subject to Applicable Laws, the consideration to be paid for the Shares to be issued upon exercise or purchase of an Award including the method of payment, shall be determined by the Administrator (and, in the case of an Incentive Stock Option, shall be determined at the time of grant). In addition to any other types of consideration the Administrator may determine, the Administrator is authorized to accept as consideration for Shares issued under the Plan the following, provided that the portion of the consideration equal to the par value of the Shares must be paid in cash or other legal consideration permitted by the Delaware General Corporation Law:

(i) cash;

(ii) check;

(iii) surrender of Shares or delivery of a properly executed form of attestation of ownership of Shares as the Administrator may require which have a Fair Market Value on the date of surrender or attestation equal to the aggregate exercise price of the Shares as to which said Award shall be exercised;

(iv) with respect to Options, if the exercise occurs on or after the Registration Date, payment through a broker-assisted cashless exercise program made available by the Company;

(v) with respect to Options, payment through a “net exercise” procedure established by the Company such that, without the payment of any funds, the Grantee may exercise the Option and receive the net number of Shares; or

(vi) any combination of the foregoing methods of payment.

The Administrator may at any time or from time to time, by adoption of or by amendment to the standard forms of Award Agreement, or by other means, grant Awards which do not permit all of the foregoing forms of consideration to be used in payment for the Shares or which otherwise restrict one or more forms of consideration.

(c) Taxes. No Shares or cash shall be delivered under the Plan to any Grantee or other person until such Grantee or other person has made arrangements acceptable to the Administrator for the satisfaction of any non-U.S., federal, state, or local income and employment tax withholding obligations (calculated at the statutory minimum amount for such withholding), including, without limitation, obligations incident to the receipt of Shares or cash. Upon exercise or vesting of an Award the Company shall withhold or collect from the Grantee an amount sufficient to satisfy such tax obligations, including, but not limited to, by surrender of the whole number of Shares covered by the Award, if applicable, sufficient to satisfy the applicable tax withholding obligations incident to the exercise or vesting of an Award (calculated at the statutory minimum amount for such withholding).

8. Exercise of Award.

(a) Procedure for Exercise; Rights as a Stockholder.

(i) Any Award granted hereunder shall be exercisable at such times and under such conditions as determined by the Administrator under the terms of the Plan and specified in the Award Agreement.

(ii) An Award shall be deemed to be exercised when written notice of such exercise has been given to the Company in accordance with the terms of the Award by the person entitled to exercise the Award and full payment for the Shares with respect to which the Award is exercised has been made, including, to the extent selected, use of the broker-dealer sale and remittance procedure to pay the purchase price as provided in Section 7(b)(v).

(b) Exercise of Award Following Termination of Continuous Service.

(i) An Award may not be exercised after the termination date of such Award set forth in the Award Agreement and may be exercised following the termination of a Grantee’s Continuous Service only to the extent provided in the Award Agreement.

(ii) Where the Award Agreement permits a Grantee to exercise an Award following the termination of the Grantee’s Continuous Service for a specified period, the Award shall terminate to the extent not exercised on the last day of the specified period or the last day of the original term of the Award, whichever occurs first.

(iii) Any Award designated as an Incentive Stock Option to the extent not exercised within the time permitted by law for the exercise of Incentive Stock Options following the termination of a Grantee’s Continuous Service shall convert automatically to a Non-Qualified Stock Option and thereafter shall be exercisable as such to the extent exercisable by its terms for the period specified in the Award Agreement.

9. Conditions Upon Issuance of Shares.

(a) If at any time the Administrator determines that the delivery of Shares pursuant to the exercise, vesting or any other provision of an Award is or may be unlawful under Applicable Laws, the vesting or right to exercise an Award or to otherwise receive Shares pursuant to the terms of an Award shall be suspended until the Administrator determines that such delivery is lawful and shall be further subject to the approval of counsel for the Company with respect to such compliance. The Company shall have no obligation to effect any registration or qualification of the Shares under federal or state laws.

(b) The Administrator may provide that the Shares issued upon exercise of an Option or SAR or otherwise subject to or issued under an Award shall be subject to such further agreements, restrictions, conditions or limitations as the Administrator in its discretion may specify prior to the exercise of such Option or SAR or the grant, vesting or settlement of such Award, including without limitation, conditions on vesting or transferability, forfeiture or repurchase provisions and method of payment for the Shares issued upon exercise, vesting or settlement of such Award (including the actual or constructive surrender of Shares already owned by the Grantee) or payment of taxes arising in connection with an Award. Without limiting the foregoing, such restrictions may address the timing and manner of any resales by the Grantee or other subsequent transfers by the Grantee of any Shares issued under an Award, including without limitation (i) restrictions under an insider trading policy or pursuant to applicable law, (ii) restrictions designed to delay and/or coordinate the timing and manner of sales by the Grantee and holders of other Company equity compensation arrangements, (iii) restrictions as to the use of a specified brokerage firm for such resales or other transfers, and (iv) provisions requiring Shares to be sold on the open market or to the Company in order to satisfy tax withholding or other obligations.

10. Adjustments Upon Changes in Capitalization. Subject to any required action by the stockholders of the Company and Section 11 hereof, the number of Shares covered by each outstanding Award, and the number of Shares which have been authorized for issuance under the Plan but as to which no Awards have yet been granted or which have been returned to the Plan, the exercise or purchase price of each such outstanding Award, the numerical limits set forth in Section 6(g), as well as any other terms that the Administrator determines require adjustment shall be proportionately adjusted for (i) any increase or decrease in the number of issued Shares resulting from a stock split, reverse stock split, stock dividend, recapitalization, combination or reclassification of the Shares, or similar transaction affecting the Shares, (ii) any other increase or decrease in the number of issued Shares effected without receipt of consideration by the Company, (iii) any other transaction with respect to Common Stock including a corporate merger, consolidation, acquisition of property or stock, separation (including a spin-off or other distribution of stock or property), reorganization, liquidation (whether partial or complete) or any similar transaction; provided, however that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration” or (iv) any distribution of cash or other assets to stockholders other than a normal cash dividend (collectively “adjustments”). Any such adjustments to outstanding Awards will be effected in a manner that precludes the enlargement of rights and benefits under such Awards and shall be designed to comply with Sections 409A and 424 of the Code (to the extent applicable). In connection with the foregoing adjustments, the Administrator may, in its discretion, prohibit the exercise of Awards or other issuance of Shares, cash or other consideration pursuant to Awards during certain periods of time. Such adjustments shall be made by the Administrator and its determination shall be final, binding and conclusive. Except as the Administrator determines, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason hereof shall be made with respect to, the number or price of Shares subject to an Award.

11. Corporate Transactions and Changes in Control.

(a) Termination of Award to Extent Not Assumed in Corporate Transaction. Effective upon the consummation of a Corporate Transaction, all outstanding Awards under the Plan shall terminate. However, all such Awards shall not terminate to the extent they are Assumed in connection with the Corporate Transaction.

(b) Acceleration of Award Upon Corporate Transaction or Change in Control.

(i) Corporate Transaction. Except as provided otherwise in an individual Award Agreement, in the event of a Corporate Transaction, for the portion of each Award that is neither Assumed nor Replaced, such portion of the Award shall automatically become fully vested and exercisable and be released from any repurchase or forfeiture rights (other than repurchase rights exercisable at Fair Market Value) for all of the Shares (or other consideration) at the time represented by such portion of the Award, immediately prior to the specified effective date of such Corporate Transaction, provided that the Grantee’s Continuous Service has not terminated prior to such date.

(ii) Change in Control. Except as provided otherwise in an individual Award Agreement, in the event of a Change in Control (other than a Change in Control which also is a Corporate Transaction), each Award which is at the time outstanding under the Plan automatically shall become fully vested and exercisable and be released from any repurchase or forfeiture rights (other than repurchase rights exercisable at Fair Market Value), immediately prior to the specified effective date of such Change in Control, for all of the Shares (or other consideration) at the time represented by such Award, provided that the Grantee’s Continuous Service has not terminated prior to such date.

(c) Effect of Acceleration on Incentive Stock Options. Any Incentive Stock Option accelerated under this Section 11 in connection with a Corporate Transaction or Change in Control shall remain exercisable as an Incentive Stock Option under the Code only to the extent the $100,000 dollar limitation of Section 422(d) of the Code is not exceeded.

12. Effective Date and Term of Plan. The Plan shall become effective upon the earlier to occur of its adoption by the Board or its approval by the stockholders of the Company. It shall continue in effect for a term of ten (10) years unless sooner terminated. Subject to Applicable Laws, Awards may be granted under the Plan upon its becoming effective.

13. Amendment, Suspension or Termination of the Plan.

(a) The Board may at any time amend, suspend or terminate the Plan; provided, however, that no such amendment shall be made without the approval of the Company’s stockholders to the extent such approval is required by Applicable Laws.

(b) No Award may be granted during any suspension of the Plan or after termination of the Plan.

(c) No suspension or termination of the Plan (including termination of the Plan under Section 12, above) shall adversely affect any rights under Awards already granted to a Grantee.

14. Limitation of Liability. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

15. No Effect on Terms of Employment/Consulting Relationship. The Plan shall not confer upon any Grantee any right with respect to the Grantee’s Continuous Service, nor shall it interfere in any way with his or her right or the right of the

Company or a Related Entity to terminate the Grantee’s Continuous Service at any time, with or without cause, and with or without notice. The ability of the Company or any Related Entity to terminate the employment of a Grantee who is employed at will is in no way affected by its determination that the Grantee’s Continuous Service has been terminated for Cause for the purposes of this Plan.

16. No Effect on Retirement and Other Benefit Plans. Except as specifically provided in a retirement or other benefit plan of the Company or a Related Entity, Awards shall not be deemed compensation for purposes of computing benefits or contributions under any retirement plan of the Company or a Related Entity, and shall not affect any benefits under any other benefit plan of any kind or any benefit plan subsequently instituted under which the availability or amount of benefits is related to level of compensation. The Plan is not a “Retirement Plan,” “Pension Plan” or “Welfare Plan” under the Employee Retirement Income Security Act of 1974, as amended.

17. Effect of Section 162(m) of the Code. Section 162(m) of the Code will not apply to the Plan and the numerical limits set forth in Section 6(g) of the Plan shall not be applicable until the expiration of the transition period set forth in Treasury Regulation Section 1.162-27(f), in the form existing on the effective date of the Plan. Following the Registration Date, the Plan and all Awards issued thereunder are intended to be exempt from the application of Section 162(m) of the Code, which restricts under certain circumstances the Federal income tax deduction for compensation paid by a public company to named executives in excess of $1 million per year. The exemption is based on Treasury Regulation Section 1.162-27(f), in the form existing on the effective date of the Plan, with the understanding that such regulation generally exempts from the application of Section 162(m) of the Code compensation paid pursuant to a plan that existed before a company becomes publicly held. Under such Treasury Regulation, this exemption is available to the Plan for the duration of the period that lasts until the earliest of: (i) the expiration of the Plan; (ii) the material modification of the Plan; (iii) the exhaustion of the maximum number of shares of Common Stock available for Awards under the Plan, as set forth in Section 3(a); (iv) the first meeting of stockholders at which directors are to be elected that occurs after the close of the third calendar year following the calendar year in which the Company first becomes subject to the reporting obligations of Section 12 of the Exchange Act; or (v) such other date required by Section 162(m) of the Code and the rules and regulations promulgated thereunder. To the extent that the Administrator determines as of the date of grant of an Award that (i) the Award is intended to qualify as Performance-Based Compensation and (ii) the exemption described above is no longer available with respect to such Award, such Award shall not be effective until any stockholder approval required under Section 162(m) of the Code has been obtained. Notwithstanding anything herein to the contrary, the Administrator may, in its sole discretion, grant Awards at any time, including after the expiration of the transition period set forth in Treasury Regulation Section 1.162-27(f), that are not intended to qualify as Performance-Based Compensation.

18. Unfunded Obligation. Grantees shall have the status of general unsecured creditors of the Company. Any amounts payable to Grantees pursuant to the Plan shall be unfunded and unsecured obligations for all purposes, including, without limitation, Title I of the Employee Retirement Income Security Act of 1974, as amended. Neither the Company nor any Related Entity shall be required to segregate any monies from its general funds, or to create any trusts, or establish any special accounts with respect to such obligations. The Company shall retain at all times beneficial ownership of any investments, including trust investments, which the Company may make to fulfill its payment obligations hereunder. Any investments or the creation or maintenance of any trust or any Grantee account shall not create or constitute a trust or fiduciary relationship between the Administrator, the Company or any Related Entity and a Grantee, or otherwise create any vested or beneficial interest in any Grantee or the Grantee’s creditors in any assets of the Company or a Related Entity. The Grantees shall have no claim against the Company or any Related Entity for any changes in the value of any assets that may be invested or reinvested by the Company with respect to the Plan.

19. Construction. Captions and titles contained herein are for convenience only and shall not affect the meaning or interpretation of any provision of the Plan. Except when otherwise indicated by the context, the singular shall include the plural and the plural shall include the singular. Use of the term “or” is not intended to be exclusive, unless the context clearly requires otherwise.

20. Nonexclusivity of the Plan. Neither the adoption of the Plan by the Board, the submission of the Plan to the stockholders of the Company for approval, nor any provision of the Plan will be construed as creating any limitations on the power of the Board to adopt such additional compensation arrangements as it may deem desirable, including, without limitation, the granting of Awards otherwise than under the Plan, and such arrangements may be either generally applicable or applicable only in specific cases.

21. Governing Law. This Plan and any agreements or other documents hereunder shall be interpreted and construed in accordance with the laws of Delaware to the extent not preempted by federal law. Any reference in this Plan or in the agreement or other document evidencing any Awards to a provision of law or to a rule or regulation shall be deemed to include any successor law, rule or regulation of similar effect or applicability.

ANNEX B

RH

CASH INCENTIVE BONUS PLAN

Section 1. Establishment and Purpose

RH (hereinafter referred to as the “Company”) hereby establishes a cash incentive compensation plan to be known as the “RH Cash Incentive Bonus Plan” (hereinafter referred to as the “Plan”).

The purpose of the Plan is to help the Company and its Subsidiaries attract and retain highly qualified officers and to provide such officers with additional financial incentives to promote the success of the Company and its Subsidiaries.

The Plan is effective as of June 27, 2017. The Plan will remain in effect until such time as it shall be terminated by the Board, pursuant to Section 8 herein.

Section 2. Definitions

Unless the context requires otherwise, the following words, when capitalized, shall have the meanings ascribed below:

(a) “Board” means the Board of Directors of the Company.

(b) “Code” means the Internal Revenue Code of 1986, as amended.

(c) “Committee” means the committee established to administer the Plan pursuant to Section 3.

(d) “Company” means RH, and any successor thereto.

(e) “Participant” means an officer who is selected by the Committee to participate in the Plan.

(f) “Performance Period” means the fiscal year of the Company or such shorter or longer period as determined by the Committee.

(g) “Plan” means the RH Cash Incentive Bonus Plan, as may be amended from time to time.

(h) “Subsidiary” means any corporation in which the Company owns, directly or indirectly, at least fifty percent (50%) of the total combined voting power of all classes of stock, or any other entity (including, without limitation, partnerships and joint ventures) in which the Company owns, directly or indirectly, at least fifty percent (50%) of the combined equity thereof.

Section 3. Administration

Except as otherwise determined by the Board, the Plan shall be administered by the Compensation Committee of the Board. Subject to applicable laws and the provisions of the Plan (including any other powers given to the Committee hereunder), and except as otherwise provided by the Board, the Committee shall have full and final authority in its discretion to establish rules and take all actions, including, without limitation, interpreting the terms of the Plan and any related rules or regulations or other documents enacted hereunder and deciding all questions of fact arising in their application, determined by the Committee to be necessary in the administration of the Plan. Awards intended to meet the performance-based compensation exemption under Section 162(m) of the Code shall be made only by a Committee (or subcommittee of a Committee) which is comprised solely of two or more directors eligible to serve on a committee making awards intended to meet the performance-based compensation exemption under Section 162(m) of the Code.

All decisions, determinations and interpretations of the Committee shall be final, binding and conclusive on all persons, including the Company, its Subsidiaries, its stockholders, the Participants and their estates and beneficiaries.

Section 4. Eligibility

Eligibility under the Plan is limited to individuals who are officers with respect to the Company or any Subsidiary under Section 16 of the Securities Exchange Act of 1934, as amended, and who are designated by the Committee to participate in the Plan.

Section 5. Form of Payment

Payment of incentive awards under the Plan shall be made in cash and may be made by any Subsidiary of the Company.

Section 6. Determination of Incentive Awards

(a) Designation of Participants, Performance Period and Performance Objectives. The Committee shall select the Participants to whom incentive awards shall be granted, designate the applicable Performance Period, establish the target incentive award for each Participant, if applicable, and establish the performance objective or objectives that must be satisfied in order for a Participant to receive an incentive award for such Performance Period. Any such performance objectives will be based upon one or more of the following performance measures, or, if the incentive award is not intended to meet the performance-based compensation exemption under Section 162(m) of the Code, such other performance measures (including, without limitation, individual measures) as determined by the Committee:

(i) earnings per share,

(ii) economic value created,

(iii) market share (actual or targeted growth),

(iv) net income (before or after taxes) (actual or adjusted),

(v) operating income and/or earnings or any metric derived from earnings, including earnings before taxes, earnings before interest, taxes, depreciation and amortization (EBITDA) (actual or adjusted) and adjusted EBITDA,

(vi) sales contract growth,

(vii) return on assets (actual or targeted growth),

(viii) return on capital (actual or targeted growth),

(ix) return on equity (actual or targeted growth),

(x) return on investment (actual or targeted growth),

(xi) revenue (actual or targeted growth) or any metric derived from any element of revenue (actual or targeted growth), including comparable brand revenue, direct revenue, same store sales,

(xii) cash flow,

(xiii) operating margin,

(xiv) share price or any direct or indirect measure or metric tied to share price,

(xv) share price growth,

(xvi) total stockholder return

(xvii) book value growth,

(xviii) strategic business criteria consisting of one or more objectives based on meeting specified market penetration goals, demands, orders, or any metric derived from any element of demands or orders, productivity measures, geographic business expansion goals, cost targets, customer satisfaction or employee satisfaction goals, goals relating to merger or other transaction-related synergies, management of employment practices and employee benefits, or supervision of litigation and information technology, and goals relating to acquisitions or divestitures of Subsidiaries and/or other affiliates or joint ventures, and

(xix) any metric derived from any of the foregoing metrics or derived from a combination of such metrics.

The targeted level or levels of performance with respect to such performance measures may be established at such levels and on such terms as the Committee may determine, in its discretion, relate to the performance of the Company, a Subsidiary and/or any individual business units or divisions of the Company or a Subsidiary, and they may be in absolute terms, as a goal relative to performance in prior periods, or as a goal compared to the performance of one or more comparable companies or an index covering multiple companies.

(b) Payment of Awards. As soon as reasonably practicable after the end of each Performance Period, the Committee shall (i) determine whether the performance objectives for the Performance Period have been satisfied, (ii) determine the amount of the incentive award to be paid to each Participant for such Performance Period and (iii) to the extent the incentive award is intended to meet the performance-based compensation exemption under Section 162(m) of the Code, certify such determination in writing. Incentive award shall be paid to the Participants following such determination (or, if applicable, certification) by the Committee no later than the 15th day of the third month following the close of the Performance Period with respect to which the awards are made.

(c) Maximum Award. The maximum incentive award that may be paid under the Plan to a participant during any calendar year shall be $25,000,000.

(d) Committee Discretion. Notwithstanding the foregoing, to the extent permitted by applicable law, the Committee shall retain discretion to adjust performance goals, measures and/or targets and the amounts payable with respect to an award, including, without limitation, the discretion to reduce the amount of any incentive award that would otherwise be payable to a Participant, including a reduction in such amount to zero; provided, that the Committee will not exercise such discretion to increase the amount of any incentive award that would otherwise be payable to a Participant to the extent the incentive award is intended to meet the performance-based compensation exemption under Section 162(m) of the Code.

Section 7. Termination of Employment

Unless otherwise determined by the Committee or specified in an employment or other binding agreement with the Participant, a Participant shall have no right to an incentive award under the Plan for any Performance Period in which the Participant is not actively employed by the Company or a Subsidiary on the last day of the Performance Period to which such award relates. The Committee, in its sole and absolute discretion, may impose such additional service restrictions as it deems appropriate.

Section 8. Amendment or Termination of the Plan

The Board may at any time and from time to time, alter, amend, suspend or terminate the Plan in whole or in part.

Section 9. Taxes

Any amount payable to a Participant under this Plan shall be subject to any applicable Federal, state and/or local income and employment taxes and any other amounts that the Company is required at law to deduct and withhold from such payment.

Section 10. General Provisions

(a) No Rights to Employment or Service. Nothing contained in the Plan shall create any rights of employment in any Participant or in any way affect the right and power of the Company or a Subsidiary to discharge any Participant or otherwise terminate the Participant’s employment or service at any time with or without cause or to change the terms of employment or service in any way.

(b) Non-Exclusive Plan. The adoption of the Plan by the Board shall not be construed as creating any limitations on the power of the Board or a committee thereof to adopt such other incentive arrangements as it may deem desirable.

(c) Unfunded Plan. Incentive awards under the Plan will be paid from the general assets of the Company, and the rights of Participants under the Plan will be only those of general unsecured creditors of the Company.

(d) Non-alienation of Benefits. Except as expressly provided herein, no Participant shall have the power or right to sell, transfer, assign, pledge or otherwise encumber the Participant’s interest under the Plan.

(e) Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

(f) Successors. All obligations of the Company under the Plan shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or other event, or a sale or disposition of all or substantially all of the business and/or assets of the Company and references to the “Company” herein shall be deemed to refer to such successors.

(g) Governing Law. All questions concerning the construction, validity and interpretation of this Plan shall be governed by and construed in accordance with the domestic laws of the State of Delaware applicable to contracts made and to be performed in the State of Delaware, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Plan to the substantive law of another jurisdiction.

(h) Code Section 409A Compliance. To the extent applicable, it is intended that this Plan and any incentive awards granted hereunder comply with, or qualify for an exemption from, the requirements of Section 409A of the Code and any related regulations or other guidance promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service (“Section 409A”), and the Plan and any award agreement or other document relating to an award under the Plan shall be interpreted accordingly. Any provision that would cause the Plan or any incentive award granted hereunder to fail to satisfy Section 409A shall have no force or effect until amended to comply with Section 409A, which amendment may be retroactive to the extent permitted by Section 409A. Notwithstanding the foregoing, the Company makes no representation or warranty that awards under the Plan will not be subject to (or will comply with) Section 409A of the Code, or similar state laws, and in no event shall the Board, the Company or any affiliate of the Company (or their employees, agents, officers, directors, managers, successors or assigns) be liable to any Participant for any failure to comply with Section 409A, similar state laws, or an applicable exemption thereunder.

(i) Clawback of Benefits. The Company may (1) cause the cancellation of any incentive award, (2) require reimbursement of any incentive award by a Participant, and (3) effect any other right of recoupment of compensation provided under the Plan or otherwise in accordance with any Company policies that currently exist or that may from time to time be adopted or modified in the future by the Company and/or applicable law (each, a “Clawback Policy”). In addition, a Participant may be required to repay to the Company certain previously paid compensation, provided under the Plan, in accordance with any Clawback Policy. By accepting an incentive award, a Participant is also agreeing to be bound by any existing or future Clawback Policy adopted by the Company, or any amendments that may from time to time be made to the Clawback Policy in the future by the Company in its discretion (including without limitation any Clawback Policy adopted or amended to comply with applicable laws or stock exchange requirements) and is further agreeing that any rights a Participant has under the Plan may be unilaterally amended by the Company, without the Participant’s consent, to the extent that the Company in its discretion determines to be necessary or appropriate to comply with any Clawback Policy.

ANNEX C

RH

RECONCILIATION OF GAAP NET INCOME

TO ADJUSTED NET INCOME

(In thousands)

(Unaudited)

	Twelve Months Ended
	January 28, 2017	January 30, 2016
GAAP net income	$5,401	$91,103

Adjustments (pre-tax):
Net revenues:
Recall accrual [a]	3,441	—
Cost of goods sold:
Product line impairments [b]	2,185	—
Impact of inventory step-up [c]	6,835	—
Recall accrual [a]	535	—
Legal claim [d]	7,729	17,214
Selling, general and administrative expenses:
Product line impairments [b]	10,558	—
Aircraft impairment [e]	4,767	—
Recall accrual [a]	639	—
Reorganization related costs [f]	5,698	—
Non-cash compensation [g]	3,672	—
Acquisition related costs [h]	2,847	—
Legal claim [d]	972	1,832
Interest expense—net:
Amortization of debt discount [i]	26,404	19,803

Subtotal adjusted items	76,282	38,849
Impact of income tax on adjusted items [j]	(29,894)	(15,180)

Adjusted net income [k]	$51,789	$114,772

[a]	Represents the reduction of net revenues and costs associated with product recalls.
[b]	Represents the impairments associated with RH Contemporary Art and RH Kitchen. RH Contemporary Art has been integrated into the broader RH platform and no longer operates as a separate division. This resulted in cost of goods sold of $1.1 million which represents impairment of inventory and selling, general and administrative expenses of $10.6 million which represents lease related charges, property and equipment disposals, and donations. The impairment related to RH Kitchen is a result of the alignment with the Waterworks Kitchen product line strategy. This resulted in cost of goods sold of $1.1 million which represents impairment of inventory.
[c]	Represents the non-cash amortization of the inventory fair value adjustment recorded in connection with our acquisition of Waterworks.
[d]	Represents the estimated cumulative impact of coupons redeemed in connection with a legal claim alleging that the Company violated California’s Song-Beverly Credit Card Act of 1971 by requesting and recording ZIP codes from customers paying with credit cards.
[e]	Represents the impairment recorded upon reclassification of aircraft as held for sale.
[f]	Represents costs associated with a reorganization, which include severance costs and related taxes, partially offset by a reversal of stock-based compensation expense related to unvested equity awards.
[g]	Represents a non-cash compensation charge related to one-time, fully vested option grants made in connection with our acquisition of Waterworks.

[h]	Represents costs incurred in connection with our acquisition of Waterworks including professional fees.
[i]	Under GAAP, certain convertible debt instruments that may be settled in cash on conversion are required to be separately accounted for as liability and equity components of the instrument in a manner that reflects the issuer’s non-convertible debt borrowing rate. Accordingly, in accounting for GAAP purposes for the $350 million aggregate principal amount of convertible senior notes that were issued in June 2014 (the “2019 Notes”) and for the $300 million aggregate principal amount of convertible senior notes that were issued in June and July 2015 (the “2020 Notes”), we separated the 2019 Notes and 2020 Notes into liability (debt) and equity (conversion option) components and we are amortizing as debt discount an amount equal to the fair value of the equity components as interest expense on the 2019 Notes and 2020 Notes over their expected lives. The equity components represent the difference between the proceeds from the issuance of the 2019 Notes and 2020 Notes and the fair value of the liability components of the 2019 Notes and 2020 Notes, respectively. Amounts are presented net of interest capitalized for capital projects of $0.5 million and $0.8 million during the three months ended January 28, 2017 and January 30, 2016, respectively. Amounts are presented net of interest capitalized for capital projects of $2.4 million and $2.3 million during the twelve months ended January 28, 2017 and January 30, 2016, respectively.
[j]	The three and twelve months ended January 28, 2017 assumes a normalized tax rate of 39%. The adjustments for the three and twelve months ended January 30, 2016 represent the tax effect of the adjusted items based on our effective tax rates of 40.1% and 39.2%, respectively.
[k]	Adjusted net income is a supplemental measure of financial performance that is not required by, or presented in accordance with, GAAP. We define adjusted net income as net income, adjusted for the impact of certain non-recurring and other items that we do not consider representative of our underlying operating performance. Adjusted net income is included in this press release because management believes that adjusted net income provides meaningful supplemental information for investors regarding the performance of our business and facilitates a meaningful evaluation of actual results on a comparable basis with historical results. Our management uses this non-GAAP financial measure in order to have comparable financial results to analyze changes in our underlying business from quarter to quarter.

RH

RECONCILIATION OF DILUTED NET INCOME PER SHARE TO

ADJUSTED DILUTED NET INCOME PER SHARE

(Unaudited)

	Twelve Months Ended
	January 28, 2017	January 30, 2016
Diluted net income per share	$0.13	$2.16
EPS impact of adjustments (pre-tax) [a]:
Product line impairments	$0.31	$—
Amortization of debt discount	0.65	0.47
Aircraft impairment	0.12	—
Recall accrual	0.11	—
Impact of inventory step-up	0.17	—
Legal claim	0.21	0.45
Reorganization related costs	0.14	—
Non-cash compensation	0.09	—
Acquisition related costs	0.07	—

Subtotal adjusted items	1.87	0.92
Impact of income tax on adjusted items [a]	(0.73)	(0.36)

Adjusted diluted net income per share [b]	$1.27	$2.72

[a]	Refer to table titled “Reconciliation of GAAP Net Income to Adjusted Net Income” and the related footnotes for additional information.
[b]	Adjusted diluted net income per share is a supplemental measure of financial performance that is not required by, or presented in accordance with, GAAP. We define adjusted diluted net income per share as net income, adjusted for the impact of certain non-recurring and other items that we do not consider representative of our underlying operating performance divided by the Company’s share count. Adjusted diluted net income per share is included in this press release because management believes that adjusted diluted net income per share provides meaningful supplemental information for investors regarding the performance of our business and facilitates a meaningful evaluation of operating results on a comparable basis with historical results. Our management uses this non-GAAP financial measure in order to have comparable financial results to analyze changes in our underlying business from quarter to quarter.

RH ATTN: INVESTOR RELATIONS 15 KOCH ROAD, SUITE J CORTE MADERA, CA 94925

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		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
		☐	☐	☐
1.	Election of Directors Nominees

01	Hilary Krane 02 Katie Mitic 03 Ali Rowghani

The Board of Directors recommends you vote FOR proposals 2, 3, 4 and 5.						For	Against	Abstain
2.	Advisory vote to approve named executive officer compensation.					☐	☐	☐
3.	Re-approval of the 2012 Stock Incentive Plan for purposes of Section 162(m)(4)(C) of the Internal Revenue Code of 1986, as amended (the “Code”).					☐	☐	☐
4.	Approval of the Cash Incentive Bonus Plan for purposes of Section 162(m)(4)(C) of the Code.					☐	☐	☐
5.	Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the 2017 fiscal year.					☐	☐	☐
NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000338943_1    R1.0.1.15

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice & Proxy Statement and Form 10-K are available at www.proxyvote.com

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RH

Annual Meeting of Stockholders

June 27, 2017 10:30 AM (Pacific Time)

This proxy is solicited by the Board of Directors

The undersigned stockholder(s) appoint(s) Gary Friedman and Karen Boone with full power of substitution, as attorneys and proxies for and in the name and place of the undersigned, and hereby authorizes each of them to represent and to vote all of the shares of Common Stock of RH (the “Company”) that are held of record by the undersigned as of April 28, 2017, which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held on June 27, 2017, at the Company’s corporate headquarters located at 15 Koch Road, Corte Madera, CA 94925, at 10:30 am (Pacific Time), and at any adjournments or postponements thereof.

THIS PROXY, WHEN PROPERLY EXECUTED AND RETURNED IN A TIMELY MANNER, WILL BE VOTED AT THE ANNUAL MEETING AND AT ANY ADJOURNMENT OR POSTPONEMENT THEREOF IN THE MANNER DESCRIBED HEREIN.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side

0000338943_2  R1.0.1.15